Exhibit 99.1

in the UNITED STATES BANKRUPTCY COURT
for the DISTRICT OF DELAWARE

x
In re:		Chapter 11

FHC HOLDINGS CORPORATION, et al.,[1]		Case No. 20-13076 (BLS)

Debtors.		Jointly Administered

Re: D.I. 737
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FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER Confirming THE dEBTORS’ FIRST AMENDED COMBINED DISCLOSURE STATEMENT

AND CHAPTER 11 PLAN OF LIQUIDATION

FHC Holdings Corporation (f/k/a Francesca’s Holdings Corporation) and its subsidiaries FHC LLC (f/k/a Francesca’s LLC), FHC Collections, Inc. (f/k/a Francesca’s Collections, Inc.), and FHC Services Corporation (f/k/a Francesca’s Services Corporation), as debtors and debtors in possession (each, a “Debtor” and collectively, the “Debtors”), having

a.	commenced, on December 3, 2020 (the “Petition Date”), the chapter 11 cases (the “Chapter 11 Cases”) by filing voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 et seq. (the “Bankruptcy Code”);

b.	filed, on July 11, 2021, the Debtors’ Combined Disclosure Statement and Chapter 11 Plan of Liquidation [D.I. 687];

c.	filed, on May 5, 2021, the Debtors’ Motion For Entry of an Order (I) Conditionally Approving the Combined Disclosure Statement and Plan, (II) Establishing Solicitation, Voting, and Tabulation Procedures, (III) Scheduling a Combined Hearing, (IV) Approving the Form of Ballot and Solicitation Materials, (V) Establishing Notice and Objection Procedures for Confirmation of the Plan and Final Approval of the Combined Disclosure Statement and Plan, and (VI) Granting Related Relief [D.I. 688];

1 The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are FHC Holdings Corporation (f/k/a Francesca’s Holdings Corporation) (4704), FHC LLC (f/k/a Francesca’s LLC) (2500), FHC Collections, Inc. (f/k/a Francesca’s Collections, Inc.) (4665), and FHC Services Corporation (f/k/a Francesca’s Services Corporation) (5988). The address of the legacy Debtors’ corporate headquarters is 8760 Clay Road, Houston, TX 77080. The address for correspondence related to the Debtors is c/o Saccullo Business Consulting, LLC, 27 Crimson King Drive, Bear, DE 19701.

d.	filed, on May 25, 2021, the Debtors’ First Amended Combined Disclosure Statement and Chapter 11 Plan of Liquidation [D.I. 737] (including all exhibits thereto and as the same may be amended, modified, or supplemented from time to time, the “Combined Disclosure Statement and Plan”),[2] which was subsequently modified as set forth herein;

e.	obtained, on May 26, 2021, the Order (I) Conditionally Approving The Debtors’ First Amended Combined Disclosure Statement and Plan, (II) Establishing Solicitation, Voting, and Tabulation Procedures, (III) Scheduling a Combined Hearing, (IV) Approving the Form of Ballot and Solicitation Materials, (V) Establishing Notice and Objection Procedures for Confirmation of the Plan and Final Approval of the Combined Disclosure Statement and Plan, and (VI) Granting Related Relief [D.I. 743] (the “Solicitation Order”), which, among other things, conditionally approved the Combined Disclosure Statement and Plan as containing “adequate information,” and authorized the Debtors to begin soliciting votes in respect of the Debtors’ joint plan of liquidation under chapter 11 of the Bankruptcy Code incorporated within the Combined Disclosure Statement and Plan (as may be amended, modified, or supplemented from time to time, the “Plan”);

f.	caused, on May 26, 2021, the Solicitation Order to be distributed consistent with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Solicitation Order, as evidenced, by among other things, the Affidavit of Service [D.I. 786] (the “Solicitation Order Affidavit”) filed by Bankruptcy Management Solutions, Inc. d/b/a Stretto (“Stretto”), the Debtors’ Court-approved claims, noticing, and voting agent, on May 28, 2021;

g.	caused, on June 1, 2021 and June 2, 2021, the solicitation materials and notice of the deadline for objecting to final approval of the Combined Disclosure Statement and Plan and confirmation of the Plan to be distributed consistent with the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Order, as evidenced, by among other things, the Affidavit of Service [D.I. 801] (the “Solicitation Affidavit”) filed by Stretto, on June 4, 2021;

h.	caused, on June 1, 2021, June 7, 2021, June 16, 2021, June 21, 2021, June 29, 2021, July 6, 2021 and July 7, 2021, additional copies of the Solicitation Order, the solicitation materials, and the notice of the deadline for objecting to final approval of the Combined Disclosure Statement and Plan and confirmation of the Plan to be distributed consistent with the Bankruptcy Code, Bankruptcy Rules, and the Solicitation Order, as evidenced, by among other things, those certain supplemental affidavits of service [D.I. 812, 857, 875, 884, 919, 933, and 936] (collectively, the “Supplemental Solicitation Affidavits”) filed by Stretto;

2 Unless otherwise noted herein, capitalized terms not defined in these findings of fact, conclusions of law, and order (collectively, this “Confirmation Order” or this “Order”) shall have the meanings ascribed to such terms in the Combined Disclosure Statement and Plan. The rules of interpretation set forth in Article II.B of the Combined Disclosure Statement and Plan apply to this Confirmation Order.

i.	caused, notice of the hearing to consider confirmation and approval of the Combined Disclosure Statement and Plan (the “Combined Hearing”) to be published in the national edition of USA Today on June 3, 2021, as evidenced, by among other things, the Certificate of Publication for Vanessa Salvo of USA Today (National Edition) [D.I. 798] (the “Publication Affidavit”) filed by Stretto on June 4, 2021;

j.	filed, on July 2, 2021, the Notice of Filing of Plan Supplement Pursuant to Debtors’ First Amended Combined Disclosure Statement and Chapter 11 Plan of Liquidation [D.I. 920] (the “First Plan Supplement”);

k.	filed, on July 15, 2021, the Notice of Filing Second Plan Supplement Pursuant to Debtors’ First Amended Combined Disclosure Statement and Chapter 11 Plan of Liquidation [D.I. 965] (the “Second Plan Supplement” and together with the First Plan Supplement, the “Plan Supplement”);

l.	filed, on July 15, 2021, the Certification of Stretto Regarding Tabulation of Votes in Connection with the Debtors’ First Amended Combined Disclosure Statement and Chapter 11 Plan of Liquidation [D.I. 961] (the “Voting Affidavit”);

m.	filed, on July 15, 2021, the Debtors’ Memorandum of Law (A) In Support of Final Approval of the Debtors’ First Amended Combined Disclosure Statement and Chapter 11 Plan of Liquidation; (B) In Support of Confirmation of the Debtors’ Chapter 11 Plan of Liquidation; and (C) In Response to Pending Objections to Confirmation of the Plan [D.I. 967] (the “Confirmation Brief”); and

n.	filed, on July 15, 2021, the Declaration of Anthony M. Saccullo in Support of the First Amended Combined Disclosure Statement and Chapter 11 Plan of Liquidation, attached as Exhibit A to the Confirmation Brief (the “Saccullo Declaration”).

The Bankruptcy Court having:

a.	set July 20, 2021 at 10:00 a.m. (Eastern Daylight Time) as the date and time for the commencement of the Combined Hearing, pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code;

b.	reviewed the Combined Disclosure Statement and Plan, the Plan Supplement, the Confirmation Brief, the Voting Affidavit, the Saccullo Declaration, and all pleadings, exhibits, statements, responses, and comments filed in the Chapter 11 Cases regarding final approval of the Combined Disclosure Statement and Plan and confirmation of the Plan (“Confirmation”), including any objections, statements, and reservations of rights filed by parties in interest on the docket of the Chapter 11 Cases;

c.	held the Combined Hearing;

d.	heard the statements and arguments made by counsel with respect to final approval of the Combined Disclosure Statement and Plan and Confirmation and the objections, if any, thereto;

e.	considered all oral representations, affidavits, testimony, documents, filings, and other evidence regarding approval of the Combined Disclosure Statement and Plan and Confirmation and the objections, if any, thereto;

f.	overruled any and all objections (to the extent not withdrawn) to the Combined Disclosure Statement and Plan, Confirmation, the Plan Supplement, and this Confirmation Order and all statements and reservations of rights not consensually resolved or withdrawn, unless otherwise indicated; and

g.	taken judicial notice of all pleadings and other documents filed, all orders entered, all evidence proffered or adduced, and all arguments presented, in the Chapter 11 Cases.

NOW THEREFORE, the Bankruptcy Court having found that notice of the Combined Hearing and the opportunity for any party in interest to object to final approval of the Combined Disclosure Statement and Plan and Confirmation having been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions and settlements contemplated thereby; and the record of the Chapter 11 Cases and the legal and factual bases set forth in the documents filed in support of Confirmation and presented at the Combined Hearing including, but not limited to, the Voting Affidavit and the Saccullo Declaration, establish just cause for the relief granted in this Confirmation Order; and after due deliberation thereon and good cause appearing therefor, the Bankruptcy Court hereby makes and issues the following findings of fact, conclusions of law, and order:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.	Findings of Fact and Conclusions of Law.

1.                  The findings of fact and conclusions of law set forth in this Confirmation Order constitute the Bankruptcy Court’s findings of fact and conclusions of law under Federal Rule of Civil Procedure 52, as made applicable herein by Bankruptcy Rules 7052 and 9014. All findings of fact and conclusions of law announced by the Bankruptcy Court at the Combined Hearing in relation to Confirmation are hereby incorporated into this Confirmation Order to the extent not inconsistent herewith. To the extent any of the following conclusions of law constitute findings of fact, or vice versa, they are adopted as such.

B.	Jurisdiction, Venue, and Core Proceeding.

2.                  The Bankruptcy Court has subject matter jurisdiction over this matter under 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference from the Bankruptcy Court, dated February 29, 2012. The Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed. Venue in the Bankruptcy Court was proper as of the Petition Date and remains proper under 28 U.S.C. §§ 1408 and 1409. Approval of the Combined Disclosure Statement and Plan and Confirmation is a core proceeding under 28 U.S.C. § 157(b)(2), and the Bankruptcy Court may enter a final order consistent with Article III of the Constitution. The Debtors are proper plan proponents under section 1121(a) of the Bankruptcy Code.

C.	Eligibility for Relief.

3.                  The Debtors were and continue to be entities eligible for relief under section 109 of the Bankruptcy Code.

D.	Commencement and Joint Administration of the Chapter 11 Cases.

4.                  On the Petition Date, the Debtors filed voluntary petitions with this Bankruptcy Court for relief under chapter 11 of the Bankruptcy Code. On December 8, 2020, the Bankruptcy Court entered an order [D.I. 80] authorizing the joint administration and procedural consolidation of the Chapter 11 Cases in accordance with Bankruptcy Rule 1015(b). Since the Petition Date, the Debtors have operated their business as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. On December 11, 2020, the Office of the United States Trustee for the District of Delaware (the “U.S. Trustee”) appointed a statutory committee of unsecured creditors (the “Committee”) pursuant to section 1102(a)(1) of the Bankruptcy Code [D.I. 122]. No request for the appointment of a trustee or examiner has been made in the Chapter 11 Cases.

E.	Judicial Notice.

5.                  The Bankruptcy Court takes judicial notice of (and deems admitted into evidence for purposes of Confirmation) the docket of the Chapter 11 Cases maintained by the Office of the Clerk of the Bankruptcy Court (the “Clerk”) or its duly appointed agent, including all pleadings and other documents on file, all orders entered, all hearing transcripts, and all evidence and arguments made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases.

F.	Plan Supplement.

6.                  On July 2, 2021, the Debtors filed the First Plan Supplement, and on July 15, 2021, the Debtors filed the Second Plan Supplement. The Plan Supplement complies and is consistent with the Bankruptcy Code and the terms of the Plan, and the filing and notice of the Plan Supplement was good and proper and in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the “Local Rules”), the Solicitation Order, and the facts and circumstances of the Chapter 11 Cases. No other or further notice is or will be required with respect to the Plan Supplement. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. All Holders of Claims who voted to accept the Plan and who are conclusively presumed to have accepted the Plan are deemed to have accepted the Plan as modified and supplemented by the Plan Supplement. Subject to the terms of the Plan, the Debtors reserve the right to alter, amend, update, or modify the Plan Supplement before the Effective Date subject to compliance with the Bankruptcy Code and the Bankruptcy Rules, provided, that no such alteration, amendment, update, or modification shall be inconsistent with the terms of this Confirmation Order or the terms of the Plan.

G.	Transmittal and Mailing of Solicitation Materials; Notice.

7.                  As evidenced by the Solicitation Order Affidavit, the Solicitation Affidavit, the Supplemental Solicitation Affidavits, the Publication Affidavit, and the Voting Affidavit, the Combined Disclosure Statement and Plan, the Solicitation Order, the ballots for voting on the Plan (the “Ballots”), the notice of the Combined Hearing, and the other materials distributed by the Debtors in connection with Confirmation (collectively, the “Confirmation Materials”) were transmitted and served in compliance with the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Local Rules, and the procedures set forth in the Solicitation Order. Notice of the Combined Hearing was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases. The transmittal and service of the Confirmation Materials complied with the approved Voting Procedures, were appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, were conducted in good faith, and were in compliance with the provisions of the Bankruptcy Court’s orders, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any other applicable rules, laws, and regulations. Because such transmittal and service were adequate and sufficient, no other or further notice is necessary or shall be required.

H.	Voting.

8.                  Prior to the Combined Hearing, the Debtors filed the Voting Affidavit. As set forth in the Voting Affidavit, the procedures used to tabulate the Ballots were fair and conducted in accordance with the Solicitation Order, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws, and regulations.

9.                  As set forth in the Combined Disclosure Statement and Plan, Holders of Claims in Class 3 (the “Voting Class”) were eligible to vote on the Plan pursuant to the Voting Procedures. In addition, Holders of Claims in Classes 1 and 2 are Unimpaired and conclusively presumed to have accepted the Plan and, therefore, are not entitled to vote to accept or reject the Plan. Holders of Equity Interests in Class 4 (the “Deemed Rejecting Class”) are Impaired under the Combined Disclosure Statement and Plan, are entitled to no recovery under the Combined Disclosure Statement and Plan, and are therefore conclusively deemed to have rejected the Plan. As evidenced by the Voting Affidavit, Class 3 has voted to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code.

I.	Good-Faith Solicitation (11 U.S.C. § 1125(e)).

10.              Based on the record before the Bankruptcy Court in the Chapter 11 Cases, the Debtors and their officers, directors, managers, principals, members, employees, agents, financial advisors, partners, controlling persons, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such, together with their respective successors and assigns, have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Voting Procedures, and any other applicable rules, laws, and regulations in connection with all of their respective activities relating to the solicitation of votes on the Plan, their participation in the Chapter 11 Cases, and the activities described in section 1125 of the Bankruptcy Code, and therefore, are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

J.	Burden of Proof.

11.              The Debtors, as the proponents of the Plan, have met their burden of proving the applicable elements of section 1129(a) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation. Further, the Debtors have proven the elements of section 1129(a) of the Bankruptcy Code by clear and convincing evidence.

K.	Bankruptcy Rule 3016.

12.              The Plan is dated and identifies the Debtors as the entities submitting it, thereby satisfying Bankruptcy Rule 3016(a). The Debtors appropriately filed the Combined Disclosure Statement and Plan with the Bankruptcy Court, thereby satisfying Bankruptcy Rule 3016(b).

L.	Objections.

13.              To the extent that any objections (including any reservations of rights) to Confirmation have not been withdrawn, waived, or settled prior to entry of this Confirmation Order, are not cured by the relief granted herein, or are not otherwise resolved as stated by the Debtors on the record of the Combined Hearing, all such objections are overruled on the merits. Any resolutions of objections to entry of this Confirmation Order explained on the record at the Combined Hearing are hereby incorporated by reference.

M.	Adequacy of the Combined Disclosure Statement and Plan.

14.              The Combined Disclosure Statement and Plan contains (a) sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable non-bankruptcy laws, rules, and regulations and (b) “adequate information,” as such term is defined in section 1125(a) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code, with respect to the Debtors, the Plan, and the transactions and settlements contemplated therein. The filing of the Combined Disclosure Statement and Plan with the Clerk satisfied Bankruptcy Rule 3016(b). In addition, the Combined Disclosure Statement and Plan complies with the requirements of Bankruptcy Rule 3016(c) by sufficiently describing in specific and conspicuous bold typeface the provisions of the Plan that provide for releases, exculpation, and injunctions and sufficiently identifying the Persons and Entities that are subject to such provisions of the Plan.

N.	Modifications to the Plan.

15.              The modifications made to the Plan between solicitation and the Confirmation Date as set forth in this Confirmation Order (collectively, the “Modifications”) constitute technical changes or do not materially and adversely affect or change the treatment of any Claims against, or Equity Interests in, the Debtors and comply in all respects with section 1127 of the Bankruptcy Code. Accordingly, pursuant to Bankruptcy Rule 3019, (a) no other or further disclosure with respect to the Modifications is required under section 1125 of the Bankruptcy Code and (b) neither resolicitation of votes on the Plan nor affording Holders of Claims in the Voting Class the opportunity to change a previously cast Ballot is required under section 1126 of the Bankruptcy Code.

O.	Compliance with the Requirements of Section 1129 of the Bankruptcy Code.

16.              As detailed below, the Plan complies with all applicable provisions of section 1129 of the Bankruptcy Code.

1.	Compliance With Applicable Provisions of the Bankruptcy Code (11 U.S.C. § 1129(a)(1)).

17.              The Plan complies with all applicable provisions of the Bankruptcy Code, including sections 1122 and 1123, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

(i)	Proper Classification (11 U.S.C. §§ 1122 and 1123(a)(1)).

18.              Except with respect to Administrative Claims and Priority Tax Claims, which need not be classified, Article VII of the Plan classifies all Classes and Equity Interests into four separate Classes based on the characteristics of those Claims and Equity Interests. Valid business, factual, and legal reasons exist for the separate classification of the various Classes created under the Plan, the classifications were not promulgated for any improper purpose, and the creation of such Classes does not unfairly discriminate between or among Holders of Claims or Equity Interests. Each Class of Claims or Equity Interests contains only Claims or Equity Interests that are substantially similar to the other Claims or Equity Interests within that Class. Accordingly, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

(ii)	Unimpaired Classes (11 U.S.C. § 1123(a)(2)).

19.              Article VII of the Plan specifies that Claims in Classes 1 and 2 are Unimpaired under the Plan. Additionally, Administrative Claims, Claims for Professional Fees, and Priority Tax Claims are not classified under, and are Unimpaired by, the Plan. Accordingly, the Plan satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code.

(iii)	Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)).

20.              Article VII of the Plan specifies that Claims in Class 3 are Impaired and entitled to vote on the Plan, while Equity Interests in Class 4 are Impaired and deemed to reject the Plan. In addition, Article VIII describes the treatment of the Claims and Equity Interests in such Classes. Accordingly, the Plan satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code.

(iv)	No Discrimination (11 U.S.C. § 1123(a)(4)).

21.              Article VIII of the Plan provides for the same treatment of each Claim and Equity Interest in a particular Class, unless the Holder of a particular Claim or Equity Interest agrees to less favorable treatment of such Claim or Equity Interest. Accordingly, the Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.

(v)	Implementation of the Plan (11 U.S.C. § 1123(a)(5)).

22.              Article XI and various other provisions of the Plan provide in detail adequate and proper means for the Plan’s implementation, including, but not limited to (as more fully described in Article XI of the Plan): (a) the procedural consolidation of the Debtors for Plan purposes only as provided in Article XI.A of the Plan; (b) the sources of cash for Plan Distributions and the vesting of all Estate Assets and property in the Fran Liquidation Estates under Articles XI.B and XI.D of the Plan; (c) the appointment of the Plan Administrator under Article XI.E of the Plan; (d) the authorization to undertake all corporate actions necessary to effectuate the Plan under Article XI.F of the Plan; (e) the winding down of the Debtors’ Estates, closing of the Chapter 11 Cases, and dissolution of the Debtors under Articles XI.G, XI.H, and XI.I of the Plan; (f) the cancellation of loans, securities, and agreements under Article XI.J of the Plan; (g) the effectuating of certain documents and an exemption from certain taxes and assessments under Articles XI.K and XV.L of the Plan; and (h) the retention of all Estate Causes of Action under Article XI.M of the Plan. Accordingly, the Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code.

(vi)	Non-Voting Equity Securities (11 U.S.C. § 1123(a)(6)).

23.              The Debtors are not issuing any new securities under the Plan. Accordingly, section 1123(a)(6) of the Bankruptcy Code is not applicable to the Plan.

(vii)	Designation of Directors and Officers (11 U.S.C. § 1123(a)(7)).

24.              The Plan provides for the dissolution and winding down of the Debtors’ business and appointment of the Plan Administrator as the sole manager, officer, and representative of the Fran Liquidation Estates. Accordingly, the Plan satisfies the requirements of section 1123(a)(7) Bankruptcy Code.

(viii)	Discretionary Contents of the Plan (11 U.S.C. § 1123(b)).

25.              The Plan’s discretionary provisions comply with section 1123(b) of the Bankruptcy Code and are not inconsistent with the applicable provisions of the Bankruptcy Code.

(a)	Impairment/Unimpairment of Classes (11 U.S.C. § 1123(b)(1)).

26.              As contemplated by section 1123(b)(1) of the Bankruptcy Code, Article VII of the Plan: (i) impairs General Unsecured Claims (Class 3) and Equity Interests (Class 4) and (ii) leaves Unimpaired Priority Non-Tax Claims (Class 1) and Secured Claims (Class 2).

(b)	Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(2)).

27.              Article XIV.A of the Plan provides that, on the Confirmation Date but subject to the occurrence of the Effective Date, all executory contracts and unexpired leases of the Debtors entered into prior to the Petition Date (subject to the provisions of Article XIV.A) that (a) have not previously been assumed or rejected, (b) have not been assumed and assigned in connection with the Sale, or (c) are not listed for assumption by the Debtors as of the Effective Date in the Plan Supplement, shall be deemed rejected by the Debtors pursuant to the provisions of section 365 of the Bankruptcy Code. The Debtors, in rejecting the contracts and leases under the Plan, utilized their sound business judgment and complied with the Bankruptcy Code, as contemplated by section 1123(b)(2) of the Bankruptcy Code.

(c)	Settlement, Releases, Exculpation, Injunction, and Preservation of Claims and Equity Interests (11 U.S.C. § 1123(b)(3)).

28.              Compromise and Settlement. Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, Distributions, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan and in these Chapter 11 Cases. Such compromise and settlement is fair, equitable, and reasonable and in the best interests of the Debtors, their Estates, creditors, and parties in interest.

29.              Subordinated Claims. The allowance, classification, and treatment of all Allowed Claims and the respective Distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.

30.              Mutual Release. The mutual consensual releases (the “Mutual Release”) by and among the Debtors, the members of the Committee (and solely in their capacities as members of the Committee), the DIP Parties, the Prepetition Secured Parties, the Wind-Down Officer, and any such parties’ respective current and former direct or indirect subsidiaries and affiliates and each of their respective current and former stockholders, members, limited partners, general partners, equity holders, directors, managers, officers, employees, agents, designees, attorneys, financial advisors, investment bankers, accountants, consultants, and other professionals or representatives (collectively, the “Released Parties”) are essential and critical provisions of the Plan. The Mutual Release, which includes by reference each of the related provisions and definitions contained in the Plan, is (a) within the jurisdiction of the Bankruptcy Court pursuant to 28 U.S.C. § 1334; (b) fully consensual; (c) in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of such claims; (e) in the best interests of the Debtors and all Holders of Claims; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for a hearing; (h) appropriately narrow in scope given that the Mutual Release expressly excludes any causes of action arising from acts of fraud, willful misconduct, or gross negligence; and (i) a bar to the releasing party asserting any claim, cause of Action, or liability related thereto, of any kind whatsoever, against the Released Parties or their property.

31.              The Mutual Release was a necessary inducement to the participation of the Debtors’ stakeholders in the negotiations and compromises that led to the Plan. Specifically, the Released Parties, individually and collectively, made signification contributions to the Chapter 11 Cases, including funding the Chapter 11 Cases, and otherwise actively supporting the negotiation and prosecution of the Sale Transaction and the Plan. The Mutual Release therefore appropriately offers protection to parties who actively and constructively participated in and contributed to the Debtors’ Chapter 11 Cases and without whom Confirmation could not have been achieved.

32.              The scope of the Mutual Release is appropriately tailored under the facts and circumstances of the Chapter 11 Cases, and parties received due and adequate notice of the Mutual Release. In light of, among other things, the value provided by the Released Parties to the Debtors’ Estates and the critical nature of the Mutual Release to the Plan, the Mutual Release is approved.

33.              Exculpation. The exculpation provision set forth in Article XIII.A of the Plan (the “Exculpation”) is approved. The Exculpation is appropriate under applicable law because it was proposed in good faith, was formulated following extensive good faith, arm’s length negotiations with key constituents, is a key element of the Plan, and is appropriately limited in scope, as it will have no effect of the liability of any Person or Entity that results from any such act or omission that is determined by a Final Order to have constituted fraud, willful misconduct, or gross negligence. The Exculpated Parties have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of, and distributions under, the Plan, and therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or distributions made pursuant to the Plan. Accordingly, the Exculpation is approved.

34.              Injunctions. The injunctive provisions set forth in Articles XIII.C and XIII.D of the Plan (collectively, the “Injunctions”) are essential to the Plan and are necessary to implement the Plan and to preserve and enforce the Mutual Release and the Exculpation in Article XIII of the Plan. Such Injunctions are appropriately tailored to achieve those purposes. Accordingly, the Injunctions are approved.

35.              Preservation of Estate Causes of Action. The provisions regarding the preservation of Estate Causes of Action in the Plan, including Article XI.M of the Plan, are appropriate and are in the best interests of the Debtors, their respective Estates, and their creditors. The schedule of Estate Causes of Action filed as part of the Plan Supplement adequately specifies the Estate Causes of Action under the Plan.

(d)	Additional Plan Provisions (11 U.S.C. § 1123(b)(6)).

36.              The Plan contains other appropriate provisions that are not inconsistent with the applicable provisions of the Bankruptcy Code, as contemplated by section 1123(b)(6) of the Bankruptcy Code.

2.	The Debtors’ Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(2)).

37.              As detailed below, the Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code.

(i)	The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(2) of the Bankruptcy Code, including sections 1122, 1123, 1124, 1125, 1126, 1127, 1128, and 1129 of the Bankruptcy Code, Bankruptcy Rules 3016, 3017, 3018, and 3019, the Local Rules, the Solicitation Order, and any applicable nonbankruptcy laws, rules, and regulations in transmitting the Combined Disclosure Statement and Plan, the Plan Supplement, and any related documents and notices.

(ii)	The votes to accept or reject the Plan were solicited by the Debtors and their agents after the Bankruptcy Court conditionally approved the Combined Disclosure Statement and Plan pursuant to section 1125 of the Bankruptcy Code and entered the Solicitation Order.

(iii)	The Debtors and their agents (a) have solicited and tabulated votes on the Plan and have participated in the activities described in section 1125 of the Bankruptcy Code fairly and in good faith within the meaning of section 1125(e) of the Bankruptcy Code, and in a manner consistent with the applicable provisions of the Solicitation Order, the Combined Disclosure Statement and Plan, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and all other applicable rules, laws, and regulations, and (b) are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the Exculpation provision set forth in Article XIII.A of the Plan.

(iv)	The Debtors and their agents and professionals have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the offering, issuance, and distribution of recoveries under the Plan and, therefore, are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or distributions made thereunder, so long as such distributions are made consistent with and pursuant to the Plan.

3.	Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)).

38.              The Plan (including all documents and agreements necessary to effectuate the Plan) and the transactions and settlements contemplated in the Plan have been proposed in good faith and not by any means forbidden by law, with the legitimate and honest purpose of maximizing recoveries to parties in interest. In determining that the Plan has been proposed in good faith, the Bankruptcy Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself, and the process leading to its formulation. The Debtors’ good faith is evident from the facts and record of the Chapter 11 Cases, the Combined Disclosure Statement and Plan, the record of the Interim Hearing, the record of the Combined Hearing, the Saccullo Declaration, and all other proceedings held in the Chapter 11 Cases. The Plan is the product of arm’s length negotiations between the Debtors and the Committee. The Plan itself and the process leading to its formulation provide independent evidence of the Debtors’ good faith, serve the public interest, and assure fair treatment of Holders of Claims and Equity Interests. Consistent with the overriding purpose of chapter 11, the Debtors commenced the Chapter 11 Cases, and proposed the Plan, with the legitimate purpose of maximizing the value of the ultimate recoveries to all creditor groups on a fair and equitable basis. The Plan’s classification, indemnification, exculpation, release, and injunction provisions were negotiated in good faith and at arm’s length, are consistent with sections 105, 1122, 1123, 1129, and 1142 of the Bankruptcy Code, and are each necessary for implementation of the Plan.

39.              The Debtors and each of the constituents who negotiated the Plan, including, but not limited to, the Committee and each of their respective current and former members, officers, directors, affiliates, employees, advisors, attorneys, representatives, financial advisors, investment bankers, and agents of the foregoing, as applicable, (a) acted in good faith in negotiating, formulating, and proposing the Plan and the agreements, compromises, settlements, transactions, transfers, and documentation contemplated by the Plan and (b) will be acting in good faith in proceeding to (i) consummate the Plan and the agreements, compromises, settlements, transactions, transfers, and documentation contemplated by the Plan and this Confirmation Order and (ii) take any actions authorized and directed or contemplated by this Confirmation Order. Accordingly, the Plan satisfies section 1129(a)(3) of the Bankruptcy Code.

4.	Payment for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)).

40.              The procedures set forth in the Plan for the Bankruptcy Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors, or the Plan Administrator, as applicable, in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code.

5.	Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)).

41.              The Plan satisfies the requirements of section 1129(a)(5) of the Bankruptcy Code because the Debtors have disclosed (a) that from and after the Effective Date, the Plan Administrator will serve as the sole manager, officer, and representative of the Fran Liquidation Estates until their dissolution and (b) the identity of Anthony M. Saccullo as the initial Plan Administrator and the nature of his compensation for his role as the Plan Administrator. The appointment of the Plan Administrator was, is, and will be consistent with the interests of Holders of Claims and Equity Interests and public policy. Accordingly, the Plan satisfies the requirements of section 1129(a)(5) of the Bankruptcy Code.

6.	No Rate Changes (11 U.S.C. § 1129(a)(6)).

42.              The Plan proposes no rate change subject to the jurisdiction of any governmental regulatory commission. Thus, section 1129(a)(6) of the Bankruptcy Code is not applicable to the Chapter 11 Cases.

7.	Best Interests of Creditors (11 U.S.C. § 1129(a)(7)).

43.              The Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code. The evidence in support of the Plan that was proffered or adduced at the Combined Hearing, including the Saccullo Declaration, the liquidation analysis attached to the Combined Disclosure Statement and Plan as Exhibit A, and the facts and circumstances of the Chapter 11 Cases: (a) is reasonable, persuasive, credible, and accurate as of the dates such evidence was prepared, presented, or proffered; (b) utilizes reasonable and appropriate methodologies and assumptions; (c) has not been controverted by other evidence; and (d) establishes that Holders of Allowed Claims or Equity Interests will recover at least as much under the Plan on account of such Claim or Equity Interest, as of the Effective Date, as such Holder would receive if the Debtors were liquidated, on the Effective Date, under chapter 7 of the Bankruptcy Code.

8.	Acceptance of the Plan by Certain Classes (11 U.S.C. § 1129(a)(8)).

44.              Classes 1 and 2 are each Classes of Unimpaired Claims that are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. As set forth in the Voting Affidavit, Class 3 has voted to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code. The Deemed Rejecting Class is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Although section 1129(a)(8) of the Bankruptcy Code is not satisfied with respect to the Deemed Rejecting Class, the Plan may nevertheless be confirmed because the Plan satisfies section 1129(b) of the Bankruptcy Code with respect to such Class.

9.	Treatment of Claims Entitled to Priority Under Section 507(a) of the Bankruptcy Code (11 U.S.C. § 1129(a)(9)).

45.              The treatment of Administrative Claims, Priority Tax Claims, and Claims for Professional Fees under Article VI the Plan, and of Priority Non-Tax Claims under Article VIII.A.1 of the Plan, satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code. Notwithstanding anything to the contrary set forth in the Combined Disclosure Statement and Plan, the Debtors agree that any reference to consent to treatment that differs from the treatment permitted by section 1129(a)(9) of the Bankruptcy Code shall require actual consent and failure to object to Confirmation of the Plan shall not be deemed to be consent to receive treatment by a Holder of a Claim other than as provided for under section 1129(a)(9) of the Bankruptcy Code.

10.	Acceptance of the Plan by at Least One Impaired Class (11. U.S.C.§ 1129(a)(10)).

46.              Class 3 (General Unsecured Claims) is Impaired and, as indicated in the Voting Affidavit, it has voted to accept the Plan by the requisite number and amount of Claims, determined without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code). Accordingly, the Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code.

11.	Feasibility (11 U.S.C. § 1129(a)(11)).

47.              The Plan proposes a liquidation of all Estate Assets and the distribution of Cash to Holders of Allowed Claims in accordance with the priority scheme of the Bankruptcy Code and the terms of the Plan, thereby satisfying section 1129(a)(11) of the Bankruptcy Code.

12.	Payment of Bankruptcy Fees (11 U.S.C. § 1129(a)(12)).

48.              Article V.D of the Plan provides for the payment of all fees payable by the Debtors pursuant to section 1930 of title 28 of the United States Code, thereby satisfying section 1129(a)(12) of the Bankruptcy Code.

13.	Non-Applicability of Certain Bankruptcy Code Sections (11 U.S.C. §§ 1129(a)(13), (14), (15), and (16)).

49.              The Debtors (a) do not provide or pay any “retiree benefits,” as such term is defined in section 1114 of the Bankruptcy Code, (b) are not obligated to pay any domestic support obligations, (c) are not individuals, or (d) are not a corporation or trust that is not a moneyed, business, or commercial corporation or trust. Sections 1129(a)(13), 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code are, therefore, inapplicable to the Chapter 11 Cases.

14.	Confirmation of the Plan Over Non-Acceptance of Impaired Classes. (11 U.S.C. § 1129(b)).

50.              The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code. Notwithstanding the fact that the Deemed Rejecting Class has not accepted the Plan, the Plan may be confirmed because the evidence proffered or adduced at the Combined Hearing (a) is reasonable, persuasive, credible, and accurate as of the dates such evidence was prepared, presented, or proffered, (b) utilizes reasonable and appropriate methodologies and assumptions, (c) has not been controverted by other evidence, and (d) establishes that the Plan does not discriminate unfairly, and is fair and equitable, with respect to Class 4, as required by sections 1129(b)(1) and (b)(2) of the Bankruptcy Code, because (i) there are no Holders of Equity Interests junior to the Equity Interests in Class 4 that will receive distributions or retain any property under the Plan on account of such junior Equity Interest and (ii) the Equity Interests in Class 4 are “dissimilar” from the Claims in all other Classes and the Plan does not provide any distributions to similarly situated Holders of Claims or Equity Interests.

15.	Only One Plan (11 U.S.C. § 1129(c)).

51.              The Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code. The Plan (including previous versions thereof) is the only chapter 11 plan filed in the Chapter 11 Cases.

16.	Principal Purpose of the Plan (11 U.S.C. § 1129(d)).

52.              The Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933, and there has been no filing by any governmental agency asserting such avoidance.

17.	Small Business Case (11 U.S.C. § 1129(e)).

53.              The Chapter 11 Cases are not a “small business case,” as that term is defined in the Bankruptcy Code, and, accordingly, section 1129(e) of the Bankruptcy Code is not applicable.

P.	Satisfaction of Confirmation Requirements.

54.              Based upon the foregoing, the Plan satisfies the requirements for Confirmation set forth in section 1129 of the Bankruptcy Code.

Q.	Good Faith.

55.              The Debtors, as plan proponents, have proposed the Plan in good faith, with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates for the benefit of their stakeholders. The Debtors and the Released Parties have been, are, and will continue to act in good faith if they proceed to (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby and (b) take the actions authorized and directed or contemplated by this Confirmation Order. Therefore, the Plan has been proposed in good faith to achieve a result consistent with the objectives and purposes of the Bankruptcy Code.

R.	Disclosure of Facts.

56.              The Debtors have disclosed all material facts, to the extent applicable, regarding the Plan and the adoption, execution, and implementation of the other matters provided for under the Plan, including, without limitation, (a) the identity of the Plan Administrator and the entry into the Plan Administration Agreement; (b) the method and manner of Distributions under the Plan; (c) the winding down of the Debtors’ business and dissolution of the Debtors; (d) the exemption under section 1146(a) of the Bankruptcy Code; (e) the Mutual Release, Exculpation, Injunctions, and preservation of Estate Causes of Action; and (f) the adoption, execution, and delivery of all contracts, leases, instruments, releases, and other agreements related to any of the foregoing.

S.	Plan Administration Agreement.

57.              The Plan Administration Agreement is an essential element of the Plan, and entry into the Plan Administration Agreement is in the best interests of the Debtors, their Estates, and the Holders of Claims and Equity Interests and is necessary and appropriate for consummation of the Plan and the operations of the Fran Liquidation Estates. The Debtors have exercised sound business judgment in determining to enter into the Plan Administration Agreement and have provided adequate notice thereof. The terms of the Plan Administration Agreement set forth in the Plan Supplement have been negotiated in good faith and at arm’s length among the Debtors and the Committee and is deemed to have been made in good faith and for legitimate business purposes. The terms and conditions of the Plan Administration Agreement set forth in the Plan Supplement are fair and reasonable and are approved.

T.	Likelihood of Satisfaction of Conditions Precedent to the Effective Date.

58.              Without limiting or modifying the rights of the Debtors, each of the conditions precedent to the Effective Date, as set forth in Article XV.A of the Plan, has been or is reasonably likely to be satisfied or waived in accordance with Article XV.D of the Plan.

U.	Implementation.

59.              All documents necessary to implement the Plan, including those contained in the Plan Supplement, and all other relevant and necessary documents (including, without limitation, the Plan Administration Agreement) have been negotiated in good faith and at arm’s length, are in the best interests of the Debtors, and shall, upon completion of documentation and execution, and in accordance with the terms and conditions thereof, be valid, binding, and enforceable documents and agreements not in conflict with any federal, state, or local law. The Debtors have exercised reasonable business judgment in determining which agreements to enter into and have provided sufficient and adequate notice of such documents and agreements. The terms and conditions of such documents and agreements have been and are continuing to be negotiated in good faith, at arm’s length, are fair and reasonable, and are approved. The Debtors are authorized, without any further notice to or action, order, or approval of the Bankruptcy Court to finalize and execute and deliver all agreements, documents, instruments, and certificates relating thereto and perform its obligations thereunder in accordance with the Plan.

V.	Retention of Jurisdiction.

60.              Pursuant to sections 105(c) and 1142 of the Bankruptcy Code, and notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Plan, this Confirmation Order, and the Chapter 11 Cases, to the fullest extent permitted by law, as set forth in Article XVI of the Plan.

W.	Waiver of Stay.

61.              Given the facts and circumstances of the Chapter 11 Cases, it is appropriate that the 14-day stay imposed by Bankruptcy Rules 3020(e) and 7062(a) be waived.

ORDER

BASED ON THE FOREGOING FINDINGS OF FACTS AND CONCLUSIONS OF LAW, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED, THAT:

A.	Final Approval of the Combined Disclosure Statement and Plan.

62.              The Combined Disclosure Statement and Plan (a) contains “adequate information” (as such term is defined in section 1125(a)(1) and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein, and (b) is approved on a final basis.

B.	Approval of the Plan.

63.              The Plan, attached hereto as Exhibit A, is approved in its entirety and confirmed under section 1129 of the Bankruptcy Code. The terms of the Plan, including the Plan Supplement, are incorporated by reference into and are an integral part of this Confirmation Order (whether or not such terms are expressly referenced or described herein). The documents contained in the Plan Supplement, and any amendments, modifications, and supplements thereto, and all documents and agreements related thereto (including all exhibits and attachments thereto), and the execution, delivery, and performance thereof, are authorized and approved as finalized, executed, and delivered. The failure to include or refer to any particular article, section, or provision of the Plan, the Plan Supplement, or any related document or exhibit does not impair the effectiveness of that article, section, or provision; it being the intent of the Bankruptcy Court that the Plan, the Plan Supplement, and any related document or exhibit are approved and confirmed in their entirety. The terms of the Plan, the Plan Supplement, all exhibits thereto, and all other relevant and necessary documents shall be effective and binding as of the Effective Date.

C.	Objections.

64.              To the extent that any objections (including any reservation of rights) to Confirmation have not been withdrawn, waived, or settled prior to entry of this Confirmation Order, are not cured by the relief granted herein, or otherwise resolved as stated by the Debtors on the record of the Combined Hearing, all such objections are overruled on the merits.

D.	Approval of Plan Modifications.

65.              The Modifications are approved in all respects pursuant to sections 1125 and 1127 of the Bankruptcy Code and Bankruptcy Rule 3019(a). The Plan (as modified by this Confirmation Order) is deemed accepted by all Holders of Claims that voted to accept or were deemed to have accepted any prior iteration of the Plan, and no other or further disclosure or solicitation of votes is required. For the avoidance of doubt, all references to the Plan herein shall mean the Plan as modified by the Modifications.

E.	Amendment of the Plan.

66.              Subject to the requirements of section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, the Debtors may alter, amend, or modify the Plan at any time prior to the Effective Date. Holders of Claims that have accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification complies with the requirements of this paragraph 66 and Article XVII.B of the Plan, and does not materially and adversely change the treatment of the Claim of such Holder; provided, however, that any Holders of Claims that were deemed to have accepted the Plan because such Claims were Unimpaired shall continue to be deemed to have accepted the Plan only if, after giving effect to such amendment or modification, such Claims continue to be Unimpaired.

F.	Plan Classification Controlling.

67.              The terms of the Plan shall solely govern the classification of Claims and Equity Interests for purposes of the distributions to be made thereunder. The classifications set forth on the Ballots tendered to or returned by the Holders of Claims in connection with voting on the Plan: (a) were set forth thereon solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of Claims under the Plan for distribution purposes; (c) may not be relied upon by any Holder of a Claim as representing the actual classification of such Claim under the Plan for distribution purposes; and (d) shall not be binding on the Debtors except for voting purposes.

G.	General Settlement of Claims and Equity Interests.

68.              Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, Distribution, and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan and in these Chapter 11 Cases. The entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromise and settlements provided for in the Plan and the Chapter 11 Cases, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Estates, and all Holders of Claims and Equity Interests against the Debtors.

69.              Upon the occurrence of the Effective Date, each Debtor and its successors and assigns hereby waive and release each other and all of their respective successors from any and all Intercompany Claims and Causes of Action among and between any or all of the Debtors, which waiver and release shall be effective as a bar to all actions, Causes of Actions, suits, Claims, Liens, or demands of any kind with respect to any Intercompany Claim or Causes of Action among or between any or all of the Debtors.

H.	Procedural Consolidation of Debtors for Plan Purposes Only.

70.              On the Effective Date, all of the Debtors and their Estates shall, for purposes of the Plan only, be treated as though they were merged and (a) all Assets and liabilities of the Debtors shall, for purposes of the Plan only, be treated as though they were merged, (b) all guarantees of the Debtors of payment, performance, or collection of obligations of any other Debtor shall be eliminated and canceled, (c) all joint or duplicate obligations of two or more Debtors, and all multiple Claims against such Entities on account of such joint or duplicate obligations, shall be considered a single claim against the Debtors (including for purposes of Distributions and reserves) without the need for further action by the Debtors or the Plan Administrator, and (d) any Claim filed in the Chapter 11 Cases shall be deemed filed against the consolidated Debtors and a single obligation of the consolidated Debtors on and after the Effective Date. Unless otherwise set forth herein or in the Plan, such consolidation shall not (other than for voting, treatment, and distribution purposes under the Plan) affect (i) the legal and corporate structures of the Debtors or (ii) the substantive rights of any creditor.

I.	Sources of Cash for Plan Distributions.

71.              The Debtors shall fund Distributions under the Plan with: (a) Cash on hand, (b) the Promissory Note, and (c) all other proceeds, if any, generated from the liquidation of the Estate Assets, including, without limitation, any Pre-Closing Tax Refunds.

J.	Continued Corporate Existence; Vesting of Assets.

72.              On and after the Effective Date, subject to the requirements of the Plan, the Fran Liquidation Estates will continue to exist as separate companies and shall retain all of their powers under applicable non-bankruptcy law, and without prejudice to any right to amend their respective constituent documents, dissolve, merge, or convert into another form of business entity, or to alter or terminate their existence. The Equity Interests of the Debtors shall be deemed to be held through the Plan Administrator under applicable non-bankruptcy law and the Plan Administrator shall be authorized to exercise all of the rights and powers of a sole shareholder or member as provided by the Plan.

73.              Except as otherwise provided in the Plan, on and after the Effective Date, all Estate Assets and property of the Debtors and their Estates, including any interests in subsidiaries and affiliates will vest in the Fran Liquidation Estates free and clear of all Claims, Liens, charges, other encumbrances, and interests; provided, however, that the Plan Administrator may abandon or otherwise not accept any Estate Assets that the Plan Administrator believes, in good faith, to have no value to, or will be unduly burdensome to, the Fran Liquidation Estates. Any Estate Assets that the Plan Administrator so abandons or otherwise does not accept shall not be property of the Fran Liquidation Estates. Neither the occurrence of the Effective Date, nor the effectiveness of the Plan, nor any provision of applicable non-bankruptcy law shall cause a dissolution of any of the Debtors that are limited liability companies, which shall be continued as limited liability companies following the Effective Date subject to the terms of the Plan.

K.	Appointment of Plan Administrator.

74.              The appointment of Anthony M. Saccullo of Saccullo Business Consulting LLC as the Plan Administrator to perform the functions of the Plan Administrator set forth in Article XI.E of the Plan and the Plan Administration Agreement is hereby approved. The Plan Administrator shall have the rights, powers, and obligations set forth in, and shall be entitled to reimbursement of their costs and expenses incurred in connection with exercising their functions under, the Plan in accordance with Article XI.E of the Plan and the Plan Administration Agreement.

L.	Corporate Action.

75.              On the Effective Date, all matters under the Plan involving or requiring action of the directors, members, managers, or officers of the Debtors, including, but not limited to, actions requiring a vote or other approval of the board of directors or any of the members or officers of the Debtors or the execution of any documentation incident to or in furtherance of the Plan, shall be deemed to have been authorized by this Confirmation Order and to have occurred and be in effect from and after the Effective Date, without any further action by the Bankruptcy Court or the directors, members, managers, or officers of the Debtors.

76.              Without limiting the generality of the foregoing, on the Effective Date and automatically and without further action, (a) any existing director, manager, or officer of the Debtors will be deemed to have resigned on the Effective Date without any further corporate action, (b) the Plan Administrator shall be deemed the sole manager, officer, and representative of the Fran Liquidation Estates to exercise the rights, power, and authority of the Fran Liquidation Estates under applicable provisions of the Plan and bankruptcy and non-bankruptcy law, and (c) all matters provided under the Plan shall be deemed to be authorized and approved without further approval from the Bankruptcy Court. This Confirmation Order modifies the Debtors’ constituent documents such that the provisions of the Plan can be effectuated. The Plan shall be administered by the Plan Administrator, and all actions taken thereunder in the name of the Fran Liquidation Estates shall be taken through the Plan Administrator. All corporate governance activities of the Fran Liquidation Estates shall be exercised by the Plan Administrator in its discretion, subject to the terms of the Plan.

M.	Winding Down of Affairs.

77.              On and after the Effective Date, subject to the requirements of the Plan, the Fran Liquidation Estates shall be permitted to conduct their business (to the extent permitted by the Plan), reconcile Claims, use and dispose of Estate Assets, prosecute litigation, make required tax filings, terminate and wind down the Debtors’ legacy retirement plan, and otherwise take any and all actions as may be appropriate to implement the Plan and wind down their business without supervision by the Bankruptcy Court and free of any restrictions under the Bankruptcy Code or the Bankruptcy Rules. The Fran Liquidation Estates shall be authorized, without limitation, to use and dispose of the Estate Assets, to investigate and pursue any Estate Causes of Action, as the representative of the Debtors’ Estates pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, to acquire and dispose of other property, and to otherwise administer their affairs. On and after the Effective Date, the Plan Administrator may, in the name of the Fran Liquidation Estates, take such actions without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than any restrictions expressly imposed by the Plan or this Confirmation Order or as otherwise set forth in the Plan Administration Agreement.

N.	Closing of the Chapter 11 Cases.

78.              As soon as practicable after the Plan Administrator exhausts substantially all of the Estate Assets by making the final Distributions under the Plan, the Plan Administrator shall, at the expense of the Fran Liquidation Estates, (a) abandon, destroy, or otherwise dispose of any books and records of the Debtors and/or the Fran Liquidation Estates that the Plan Administrator deems not necessary for the continued administration of the Plan or the wind-down of the Fran Liquidation Estates, or required to be retained under applicable law (as determined by the Plan Administrator in good faith), without the need for any order of the Bankruptcy Court, (b) file a motion for entry of a final decree closing the Chapter 11 Cases that have not been already closed in accordance with the Bankruptcy Code and the Bankruptcy Rules and stating that the assets of the Fran Liquidation Estates have been exhausted and final Distributions have been made under the Plan, (c) file the necessary paperwork in the respective jurisdictions to effectuate the dissolution of the Fran Liquidation Estates in accordance with the laws of such jurisdiction, and (d) resign as the sole officer, director, and manager, as applicable, of the Fran Liquidation Estates. Upon the Bankruptcy Court’s entry of a Final Order granting the motion described in clause (b) of the preceding sentence, the Fran Liquidation Estates shall be deemed dissolved for all purposes without the necessity for any other or further actions to be taken by or on behalf of the Fran Liquidation Estates or payments to be made in connection therewith, and the remaining Chapter 11 Cases shall be closed on the date that the Bankruptcy Court has entered such Final Order.

79.              Notwithstanding the immediately preceding paragraph, if the Plan Administrator deems it appropriate, the Plan Administrator may seek authority from the Bankruptcy Court to close any of the Chapter 11 Cases and dissolve or merge any of the Fran Liquidation Estates prior to all final Distributions having been made under the Plan.

O.	Dissolution of the Debtors.

80.              Upon the Distribution of all Estate Assets, the Fran Liquidation Estates shall be dissolved for all purposes by the Plan Administrator without the necessity for any other or further actions to be taken by or on behalf of any Fran Liquidation Estates or payments to be made in connection therewith; provided, however, that, without the need of any further approval, the Plan Administrator in its discretion may execute and file documents and take all other actions as he or she deems appropriate relating to the dissolution of the Fran Liquidation Estates under applicable law, and in such event, all applicable regulatory or governmental agencies shall take all steps necessary to allow and effect the prompt dissolution of the Fran Liquidation Estates as provided herein, without the payment of any fee, tax, or charge and without need for the filing of any certificates.

P.	Cancellation of Loans, Securities and Agreements.

81.              Except as otherwise provided in the Plan, on the Effective Date: (a) the DIP Credit Agreement, the Prepetition Credit Agreements, any Equity Interests in the Debtors, any intercompany notes, and any other certificate, equity security, share, note, purchase right, option, or warrant, shall be deemed cancelled and surrendered as to the Debtors without any need for further action or approval of the Bankruptcy Court or any Holder thereof or any other Person or Entity, and the Debtors shall not have any continuing obligations thereunder or in any way related thereto; and (b) the obligations of the Debtors pursuant, relating, or pertaining to the DIP Credit Agreement and the Prepetition Credit Agreements shall be deemed satisfied in full and released without any need for further action or approval of the Bankruptcy Court or any Holder thereof or any other Person or Entity; provided, however, that notwithstanding the occurrence of the Confirmation Date or the Effective Date, any such agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of allowing Holders to receive Distributions under the Plan.

82.              Nothing in the Plan or this Confirmation Order or the entry of this Confirmation Order or the occurrence of the Effective Date is intended to or shall impair or prejudice any rights of or Claims held by Acquisition Buyer (including, without limitation, any Administrative Claims) on account of rights or claims arising under the Asset Purchase Agreement (including, without limitation, the Agency Agreement and the Ancillary Agreements (each as defined in the Asset Purchase Agreement) entered into in connection therewith) or the Sale Order, including, without limitation, the Buyer Superpriority Claim and the Buyer Liens (each as defined in the Sale Order), and the Fran Liquidation Estates shall be the successors to the Debtors with respect to such rights and claims; provided, however, that all such rights and claims shall be limited in accordance with the Asset Purchase Agreement and the Sale Order.

Q.	Effectuating Documents; Further Transactions.

83.              On and after the Effective Date, the Plan Administrator is authorized to, and may issue, execute, deliver, file, or record, such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, without the need for any approvals, authorization, or consents, except for those expressly required pursuant to the Plan.

R.	Section 1146 Exemption.

84.              To the maximum extent permitted pursuant to section 1146 of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, sales and use taxes, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of this Confirmation Order, the appropriate state or local governmental officials or agents and any third party shall forgo the collection of any such tax, recordation fee, or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or assessment.

S.	Preservation of Estate Causes of Action.

85.              Unless any Estate Causes of Action against an Entity are expressly waived, relinquished, transferred, exculpated, released, compromised, or settled in the Plan or this Confirmation Order, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and the Plan Administrator shall retain and may (but are not required to) enforce all rights to commence and pursue any and all Estate Causes of Action, whether arising before or after the Petition Date, and the Debtors’ rights to commence, prosecute, or settle such Estate Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. No Entity may rely on the absence of a specific reference in the Combined Disclosure Statement and Plan, the Plan Supplement, or this Confirmation Order to any Estate Cause of Action against them as any indication that the Debtors or the Plan Administrator will not pursue any and all available Estate Causes of Action against them. The Debtors and the Plan Administrator expressly reserve all rights to prosecute any and all Estate Causes of Action against any Entity, except as otherwise expressly provided herein. Unless any Estate Causes of Action against an Entity are expressly waived, relinquished, transferred, exculpated, released, compromised, or settled in the Plan, this Confirmation Order, or the Asset Purchase Agreement, the Debtors and the Plan Administrator expressly reserve all Estate Causes of Action, for later adjudication and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Estate Causes of Action upon, after, or as a consequence of the confirmation of the Plan. For the avoidance of doubt, nothing herein or in the Combined Disclosure Statement and Plan shall require the Debtors or the Plan Administrator to commence or pursue litigation concerning any Estate Cause of Action.

86.              In accordance with section 1123(b)(3) of the Bankruptcy Code, any Estate Causes of Action preserved pursuant to Article XI.M of the Plan that any of the Debtors may hold against any Entity shall be transferred to the Fran Liquidation Estates upon the occurrence of the Effective Date. Except as otherwise provided in the Plan, the Plan Administrator, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Estate Causes of Action. The Plan Administrator shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Estate Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court, except for as otherwise expressly set forth in the Plan.

T.	Exculpation.

87.              On the Effective Date, the Exculpated Parties shall not have or incur, and are hereby released from, any claim, Claim, obligation, causes of action, Causes of Action, or liability to one another or to any Holder of a Claim or Equity Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act taken or omission originating or occurring on or after the Petition Date through and including the Effective Date in connection with, relating to or arising out of (a) the Chapter 11 Cases, (b) formulation, negotiation, and filing of the Combined Disclosure Statement and Plan, (c) the filing of the Chapter 11 Cases, (d) the pursuit of confirmation of the Plan, (e) the consummation and implementation of the Plan, (f) the administration of the Plan or the property to be distributed under the Plan, (g) the marketing, negotiation, approval, and consummation of the Sale and the definitive documents evidencing the Sale, or (h) any other postpetition act taken or omission originating or occurring in connection with or in contemplation of the restructuring, sale, or liquidation of the Debtors, except for their fraud, willful misconduct, or gross negligence as determined by a Final Order. Notwithstanding the foregoing, the releases set forth in the immediately preceding sentence shall exclude (i) obligations arising under confidentiality agreements entered during the Chapter 11 Cases and (ii) the Debtors’ indemnification obligations or other contractual obligations to officers and directors. Except as provided in Article VI.B of the Plan, nothing herein or in the Combined Disclosure Statement and Plan shall affect any rights concerning the payment of Professional Fees. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting the Exculpated Parties from liability. This Confirmation Order shall serve as a permanent injunction against any Entity seeking to enforce any claim or causes of action against the Exculpated Parties that has been exculpated pursuant to Article XIII.A of the Plan.

U.	Releases.

88.              On the Effective Date, the Released Parties shall not have or incur, and are hereby, to the fullest extent permitted under applicable law, forever released from any claims, Claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, causes of action, Causes of Action, and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or hereafter arising, in law, equity, or otherwise to any other Released Party, for any claims, Claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, causes of action, Causes of Action, and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or hereafter arising, in law, equity, or otherwise that are or may be related, in whole or in part, to the Debtors, the Chapter 11 Cases, the Sale, or the Estates, except for their fraud, willful misconduct, or gross negligence as determined by a Final Order. Notwithstanding the foregoing, the releases set forth in the immediately preceding sentence shall exclude (i) obligations arising under confidentiality agreements entered during the Chapter 11 Cases and (ii) the Debtors’ indemnification obligations or other contractual obligations to officers and directors. For the avoidance of doubt, except as provided in Article VI.B of the Plan, nothing herein or in the Combined Disclosure Statement and Plan shall affect any rights concerning the payment of Professional Fees.

89.              The releases set forth in the preceding paragraph shall, under applicable non-bankruptcy law, restrict the ability of any Person or Entity (including, without limitation, the Holders of Claims or Equity Interests) from asserting a claim or cause of action derivatively through a Released Party and does not affect a direct claim by the Holder of a Claim or Equity Interest that is not derivative of a Released Party’s rights.

V.	Injunction.

90.              Except as otherwise expressly provided in the Plan, and except in connection with the enforcement of the Plan or any documents provided for or contemplated in the Combined Disclosure Statement and Plan, all Persons or Entities who have held, hold, or may hold Claims against or Equity Interests in the Debtors or the Estates that (i) have been released pursuant to Article XIII.B of the Plan or (ii) are subject to exculpation pursuant to Article XIII.A of the Plan, are permanently enjoined from and after the Effective Date from: (a) commencing or continuing in any manner, directly or indirectly, any action or other proceeding of any kind against the Debtors, the Estates, or their successors and assignees, or any of their Assets and property, with respect to any such Claim or Equity Interest; (b) the enforcement, attachment, collection, or recovery by any manner or means, directly or indirectly, of any judgment, award, decree, or order against the Debtors, the Estates, or their successors and assignees, or any of their Assets and property, with respect to any such Claim or Equity Interest; (c) creating, perfecting or enforcing, directly or indirectly, any Lien or encumbrance of any kind against the Debtors, the Estates, or their successors and assignees, or any of their Assets and property, with respect to any such Claim or Equity Interest; (d) asserting, directly or indirectly, any setoff, or recoupment of any kind against any obligation due to the Debtors, the Estates, or their successors and assignees, or any of their Assets and, with respect to any such Claim or Equity Interest, unless approved by the Bankruptcy Court; and (e) any act, in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan with respect to such Claim or Equity Interest. Without limiting the foregoing, the automatic stay provided under section 362(a) of the Bankruptcy Code shall remain in effect until the Chapter 11 Cases are closed. Nothing contained in Article XIII.C of the Plan shall prohibit the Holder of a filed Proof of Claim from litigating its right to seek to have such Claim declared an Allowed Claim and paid in accordance with the distribution provisions of the Plan, or enjoin or prohibit the interpretation or enforcement by the Holder of such Claim or Equity Interest of any of the obligations of the Debtors or the Plan Administrator under the Plan.

W.	Injunction Against Interference with the Plan.

91.              Upon entry of this Confirmation Order, all Holders of Claims and Equity Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect affiliates shall be enjoined from taking any actions of any kind against the Plan Administrator, the Fran Liquidation Estates, or any of the Estate Assets that interfere with the implementation or consummation of the Plan.

X.	Treatment of Executory Contracts and Unexpired Leases.

92.              The provisions governing the treatment of executory contracts and unexpired leases set forth in Article XIV of the Plan shall be, and hereby are, approved in their entirety.

93.              Notwithstanding anything to the contrary in the Combined Disclosure Statement and Plan, the Solicitation Order, or this Confirmation Order, nothing shall modify the rights, if any, of any Holder of a Claim or any current or former party to an executory contract or lease, to assert any right of setoff or recoupment that such party may have under applicable bankruptcy or nonbankruptcy law, including, but not limited to, (a) the ability, if any, of such parties to set off or recoup a security deposit held pursuant to the terms of their lease(s) with the Debtors, or any successors to the Debtors, under the Plan including, but not limited to, the Fran Liquidation Estates and Plan Administrator; (b) assertion of rights of setoff or recoupment, if any, in connection with claims reconciliation; or (c) assertion of setoff or recoupment as a defense, if any, to any claim or action by the Debtors or any successors of the Debtors, including, but not limited to, the Fran Liquidation Estates and Plan Administrator; provided, however, that none of the above parties may set off a security deposit without further order of the Bankruptcy Court or written agreement with the Plan Administrator.

Y.	Indemnification Obligations; Insurance Policies.

94.              In exchange for the purchase of tail insurance, any obligations of any Debtor pursuant to its certificate of incorporation and bylaws, or organizational documents, as applicable, or any other agreements entered into by such Debtor at any time prior to the Effective Date, to indemnify current and/or former directors, officers, agents, and/or employees with respect to all present and future actions, suits, and proceedings against such Debtor or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of such Debtor, irrespective of whether such indemnification is owed in connection with an event occurring before or after the Petition Date shall not be discharged or Impaired by confirmation of the Plan. Such obligations shall be deemed and treated as executory contract to be assumed by the Debtors under the Plan and shall continue as obligations of the Fran Liquidation Estates solely to the extent of the Debtors’ insurance coverage provided thereunder.

95.              Except to the extent an affected party may otherwise agree, nothing in the Plan, this Confirmation Order, or the Plan Administration Agreement, shall in any way operate to, or have the effect of, impairing, altering, supplementing, changing, expanding, decreasing, or modifying the rights and obligations of the Debtors (and their Estates), third party beneficiaries or named insureds, and the Debtors’ insurers (and third-party claims administrators) under any of the Debtors’ insurance policies (including any D&O Insurance) or modifies the coverage or benefits provided thereunder or the terms and conditions thereof or diminishes or impairs the enforceability of the insurance policies. For all issues relating to insurance coverage, the provisions, terms, conditions, and limitations of the Debtors’ insurance policies shall control. For the avoidance of doubt, nothing herein or in the Combined Disclosure Statement and Plan (a) constitutes a rejection of any insurance policy (including the D&O Insurance) or (b) relieves any party from any injunction or stay created or preserved under the Plan.

Z.	Provisions Governing Distributions.

96.              The distribution provisions of Article XII of the Plan shall be, and hereby are, approved in their entirety. The Plan Administrator shall make all distributions under the Plan to the appropriate Holders of Allowed Claims in accordance with the terms of the Plan.

AA.	Texas Comptroller Provisions.

97.              Notwithstanding anything else to the contrary in the Plan or this Confirmation Order, these provisions will govern the treatment of the Claims of the Texas Comptroller of Public Accounts (the “Texas Comptroller”): (a) nothing provided in the Plan or this Confirmation Order shall affect or impair any statutory or common law setoff rights of the Texas Comptroller in accordance with 11 U.S.C. § 553; (b) nothing provided in the Plan or this Confirmation Order shall affect or impair any rights of the Texas Comptroller to pursue any non-Debtor third parties for tax debts or Claims; (c) nothing provided in the Plan or this Confirmation Order shall be construed to preclude the payment of interest on any Allowed Administrative Claims held by the Texas Comptroller; and (d) to the extent that interest is payable with respect to any Allowed (i) Administrative Claim, (ii) Priority Tax Claim, or (iii) Secured Claim of the Texas Comptroller, the interest rate shall be the statutory interest rate, currently 4.25% per annum. Nothing in the Plan or this Confirmation Order grants the Texas Comptroller an Allowed Claim or impacts the respective rights or obligations of the Debtors and the Buyer under the Sale Order or the Asset Purchase Agreement. The Debtors, the Fran Liquidation Estates, and the Plan Administrator reserve all rights to contest any Claim asserted by the Texas Comptroller.

98.              Allowed Priority Tax Claims owed to the Texas Comptroller shall be paid in full (a) in accordance with Article VI.C of the Plan; (b) in equal monthly installments of principal and interest no later than 60 months after the Petition Date; or (c) as otherwise agreed to by the Comptroller. The Texas Comptroller’s Allowed Priority Tax Claims shall accrue interest at the statutory rate of interest, currently 4.25% per annum, from the Plan’s Effective Date until such Claim is deemed Allowed.

99.              The failure of the Debtors, the Fran Liquidation Estates, or the Plan Administrator, as applicable, to make a plan payment to an agency of the State of Texas shall be an event of default. If the Debtors, the Fran Liquidation Estates, or the Plan Administrator, as applicable, fail to cure an event of default as to an agency of the State of Texas within 10 days after service of a written notice of default, then that agency may (a) enforce the entire amount of its Claim; (b) exercise any and all rights and remedies available under applicable non-bankruptcy law; and (c) seek such relief as may be appropriate in the Bankruptcy Court. The Debtors, the Fran Liquidation Estates, or the Plan Administrator, as applicable, can receive up to three notices of default, however, the third default cannot be cured.

BB.	Claims of the United States.

100.          Notwithstanding any provision to the contrary in the Plan, the Plan Supplement, this Confirmation Order, or any implementing Plan documents (collectively, the “Plan Documents”), the following paragraphs shall govern the claims of the United States:

101.          As to the United States, nothing in the Plan Documents shall: (1) discharge, release, enjoin, impair, or otherwise preclude (a) any liability to the United States that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code (“claim”), (b) any claim of the United States arising after the Confirmation Date, or (c) any liability of any Entity or Person under police or regulatory statutes or regulations to any Governmental Unit as the owner, lessor, lessee, or operator of property or rights to property that such entity owns, operates, or leases after the Confirmation Date; (2) release, nullify, preclude, or enjoin the enforcement of any police or regulatory power; (3) confer jurisdiction to the Bankruptcy Court with respect to any claim, liability, suit, right, or Cause of Action of the United States except to the extent set forth in 28 U.S.C. § 1334 (as limited by other provisions of the United States Code); (4) release, exculpate, enjoin, impair, or discharge any non-Debtor from any claim, liability, suit, right, or Cause of Action of the United States; (5) require the United States to file an administrative claim in order to receive payment for any liability described in sections 503(b)(1)(B) and (C) pursuant to section 503(b)(1)(D) of the Bankruptcy Code; (6) constitute an approval or consent by the United States without compliance with all applicable legal requirements and approvals under non-bankruptcy law; (7) be construed as a compromise or settlement of any liability, claim, Cause of Action, or interest of the United States; (8) modify the scope of section 502 of the Bankruptcy Code with respect to the claims of the United States; or (9) be construed as a consent to the modification of treatment of claims of the United States pursuant to Article VIII.B of the Plan without both adequate notice to the United States of any change in claim treatment and the written consent by the United States to such change in treatment.

102.          Liens securing claims of the United States shall be retained until the claim, with interest, is paid in full. Administrative Claims of the United States Allowed pursuant to the Plan or the Bankruptcy Code shall accrue interest and penalties as provided by non-bankruptcy law until paid in full in accordance with section 1129(a)(9)(A) of the Bankruptcy Code. Priority Tax Claims of the United States Allowed pursuant to the Plan or the Bankruptcy Code will be paid in accordance with section 1129(a)(9)(C) of the Bankruptcy Code. To the extent Allowed Priority Tax Claims (including any penalties, interest, or additions to tax entitled to priority under the Bankruptcy Code) are not paid in full in cash on the Effective Date, then such Priority Tax Claims shall accrue interest commencing on the Effective Date at the rate set forth in section 511 of the Bankruptcy Code. Moreover, nothing shall effect a release, injunction, or otherwise preclude any claim whatsoever against any Debtor or any of the Debtors’ Estates by or on behalf of the United States for any liability arising a) out of pre-petition or post-petition tax periods for which a return has not been filed or b) as a result of a pending audit or audit that may be performed with respect to any pre-petition or post-petition tax period. Further, nothing shall enjoin the United States from amending any claim against any Debtor or any of the Debtors’ Estates with respect to any tax liability a) arising out of pre-petition or post-petition tax periods for which a tax return has not been filed or b) from a pending audit or audit that may be performed with respect to any pre-petition or post-petition tax period. Any liability arising a) out of pre-petition or post-petition tax periods for which a return has not been filed or b) as a result of a pending audit or audit that may be performed with respect to any pre-petition or post-petition tax period shall be paid in accordance with sections 1129(a)(9)(A) and (C) of the Bankruptcy Code. Without limiting the foregoing but for the avoidance of doubt, nothing contained in the Plan Documents shall be deemed to bind the United States to any characterization of any transaction for tax purposes or to determine the tax liability or the right to a tax refund of any Person or Entity, including, but not limited to, the Debtors and the Debtors’ Estates, nor shall the Plan Documents be deemed to have determined the federal tax treatment of any item, distribution, or Entity, including the federal tax consequences of this Plan, nor shall anything in the Plan Documents be deemed to have conferred jurisdiction upon the Bankruptcy Court to make determinations as to federal tax liability and federal tax treatment except as provided under section 505 of the Bankruptcy Code; provided, however, that nothing in this paragraph shall be deemed a waiver of the Debtors’ rights under section 505 of the Bankruptcy Code or an abrogation of the Bankruptcy Court’s jurisdiction over the Chapter 11 Cases, the Debtors, or the Estates. For the avoidance of doubt, the Debtors, the Fran Liquidation Estates, and the Plan Administrator reserve all rights to contest any claim asserted by the United States.

103.          Nothing in the Plan Documents shall affect any setoff or recoupment rights of the United States and such rights are preserved. The Debtors have applied to the IRS for a federal tax refund of approximately $2.5 million based on Net Operating Loss carrybacks to January 2020 (the “First Refund”). The Debtors intend to apply to the IRS for a federal tax refund of approximately $30 million based on Net Operating Loss carrybacks to January 2021 (the “Second Potential Refund”). The Debtors and the IRS have agreed that the IRS will not set off IRS claims Allowed pursuant to the Plan or the Bankruptcy Code against the First Refund. In exchange for the IRS not asserting claims against the First Refund, the Debtors consent to the payment of any IRS claims Allowed pursuant to the Plan or the Bankruptcy Code that remain unpaid from the Second Potential Refund to the extent the IRS approves such a refund. For the avoidance of doubt, nothing in the Plan Documents shall release the Buyer from its obligations under the Asset Purchase Agreement to satisfy all assumed tax liabilities as set forth in the Asset Purchase Agreement and approved in the Sale Order. Moreover, the Debtors and the Debtors’ Estates shall remain liable for the payment of all IRS tax claims against the Debtors and the Debtors’ Estates whether or not the obligation to pay any such IRS tax claim was assumed by the Buyer pursuant to the Asset Purchase Agreement and approved in the Sale Order.

CC.	Post-Confirmation Notices, Professional Compensation, and Bar Dates.

1.	Notice of Entry of the Confirmation Order and Occurrence of the Effective Date.

104.          In accordance with Bankruptcy Rules 2002 and 3020(c), promptly after the occurrence of the Effective Date, the Debtors shall promptly cause notice of confirmation of the Plan and the occurrence of the Effective Date, in substantially the form annexed hereto as Exhibit B (the “Notice of Effective Date”), to be served by e-mail or United States first class mail to all parties served with the notice of the Combined Hearing; provided, that after conducting a reasonable search for the correct address, no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed a notice of the Combined Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address,” or “forwarding order expired,” or similar reason, unless the Debtors or Fran Liquidation Estates have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. Mailing of the Notice of Effective Date in the time and manner set forth in this paragraph will be good, adequate, and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c). No further notice is necessary.

105.          The Notice of Effective Date will constitute sufficient notice of the entry of this Confirmation Order to filing and recording officers, and will be a recordable instrument notwithstanding any contrary provision of applicable non-bankruptcy law.

2.	Final Administrative Claims Bar Date.

106.          The provisions governing the treatment of Allowed Administrative Claims set forth in Article VI.A of the Plan are approved in their entirety. Administrative Expense Requests asserting Administrative Claims arising from February 1, 2021 through and including the Effective Date, excluding (a) Claims for Professional Fees in the Chapter 11 Cases and (b) claims arising in the ordinary course of business, must be filed no later than 30 days after the Notice of Effective Date is filed with the Bankruptcy Court or such later date as may be established by order of the Bankruptcy Court (the “Final Administrative Claims Bar Date”). Holders of Administrative Claims who are required to file an Administrative Expense Request and who do not file such request by the Final Administrative Claims Bar Date, may not receive or be entitled to receive any payment or distribution of property from the Debtors or their successors or assigns with respect to such Administrative Claim in the Chapter 11 Cases. Notwithstanding the foregoing, pursuant to section 503(b)(1)(D) of the Bankruptcy Code, no governmental unit shall be required to file a request for payment of any Administrative Claim of a type described in sections 503(b)(1)(B) or 503(b)(1)(C) of the Bankruptcy Code as a condition to such Claim being Allowed.

3.	Professional Fees.

107.          The provisions governing Professional Fees set forth in Article VI.B of the Plan are approved in their entirety. All final requests for payment of Professional Fees incurred prior to the Effective Date must be filed with the Bankruptcy Court and served on all parties that have requested notice in the Chapter 11 Cases by no later than 60 days after the Effective Date. Objections to any Professional Fees must be filed with the Bankruptcy Court and served on the Plan Administrator and the applicable Professional no later than 80 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. After notice and opportunity for a hearing in accordance with the procedures established by the Bankruptcy Code and any prior orders of the Bankruptcy Court in the Chapter 11 Cases, the Allowed amounts of such Professional Fees shall be determined by the Bankruptcy Court and, once approved by the Bankruptcy Court, shall be promptly paid in Cash; provided that no Professional shall receive payment of any Allowed Professional Fees in excess of the amount reserved for such Professional in the Professional Fee Reserve unless and until the Plan Administrator determines that sufficient Estate Assets will be available to pay all Allowed Administrative Claims and Allowed Priority Tax Claims in full. For the avoidance of doubt, the Plan Administrator may make interim Distributions for any outstanding Allowed Professionals Fees Pro Rata to the extent the Plan Administrator determines that sufficient Estate Assets will be available to pay all Allowed Administrative Claims and Allowed Priority Tax Claims in full.

4.	Bar Date for Rejection Damage Claims.

108.          Except as otherwise explicitly set forth in the Plan, in the event the Debtors reject any executory contracts or unexpired leases pursuant to section 365 of the Bankruptcy Code, Proofs of Claim asserted in connection with such rejection must be filed so that they are actually received by Stretto no later than 30 days after service of the Notice of Effective Date. Any Proofs of Claim not filed and served within such time period shall not receive or be entitled to receive any payment or Distribution of property from the Debtors or their successors or assigns with respect to such Claim in the Chapter 11 Cases. For the avoidance of doubt, any counterparty to a rejected executory contract or unexpired lease (a) shall be entitled to include any amounts owed by the Debtors under such rejected contract or lease in its rejection damages Proof of Claim, including any pre and postpetition arrearages, and (b) was not required to file a separate Proof of Claim for amounts owed by the Debtors under such rejected executory contract or unexpired lease by the General Bar Date.

5.	Notice of Subsequent Pleadings.

109.          Except as otherwise may be provided in the Plan or herein, notice of all subsequent pleadings in the Chapter 11 Cases after the Effective Date shall be limited to the following parties: (a) the Plan Administrator (as set forth in the Plan Administration Agreement); (b) the U.S. Trustee; and (c) any Entity that files a renewed request for notice under Bankruptcy Rule 2002 after the Effective Date.

DD.	Payment of Statutory Fees.

110.          All Statutory Fees due and payable prior to the Effective Date shall be paid by the Debtors on the Effective Date. Statutory Fees relating to any period of time after the occurrence of the Effective Date shall be paid by the Plan Administrator. All Statutory Fees shall be payable as set forth above and such obligations shall continue until the earliest of each particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

EE.	Effectiveness of All Actions.

111.          All actions authorized to be taken pursuant to the Plan, including, without limitation, entry into the Plan Administration Agreement, shall be effective on, prior to, or after the Effective Date pursuant to this Confirmation Order, without further application to, or order of the Bankruptcy Court, or further action by the respective officers, directors, managers, members, or stockholders of the Debtors or Fran Liquidation Estates and with the effect that such actions had been taken by unanimous action of such officers, directors, managers, members, or stockholders.

112.          This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, and regulations of all states and any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts and transactions referred to in or contemplated by the Plan, the Plan Supplement, the Combined Disclosure Statement and Plan, the Plan Administration Agreement, and any other documents, instruments, securities, or agreements, and any amendments or modifications thereto.

FF.	Conflicts.

113.          Except as set forth in the Plan, to the extent that any provision of the Combined Disclosure Statement and Plan, the Plan Supplement, or any other document (but excluding, for the avoidance of doubt, this Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan (without reference to the Plan Supplement), the Plan (without reference to the Plan Supplement) shall govern and control; provided, however, that notwithstanding anything herein or the Combined Disclosure Statement and Plan to the contrary, in the event of a conflict between this Confirmation Order, on the one hand, and any of the Plan or the Plan Supplement on the other hand, this Confirmation Order shall govern and control in all respects.

GG.	SEC Reservation of Rights.

114.          Notwithstanding any language to the contrary contained in the Combined Disclosure Statement and Plan and/or this Confirmation Order, no provision of the Combined Disclosure Statement and Plan or this Confirmation Order shall (a) preclude the SEC from enforcing its police or regulatory powers; or, (b) enjoin, limit, impair, or delay the SEC from commencing or continuing any claims, causes of action, proceedings, or investigations against any nondebtor person or nondebtor entity in any forum.

HH.	Reservation of Rights.

115.          Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters this Confirmation Order, and this Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the filing of the Combined Disclosure Statement and Plan, any statement or provision contained in the Combined Disclosure Statement and Plan, or the taking of any action by any Debtor with respect to the Plan, the Combined Disclosure Statement and Plan, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Equity Interests before the Effective Date.

II.	Severability.

116.          In the event the Bankruptcy Court determines, before the Confirmation Date, that any provision in the Plan is invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. This Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without consent of the Debtors; and (c) nonseverable and mutually dependent.

JJ.	Revocation or Withdrawal of Plan; Effect of Non-Occurrence of Effective Date.

117.          The Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file a subsequent plan. If the Debtors revoke or withdraw the Plan before the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein or in the Combined Disclosure Statement and Plan shall constitute or be deemed a waiver or release of any claims by or against the Debtors or Plan Administrator or to prejudice in any manner the rights of either of the Debtors or Plan Administrator in any further proceedings involving the Debtors.

118.          If each condition to the Effective Date has not been satisfied or duly waived 45 days after the Confirmation Date, then upon motion by any party in interest, made before the time that each of the conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, this Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such motion, this Confirmation Order shall not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived by the Debtors before any order granting such relief becomes a Final Order. If this Confirmation Order is vacated pursuant to Article XV.C of the Plan, the Plan shall be deemed null and void in all respects and nothing contained herein or in the Combined Disclosure Statement and Plan shall (a) constitute a waiver or release of any claims by or against the Debtors, or (b) prejudice in any manner the rights of the Debtors.

B.	Retention of Jurisdiction.

119.          Pursuant to sections 105(c) and 1142 of the Bankruptcy Code, to the fullest extent permitted by law, and notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan, including those matters set forth in Article XVI of the Plan.

KK.	Dissolution of Committee.

120.          Upon the occurrence of the Effective Date, the Committee shall dissolve automatically, whereupon its members, professionals, and agents shall be released from any duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code (except with respect to (a) obligations arising under confidentiality agreements, which shall remain in full force and effect, (b) applications for allowance and payment of Professional Fees, and (c) any pending motions or other actions seeking enforcement or implementation of the provisions of the Plan).

LL.	Final Order.

121.          This Confirmation Order is a Final Order and the period in which an appeal must be filed shall commence upon entry hereof.

MM.	Substantial Consummation.

122.          “Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

NN.	Immediate Binding Effect.

123.          Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon the Debtors, and any and all Holders of Claims or Equity Interests (irrespective of whether such Claims or Equity Interests are deemed to have accepted the Plan), all Persons and Entities that are party, or subject, to the settlements, compromises, releases, and injunctions described in the Plan, each Person and Entity acquiring property under the Plan, and any and all of the Debtors’ counterparties to executory contracts and leases with the Debtors, and the respective heirs, executors, administrators, successors or assigns, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians, if any, with respect to the foregoing.

[Remainder of Page Intentionally Left Blank]

Exhibit A

Plan

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. THE DEBTORS MAY NOT SOLICIT ACCEPTANCES OR REJECTIONS UNTIL thIS combined DISCLOSURE STATEMENT and plan HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS ARE SUBMITTING THIS COMBINED DISCLOSURE STATEMENT AND PLAN FOR APPROVAL, BUT THE BANKRUPTCY COURT HAS NOT YET APPROVED THIS COMBINED DISCLOSURE STATEMENT AND PLAN. THE DEBTORS MAY REVISE IT TO REFLECT EVENTS THAT OCCUR AFTER THE DATE HEREOF, BUT PRIOR TO THE BANKRUPTCY COURT’S APPROVAL.

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

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In re: FHC HOLDINGS CORPORATION, et al.,[1] Debtors.	: : : : :	Chapter 11 Case No. 20-13076 (BLS) Jointly Administered
x

DEBTORS’ FIRST AMENDED COMBINED DISCLOSURE STATEMENT AND
CHAPTER 11 PLAN OF LIQUIDATION

RICHARDS, LAYTON & FINGER, P.A.

Mark D. Collins (No. 2981)

Michael J. Merchant (No. 3854)

Jason M. Madron (No. 4431)

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Telephone: (302) 651-7700

Facsimile: (302) 651-7701

Email: collins@rlf.com

merchant@rlf.com

madron@rlf.com

Co-Counsel to the Debtors and Debtors in

Possession

O’MELVENY & MYERS LLP

Maria J. DiConza (admitted pro hac vice)

Joseph Zujkowski (admitted pro hac vice)

Diana M. Perez (admitted pro hac vice)

Times Square Tower

Seven Times Square

New York, New York 10036

Telephone: (212) 326-2000

Facsimile: (212) 326-2061

Email: mdiconza@omm.com

jzujkowski@omm.com

dperez@omm.com

Co-Counsel to the Debtors and Debtors in Possession

1 The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are FHC Holdings Corporation (f/k/a Francesca’s Holdings Corporation) (4704), FHC LLC (f/k/a Francesca’s LLC) (2500), FHC Collections, Inc. (f/k/a Francesca’s Collections, Inc.) (4665), and FHC Services Corporation (f/k/a Francesca’s Services Corporation) (5988). The address of the legacy Debtors’ corporate headquarters is 8760 Clay Road, Houston, TX 77080. The address for correspondence related to the Debtors is c/o Saccullo Business Consulting, LLC, 27 Crimson King Drive, Bear, DE 19701.

G.	Rejection of Executory Contracts and Unexpired Leases		25
H.	Claims Process and Bar Date		26
	1.	Section 341(a) Meeting of Creditors	26
	2.	Schedules and Statements	26
	3.	Establishment of Bar Dates	26
	4.	Cox and Prulello Class Action Claims	27
I.	Sale Transaction		28
J.	Appointment of the Wind-Down Officer		29
K.	Pre-Closing Tax Refunds		29
L.	Corporate Name Change		29
ARTICLE V CONFIRMATION AND VOTING PROCEDURES			30
A.	Combined Hearing		30
B.	Procedure for Objections		30
C.	Statutory Requirements for Approval of this Combined Disclosure Statement and Plan and Purpose of the Disclosures Herein		30
D.	Requirements of Section 1129(a) of the Bankruptcy Code		31
	1.	Feasibility	32
	2.	Best Interests Test and Liquidation Analysis	32
E.	Requirements of Section 1129(b) of the Bankruptcy Code		33
	1.	Unfair Discrimination	34
	2.	Fair and Equitable Test	34
F.	Classification of Claims and Equity Interests
G.	Eligibility to Vote on the Plan		35
H.	Combined Hearing Notice		36
I.	Procedure/Voting Deadlines		36
J.	Acceptance of the Plan		36

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K.	Elimination of Vacant Classes		37
L.	Subordinated Claims		37
ARTICLE VI TREATMENT OF UNCLASSIFIED CLAIMS			37
A.	Administrative Claims		37
	1.	Treatment of Administrative Claims	37
	2.	Final Administrative Claims Bar Date	38
B.	Professional Fees		38
	1.	Final Fee Applications	38
	2.	Post-Effective Date Fees and Expenses	39
C.	Priority Tax Claims		39
D.	Intercompany Claims		40
ARTICLE VII CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS; ESTIMATED RECOVERIES			40
ARTICLE VIII TREATMENT OF CLAIMS AND EQUITY INTERESTS			41
A.	Treatment of Claims and Equity Interests		41
	1.	Class 1 – Priority Non-Tax Claims.	41
	2.	Class 2 – Secured Claims.	41
	3.	Class 3 – General Unsecured Claims.	41
	4.	Class 4 – Equity Interests.	42
B.	Modification of Treatment of Claims and Equity Interests		42
C.	Special Provision Governing Unimpaired Claims		42
ARTICLE IX CERTAIN FEDERAL INCOME TAX CONSEQUENCES			42
A.	Brief Overview and Disclosure		42
B.	U.S. Federal Income Tax Consequences to the Debtors		44
C.	Certain U.S. Federal Income Tax Treatment With Respect to U.S. Holders of Allowed Claims		45

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D.	Certain U.S. Federal Income Tax Treatment With Respect to Non-U.S. Holders of Allowed Claims		46
	1.	Gain Recognition	46
	2.	FATCA	47
E.	Withholding on Distributions and Information Reporting		47
ARTICLE X CERTAIN RISK FACTORS TO BE CONSIDERED			48
A.	Risk Factors that May Affect the Debtors’ Ability to Consummate the Plan		48
	1.	The Debtors May Not Be Able to Secure Confirmation of the Plan	48
	2.	Risk of Non-Occurrence of the Effective Date	49
	3.	Parties May Object to the Classification of Claims and Equity Interests	49
B.	Risk Factors that May Affect Distributions Under the Plan		49
	1.	COVID-19 Disruptions	49
	2.	Delay In Liquidating Estate Causes of Action	49
	3.	Plan Administrator Operating Expenses May Exceed Estimates	50
	4.	Pre-Closing Tax Refunds May Not Be Accurate or May Be Delayed; Tax Audit	50
	5.	No Duty to Update Disclosures	50
ARTICLE XI MEANS FOR IMPLEMENTATION OF THE PLAN			51
A.	Procedural Consolidation of Debtors for Plan Purposes Only		51
B.	Sources of Cash for Plan Distributions		51
C.	Deemed Consent of Holders of Administrative Claims and Priority Claims Regarding Timing of Payment of Allowed Claims		52
D.	Continued Corporate Existence; Vesting of Assets		52
E.	Appointment of the Plan Administrator		53
	1.	Rights and Powers of the Plan Administrator	53
	2.	Costs and Expenses of the Plan Administrator	55

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F.	Corporate Action		56
G.	Winding Down of Affairs		56
H.	Closing of the Chapter 11 Cases		56
I.	Dissolution of the Debtors		57
J.	Cancellation of Loans, Securities and Agreements		57
K.	Effectuating Documents; Further Transactions		58
L.	Section 1146 Exemption		58
M.	Preservation of Estate Causes of Action		58
ARTICLE XII PROVISIONS GOVERNING DISTRIBUTIONS			59
A.	Plan Distributions		59
B.	Distribution Record Date		59
C.	Objections to Claims; Estimation of Claims		59
D.	No Distribution Pending Allowance		60
E.	Timing of Distributions		60
F.	Delivery of Distributions		60
G.	Unclaimed Distributions		61
H.	De Minimis Distributions		61
I.	Foreign Currency Exchange Rate		61
J.	Setoffs and Recoupment		61
K.	Postpetition Interest		62
L.	Allocation of Distributions Between Principal and Interest		62
M.	Distributions Free and Clear		62
N.	Claims Paid or Payable by Third Parties		62
	1.	Claims Paid by Third Parties	62
	2.	Claims Payable by Third Parties	62

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	3.	Applicability of Insurance Policies	63
O.	Compliance with Tax Requirements		63
ARTICLE XIII EXCULPATION, RELEASES, AND INJUNCTIONS			63
A.	Exculpation.		63
B.	Releases.		64
C.	Injunction.		65
D.	Injunction Against Interference with the Plan.		65
ARTICLE XIV EXECUTORY CONTRACTS AND UNEXPIRED LEASES			65
A.	Rejection of Executory Contracts and Unexpired Leases		65
B.	Deadline for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan		66
C.	Non-Occurrence of Effective Date		66
D.	Indemnification Obligations; Insurance Policies		66
E.	Reservation of Rights		67
ARTICLE XV CONDITIONS PRECEDENT TO AND OCCURRENCE OF CONFIRMATION AND THE EFFECTIVE DATE			67
A.	Conditions Precedent to Confirmation and Effective Date		67
B.	Establishing the Effective Date		68
C.	Effect of Failure of Conditions		68
D.	Waiver of Conditions to Confirmation and Effective Date		68
ARTICLE XVI RETENTION OF JURISDICTION			69
ARTICLE XVII MISCELLANEOUS PROVISIONS			71
A.	Books and Records		71
B.	Amendment or Modification of the Plan		71
C.	Severability		71
D.	Revocation or Withdrawal of the Plan		72

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E.	Immediate Binding Effect	72
F.	Notices	72
G.	Governing Law	73
H.	Withholding and Reporting Requirements	73
I.	Headings	74
J.	Entire Agreement	74
K.	Exhibits/Schedules	74
L.	Filing of Additional Documents	74
M.	Filing of Monthly and Quarterly Reports and Payment of Statutory Fees	74
N.	No Admissions	75
O.	Successors and Assigns	75
P.	SEC Reservation of Rights	75
Q.	Reservation of Rights	75
R.	Implementation	75
S.	Inconsistency	75
T.	Dissolution of the Committee	75
U.	Bankruptcy Rule 2002 Notice Parties	76
V.	Termination of the Plan Administrator	76
W.	Compromise of Controversies	76
X.	Votes Solicited in Good Faith	76

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IMPORTANT INFORMATION FOR YOU TO READ2

AS DESCRIBED IN FURTHER DETAIL IN ARTICLE XI.C OF THIS COMBINED DISCLOSURE STATEMENT AND PLAN, HOLDERS OF ALLOWED ADMINISTRATIVE CLAIMS AND ALLOWED PRIORITY CLAIMS MAY RECEIVE TREATMENT FOR SUCH CLAIM UNDER THE PLAN THAT IS DIFFERENT FROM THE TREATMENT SUCH HOLDERS ARE ENTITLED TO UNDER THE BANKRUPTCY CODE. THE FAILURE OF A HOLDER OF AN ADMINISTRATIVE CLAIM OR PRIORITY CLAIM TO OBJECT TO THE TREATMENT OF SUCH CLAIM BY THE CONFIRMATION OBJECTION DEADLINE SHALL BE DEEMED TO BE SUCH HOLDER’S CONSENT TO RECEIVE THE TREATMENT SET FORTH IN ARTICLES VI.A.1, VI.C, AND VIII.A.1 OF THE PLAN. ALL HOLDERS OF ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS SHOULD READ THIS COMBINED DISCLOSURE STATEMENT AND PLAN IN ITS ENTIRETY.

THIS COMBINED DISCLOSURE STATEMENT AND PLAN WAS COMPILED FROM INFORMATION OBTAINED FROM NUMEROUS SOURCES BELIEVED TO BE ACCURATE TO THE BEST OF THE DEBTORS’ AND THEIR REPRESENTATIVES’ KNOWLEDGE, INFORMATION, AND BELIEF. NO GOVERNMENTAL AUTHORITY HAS PASSED ON, CONFIRMED, OR DETERMINED THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. THE INFORMATION IN THIS COMBINED DISCLOSURE STATEMENT AND PLAN MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO SOLICITATION OF VOTES TO ACCEPT THE PLAN MAY BE MADE EXCEPT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE.

NOTHING STATED HEREIN SHALL BE DEEMED OR CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR EQUITY INTERESTS. CERTAIN STATEMENTS CONTAINED HEREIN, BY NATURE, ARE FORWARD-LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS. SUCH STATEMENTS CONSIST OF ANY STATEMENT OTHER THAN A RECITATION OF HISTORICAL FACT AND CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS “MAY,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” OR “CONTINUE” OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE READER IS CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE REFERRED TO IN SUCH FORWARD-LOOKING STATEMENTS.

2 Capitalized terms used, but not otherwise defined, herein shall have the same meanings ascribed to them in Article II of this Combined Disclosure Statement and Plan.

THE STATEMENTS CONTAINED HEREIN ARE MADE AS OF THE DATE HEREOF, UNLESS ANOTHER TIME IS SPECIFIED. THE DELIVERY OF THIS COMBINED DISCLOSURE STATEMENT AND PLAN SHALL NOT BE DEEMED OR CONSTRUED TO CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME AFTER THE DATE HEREOF.

HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS COMBINED DISCLOSURE STATEMENT AND PLAN AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE. THEREFORE, THE DEBTORS URGE EACH HOLDER OF A CLAIM AGAINST OR EQUITY INTEREST IN THE DEBTORS TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE IN REVIEWING THIS COMBINED DISCLOSURE STATEMENT AND PLAN AND THE TRANSACTIONS CONTEMPLATED HEREBY.

NO PARTY IS AUTHORIZED TO GIVE ANY INFORMATION WITH RESPECT TO THIS COMBINED DISCLOSURE STATEMENT AND PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS COMBINED DISCLOSURE STATEMENT AND PLAN. NO REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY HAVE BEEN AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH IN THIS COMBINED DISCLOSURE STATEMENT AND PLAN. ANY INFORMATION, REPRESENTATIONS, OR INDUCEMENTS MADE TO OBTAIN AN ACCEPTANCE OF THE PLAN OTHER THAN, OR INCONSISTENT WITH, THE INFORMATION CONTAINED HEREIN SHOULD NOT BE RELIED UPON BY ANY HOLDER OF A CLAIM OR EQUITY INTEREST.

THIS COMBINED DISCLOSURE STATEMENT AND PLAN HAS BEEN PREPARED IN ACCORDANCE WITH SECTIONS 1123, 1125, AND 1129 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULES 3016 AND 3017, AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-APPLICABLE BANKRUPTCY LAWS. THIS COMBINED DISCLOSURE STATEMENT AND PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

THE DEBTORS AND THE COMMITTEE BELIEVE THAT ACCEPTANCE OF THE PLAN INCORPORATED HEREIN IS IN THE BEST INTERESTS OF THE DEBTORS’ ESTATES, THEIR CREDITORS, AND ALL OTHER PARTIES IN INTEREST. ACCORDINGLY, THE DEBTORS RECOMMEND THAT YOU VOTE IN FAVOR OF THE PLAN. A LETTER FROM THE COMMITTEE RECOMMENDING THAT HOLDERS OF ALLOWED CLAIMS VOTE IN FAVOR OF THE PLAN IS INCLUDED IN THE SOLICITATION PACKAGE.

2

THE DEADLINE TO VOTE ON THE PLAN IS JULY 9, 2021 (THE “VOTING DEADLINE”). FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE DEBTORS’ VOTING AGENT, STRETTO, BEFORE THE VOTING DEADLINE AS DESCRIBED HEREIN.

QUESTIONS AND ADDITIONAL INFORMATION

If you would like to obtain copies of this Combined Disclosure Statement and Plan or any of the documents attached hereto or referenced herein or have questions about the solicitation and voting process or the Debtors’ Chapter 11 Cases generally, please contact Stretto by (i) visiting the Debtors’ case website at https://cases.stretto.com/Francescas, (ii) calling (855) 256-1545, or (iii) sending email correspondence to TeamFrancescas@stretto.com.

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ARTICLE I
INTRODUCTION

FHC Holdings Corporation (f/k/a Francesca’s Holdings Corporation), FHC LLC (f/k/a Francesca’s LLC), FHC Collections, Inc. (f/k/a Francesca’s Collections, Inc.), and FHC Services Corporation (f/k/a Francesca’s Services Corporation), as debtors and debtors in possession (each a “Debtor” and collectively, the “Debtors”) propose this Combined Disclosure Statement and Plan pursuant to sections 1125 and 1129 of the Bankruptcy Code. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

The Plan constitutes a liquidating chapter 11 plan for the Debtors that seeks to distribute the net proceeds from the sale of the Debtors’ business, provide for the termination of the Debtors’ remaining business operations, liquidate the Debtors’ remaining assets, and wind down the Debtors’ affairs in an orderly process. The Plan provides for the distribution of the Sale proceeds and any assets excluded from the Sale in accordance with the terms of the Plan and the priorities set forth in the Bankruptcy Code. Upon the conclusion of Distributions under the Plan, the Plan Administrator shall wind down the Debtors’ Estates, seek approval to close the Chapter 11 Cases, and dissolve the Debtors under applicable law.

Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in Article XVII.B of this Combined Disclosure Statement and Plan, the Debtors expressly reserve the right to alter, amend, or modify the Plan, one or more times, before its substantial consummation.

Solicitation is being conducted at this time to obtain sufficient acceptances to enable the Plan to be confirmed by the Bankruptcy Court. This Combined Disclosure Statement and Plan sets forth, among other things, how Claims against, and Equity Interests in, the Debtors will be treated and the process for winding down the Debtors’ Estates. YOU SHOULD READ THIS COMBINED DISCLOSURE STATEMENT AND PLAN AND ALL OF THE RELATED EXHIBITS AND SCHEDULES IN THEIR ENTIRETY.

This Combined Disclosure Statement and Plan is part of the solicitation package (“Solicitation Package”) distributed to all Holders of Claims in Class 3 (General Unsecured Claims) that are entitled to vote on the Plan and contains the following:

•	a copy of the Combined Hearing Notice;

•	a copy of this Combined Disclosure Statement and Plan, together with the exhibits thereto;

•	a copy of the Solicitation Order entered by the Bankruptcy Court that conditionally approved this Combined Disclosure Statement and Plan, established the voting procedures, scheduled a Combined Hearing, and set the Voting Deadline and the deadline for objecting to confirmation of the Plan;

•	a form of ballot with instructions on how to complete the ballot; and

4

•	a letter prepared by the Committee recommending that Holders of Allowed Claims in Class 3 (General Unsecured Claims) vote in favor of the proposed Plan.

A.	Purpose, Limitations, and Structure of This Combined Disclosure Statement and Plan

The purpose of this Combined Disclosure Statement and Plan is to provide the Holders of Claims against the Debtors who are entitled to vote on the Plan with adequate information to make an informed decision as to whether to accept or reject the Plan. The information in this Combined Disclosure Statement and Plan may not be relied upon for any other purpose, and nothing contained in this Combined Disclosure Statement and Plan will constitute an admission of any fact or liability, or as a stipulation or waiver by any party, or be deemed conclusive advice on the tax or other legal effects of the Plan.

On [●], 2021, after notice and a hearing, the Bankruptcy Court issued an order conditionally approving this Combined Disclosure Statement and Plan as containing adequate information of a kind and in sufficient detail to enable a hypothetical, reasonable investor typical in each Class of Claims being solicited to make an informed judgment whether to accept or reject the Plan. CONDITIONAL APPROVAL OF THIS COMBINED DISCLOSURE STATEMENT AND PLAN BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

If you are eligible to vote, this Combined Disclosure Statement and Plan and all of its schedules and exhibits should have been delivered to you. There are certain documents and other materials identified in this Combined Disclosure Statement and Plan that are not attached to this Combined Disclosure Statement and Plan. Such documents and materials will be filed with the Plan Supplement. Once it is filed, the Plan Supplement may be accessed on the docket electronically maintained by the Clerk of the Bankruptcy Court or inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. You also may obtain a copy of the Plan Supplement once it is filed, or any of the schedules and exhibits to this Combined Disclosure Statement and Plan, free of charge, by accessing the Debtors’ case website, at https://cases.stretto.com/Francescas or by contacting Stretto at the phone number and email address below.

If you have any questions about the packet of materials you have received, you may contact Stretto by (i) calling (855) 256-1545 or (ii) sending email correspondence to TeamFrancescas@stretto.com.

B.	Summary of Classification and Estimated Recoveries of Claims and Equity Interests Under the Plan

The following table summarizes the classification and estimated recoveries to Holders of Allowed Claims and Equity Interests under the Plan.3 All numbers illustrated herein represent estimates by the Debtors, with assistance from their financial and legal advisors, as of May 20, 2021. The Debtors reserve all rights to review, revise, and update the estimated recoveries upon obtaining any new information relevant to the outcomes of the estimated recoveries.

3 These amounts represent estimated Allowed Claims, and do not represent amounts actually asserted by creditors in Proofs of Claim or otherwise. The Debtors have not completed their analysis of Claims in the Chapter 11 Cases and objections to such Claims have not been fully litigated. Therefore, there can be no assurances of the exact amount of the Allowed Claims at this time. Rather, the actual amount of the Allowed Claims may be greater or lower than estimated.

5

Class	Estimated Allowed Claims	Treatment / Voting Status	Estimated Recovery to Holders of Allowed Claims
Administrative Claims[4]	$13,088.616[5]	Unclassified / Nonvoting	100%
Priority Tax Claims[6]	$1,245,031	Unclassified / Nonvoting	100%
Class 1 – Priority Non-Tax Claims[7]	$590,753	Unimpaired / Nonvoting	100%
Class 2 – Secured Claims	$241,088	Unimpaired / Nonvoting	100%
Class 3 – General Unsecured Claims	$76,696,582	Impaired / Entitled to Vote	0% - 30.2%
Class 4 – Equity Interests	N/A	Impaired / Deemed to Reject	N/A

Although every reasonable effort was made to be accurate, the projections of recoveries are only estimates and are highly dependent on (a) the ultimate allowance and disallowance of Claims and (b) the amount and timing of the Debtors’ receipt of the Pre-Closing Tax Refunds for the 2019 and 2020 fiscal years. The final amounts of Claims Allowed by the Bankruptcy Court may vary materially from the estimates in this Combined Disclosure Statement and Plan. As a result of the foregoing and other uncertainties inherent in the estimates, the estimated recoveries in this Combined Disclosure Statement and Plan may vary materially from the actual recoveries realized. In addition, the ability to receive Distributions under the Plan depends upon, among other things, the ability of the Debtors to obtain confirmation of the Plan and meet the conditions to confirmation and effectiveness of the Plan.

4 As described in Article XI.C of this Combined Disclosure Statement and Plan, the Plan contemplates that Holders of Administrative Claims may not be paid in full on the Effective Date.

5 Includes approximately $7,215,036 in estimated deferred Professional Fees. See Article VI.B.1.

6 As described in Article XI.C of this Combined Disclosure Statement and Plan, the Plan contemplates that Holders of Priority Tax Claims may not be paid in full on the Effective Date.

7 As described in Article XI.C of this Combined Disclosure Statement and Plan, the Plan contemplates that Holders of Priority Non-Tax Claims may not be paid in full on the Effective Date.

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ARTICLE II
DEFINITIONS AND CONSTRUCTION OF TERMS

A.          Definitions

As used herein, the following terms have the respective meanings specified below (such meanings to be equally applicable to both the singular and plural), unless the context otherwise requires:

1.                     “Acquisition Buyer” means Francesca’s Acquisition, LLC, an affiliate of TerraMar.

2.                     “Administrative Claim” means any right to payment constituting a cost or expense of administration of the Chapter 11 Cases described in sections 503(b) or 1129(a)(4) of the Bankruptcy Code and entitled to priority under sections 507(a)(2) or 507(b) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates or operating the Debtors’ business; (b) any Allowed compensation for professional services rendered, and Allowed reimbursement of expenses incurred, by a Professional retained by order of the Bankruptcy Court or otherwise Allowed pursuant to section 503(b) of the Bankruptcy Code; (c) any indebtedness or obligations incurred or assumed by the Debtors after the Petition Date and through the Effective Date; and (d) any Administrative Claims approved by Final Order of the Bankruptcy Court in connection with the assumption of executory contracts or otherwise. Any fees or charges assessed against the Debtors’ Estates under section 1930, chapter 123 of title 28 of the United States Code are excluded from the definition of “Administrative Claim” and shall be paid in accordance with Article XVII.M of this Combined Disclosure Statement and Plan.

3.                     “Administrative Expense Request” means a request for payment of an Administrative Claim that is to be filed in accordance with Article VI.A of this Combined Disclosure Statement and Plan.

4.                     “Allowed” means any Claim or portion thereof against the Debtor: (a) that has been listed in the Debtors’ Schedules as liquidated in amount and not disputed or contingent and for which no contrary Proof of Claim has been filed; (b) as to which the deadline for objecting or seeking estimation has passed, and no objection or request for estimation has been filed; (c) as to which any objection or request for estimation that has been filed has been settled, waived, withdrawn, or denied by a Final Order; or (d) that is allowed pursuant to the terms of (i) a Final Order, (ii) an agreement by and among the Holder of such Claim and the Debtors or the Plan Administrator, as applicable, or (iii) the Plan.

5.                     “Asset Purchase Agreement” means that certain asset purchase agreement, dated as of January 19, 2021, by and among the Debtors and the Buyer, as may be amended from time to time.

6.                     “Assets” means all of the assets of the Debtors of any nature whatsoever, including, without limitation, all property of the Estates pursuant to section 541 of the Bankruptcy Code, Cash (including proceeds from the Sale), Causes of Action, accounts receivable, tax refunds, claims of right, interests and property, real and personal, tangible and intangible, and the proceeds of all of the foregoing.

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7.                     “Auction” means the auction conducted by the Debtors virtually on January 15, 17, and 19, 2021, for the sale of substantially all of the Debtors’ Assets.

8.                     “Avoidance Actions” means all avoidance and recovery actions or remedies that may be brought on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 544, 547, 548, 549, 550, 551, 552, or 553 of the Bankruptcy Code or under similar state laws.

9.                     “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532 et seq.

10.                  “Bankruptcy Court” or “Court” means the United States Bankruptcy Court for the District of Delaware, having jurisdiction over the Chapter 11 Cases, or if such court ceases to exercise jurisdiction over the Chapter 11 Cases, such court or adjunct thereof that exercises jurisdiction over the Chapter 11 Case in lieu of the United States Bankruptcy Court for the District of Delaware.

11.                  “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and any Local Rules of the Bankruptcy Court, as amended from time to time.

12.                  “Bar Date Order” means the Order (I) Establishing Deadlines and Procedures for Filing Proofs of Claim and Request for Payment of Postpetition Administrative Claims; (II) Approving the Form and Manner of Notices Thereof; and (III) Granting Related Relief [D.I. 471], entered by the Court on February 17, 2021.

13.                  “Bidding Procedures Motion” means the Motion of Debtors for Entry of Orders (I)(A) Approving Bidding Procedures for Sale of Substantially All of the Debtors’ Assets, (B) Approving Stalking Horse Bid Protections, (C) Scheduling Auction for, and Hearing to Approve, Sale of Substantially All of the Debtors’ Assets, (D) Approving Form and Manner of Notices of Sale, Auction and Sale Hearing, (E) Approving Assumption and Assignment Procedures and (F) Granting Related Relief and (II)(A) Approving the Sale of Substantially All of the Debtors’ Assets Free and Clear of All Liens, Claims, Interests and Encumbrances, (B) Approving Assumption and Assignment of Executory Contracts and Unexpired Leases and (C) Granting Related Relief [D.I. 45], filed on December 4, 2020.

14.                  “Business Day” means any day other than a Saturday, Sunday, or any other day that commercial banks in New York, New York are required or authorized to close by law or executive order.

15.                  “Buyer” means the Acquisition Buyer and Tiger Capital, in its capacity as asset buyer or agent under the Asset Purchase Agreement.

16.                  “CARES Act” has the meaning set forth in Article IV.K.

17.                  “Cash” means legal tender of the United States of America and equivalents thereof.

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18.                  “Causes of Action” means all claims, actions, causes of action, choses in action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and cross-claims of the Debtors and/or the Estates that are or may be pending on the Effective Date or instituted by the Fran Liquidation Estates after the Effective Date against any Entity, based in law or equity, including, but not limited to, under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise or in law, equity, or otherwise and whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, whether asserted or unasserted as of the date of entry of the Confirmation Order. For the avoidance of doubt, “Cause of Action” includes: (a) the right to object to Claims or Equity Interests; (b) any claim pursuant to section 362 of the Bankruptcy Code; (c) any counterclaim or defense, including fraud, mistake, duress, usury, or recoupment; and (d) any Avoidance Actions retained by the Estates or transferred from the Buyer to the Estates after the Sale.

19.                  “Chapter 11 Cases” means the procedurally consolidated cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Petition Date, styled as In re: FHC Holdings Corporation, et al., under Case No. 20-13076 (BLS), currently pending in the Bankruptcy Court.

20.                  “Claim” means any “claim” as such term is defined in section 101(5) of the Bankruptcy Code, as supplemented by section 102(2) of the Bankruptcy Code, against any Debtor.

21.                  “Claims Objection Deadline” has the meaning set forth in Article XII.C.

22.                  “Class” means any group of substantially similar Claims or Equity Interests classified by the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

23.                  “Closing Date” has the meaning set forth in Article IV.I.

24.                  “COD” has the meaning set forth in Article IX.B.

25.                  “Collateral” means any property or interest in property of the Estates of any Debtor subject to a Lien, charge, or other encumbrance to secure the payment or performance of a Claim, which Lien, charge, or other encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable nonbankruptcy law.

26.                  “Combined Disclosure Statement and Plan” means this first amended combined disclosure statement and plan including, without limitation, the Plan Supplement, all exhibits, supplements, appendices, and schedules hereto, either in their present form or as the same may be altered, amended, or modified from time to time in accordance with the terms hereof.

27.                  “Combined Hearing” means the hearing held by the Bankruptcy Court to consider (a) final approval of this Combined Disclosure Statement and Plan as providing adequate information pursuant to section 1125 of the Bankruptcy Code and (b) confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

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28.                  “Combined Hearing Notice” has the meaning set forth in Article V.H.

29.                  “Committee” means the Official Committee of Unsecured Creditors appointed by the United States Trustee on December 11, 2020 [D.I. 122].

30.                  “Confirmation Date” means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

31.                  “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

32.                  “D&O Insurance” means all primary and excess insurance policies that provide coverage for the Debtors’ former and current directors and officers, including all “tail” or “runoff” coverage for such policies.

33.                  “Debtors” has the meaning set forth in Article I.

34.                  “DIP Credit Agreement” means that certain Senior Secured Debtor-in-Possession Credit Agreement, by and between the Debtors and the DIP Parties, as the same may have been further amended, modified, ratified, extended, renewed, restated, or replaced, the other Loan Documents (as defined in the DIP Credit Agreement), and any other agreements and documents related thereto.

35.                  “DIP Facility” means the financing facility provided to the Debtors pursuant to the terms of the DIP Credit Agreement and the DIP Financing Orders.

36.                  “DIP Financing Orders” means the (a) Interim Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364 and 507, Bankruptcy Rules 2002, 4001, 6004 and 9014 and Local Bankruptcy Rule 4001-2 (I) Authorizing the Debtors to Obtain Postpetition Senior Secured Superpriority Financing, (II) Authorizing the Debtors’ Use of Cash Collateral, (III) Granting Adequate Protection to the Prepetition Secured Parties, (IV) Scheduling a Final Hearing, and (V) Granting Related Relief [D.I. 91], entered by the Court on December 8, 2020 and (b) the Final Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364 and 507, Bankruptcy Rules 2002, 4001, 6004 and 9014 and Local Bankruptcy Rule 4001-2 (I) Authorizing the Debtors to Obtain Postpetition Senior Secured Superpriority Financing, (II) Authorizing the Debtors’ Use of Cash Collateral, (III) Granting Adequate Protection to the Prepetition Secured Parties, and (IV) Granting Related Relief [D.I. 262], entered by the Court on January 4, 2021, as applicable.

37.                  “DIP Parties” means (a) means Tiger, as administrative and collateral agent under the DIP Credit Agreement and (b) the banks and other financial institutions party to the DIP Credit Agreement from time to time, in their capacities as lenders thereunder.

38.                 “Disallowed” means any Claim, Equity Interest, or any portion thereof that (a) has been disallowed or expunged by a Final Order, (b) is scheduled as zero or as contingent, disputed, or unliquidated and as to which no Proof of Claim has been filed with the Bankruptcy Court, (c) is not scheduled and as to which no Proof of Claim or Administrative Expense Request has been filed with the Bankruptcy Court, (d) has been withdrawn by agreement of the Debtors and the Holder thereof, or (e) has been withdrawn by the Holder thereof.

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39.                  “Disputed” means any Claim or any portion thereof that is neither Allowed nor Disallowed, including any Claim as to which the Debtors have interposed an objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules and such objection or request for estimation has not been withdrawn or determined by a Final Order, or that otherwise is disputed by the Debtors in accordance with applicable law.

40.                  “Distribution” means any distribution to the Holders of Allowed Claims.

41.                  “Distribution Record Date” means the date of the Combined Hearing.

42.                  “Effective Date” means the date established pursuant to Article XV of this Combined Disclosure Statement and Plan.

43.                  “Entity” means any “entity,” as such term is defined in section 101(15) of the Bankruptcy Code.

44.                  “Equity Interests” means all equity interests in the Debtors including, but not limited to, all issued, unissued, authorized, or outstanding shares of stock or membership interests together with any warrants, options, or contract rights to purchase or acquire such interests at any time.

45.                  “Estate Assets” means any and all Assets that are property of the Estates on or after the Effective Date, including, without limitation, Cash, Estate Causes of Action, the Promissory Note, any Pre-Closing Tax Refunds, any other Assets or Cash that constitute “Excluded Assets,” as defined in the Asset Purchase Agreement, and any such property that may be reduced to Cash.

46.                  “Estate Causes of Action” means any and all Causes of Action that may be asserted by the Estates; provided, however, as of the filing of this Combined Disclosure Statement and Plan, all Avoidance Actions have been sold to the Buyer and are not Estate Causes of Action.

47.                  “Estates” means the estates of the Debtors created upon the commencement of the Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code.

48.                 “Exculpated Parties” means the following Entities, each in their respective capacities as such, (a) the Debtors; (b) members of the Committee (solely in their capacities as members of the Committee); (c) the Wind-Down Officer; and (d) the Related Parties of each of the foregoing in each case as to the Persons and Entities in this clause (d) to the extent such Person or Entity is a fiduciary of the Estate.

49.                  “F-LLC” means FHC LLC f/k/a Francesca’s LLC.

50.                  “FATCA” has the meaning set forth in Article IX.D.2.

51.                  “FCI” means FHC Collections, Inc. f/k/a Francesca’s Collections, Inc.

52.                  “FHC” means FHC Holdings Corporation f/k/a Francesca’s Holdings Corporation.

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53.                  “Final Administrative Claims Bar Date” has the meaning set forth in Article VI.A.2.

54.                  “Final Order” means an order or judgment entered by the Bankruptcy Court or other court of competent jurisdiction: (a) that has not been reversed, stayed, modified, amended, or revoked, and as to which (i) any right to appeal or seek certiorari, review, reargument, stay, or rehearing has been waived or (ii) the time to appeal or seek certiorari, review, reargument, stay, or rehearing has expired and no appeal or petition for certiorari, review, reargument, stay, or rehearing is pending or (b) as to which an appeal has been taken or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, review, reargument, stay, or rehearing was sought and (ii) the time to appeal further or seek certiorari, further review, reargument, stay, or rehearing has expired and no such further appeal or petition for certiorari, further review, reargument, stay, or rehearing is pending; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion pursuant to sections 502(j) or 1144 of the Bankruptcy Code, rules 59 or 60 of the Federal Rules of Civil Procedure, or Bankruptcy Rules 9023 and 9024 may be filed with respect to such order or judgment.

55.                 “First Day Declaration” means Andrew Clarke’s Declaration in Support of the Debtors’ Chapter 11 Petitions and First Day Pleadings [D.I. 36].

56.                  “Fran Liquidation Estates” means the Debtors from and after the Effective Date.

57.                  “FSC” means FHC Services Corporation f/k/a Francesca’s Services Corporation.

58.                  “FTI” means FTI Capital Advisors, LLC.

59.                  “General Bar Date” means March 25, 2021, as stated in the Notice of Deadline for Filing Proofs of Claim Against Debtors, filed on February 17, 2021 [D.I. 477].

60.                  “General Unsecured Claim” means any Claim against the Debtors that is (a) not an Administrative Claim, Priority Claim, or Secured Claim or (b) otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.

61.                  “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

62.                 “GUC Plan Consideration” means the proceeds of any Estate Assets remaining after the satisfaction in full of all Senior Claims and payment of the Plan Administrator Operating Expenses.

63.                  “Holder” means the beneficial holder of any Claim or Equity Interest.

64.                  “Impaired” means, with respect to (a) a Class, Claim, or Equity Interest, that such Class, Claim, or Equity Interest is “impaired” within the meaning of section 1124 of the Bankruptcy Code and (b) the Holder of a Claim or Equity Interest, that such Claim or Equity Interest is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

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65.                 “Intercompany Claim” means any Claim held by a Debtor against another Debtor.

66.                 “IRS” has the meaning set forth in Article IX.A.

67.                 “JPM” means JPMorgan Chase Bank, N.A.

68.                 “Lease Rejection Procedures Motion” has the meaning set forth in Article IV.G.

69.                 “Lien” means a “lien” as such term is defined in section 101(37) of the Bankruptcy Code.

70.                 “NOLs” has the meaning set forth in Article IX.B.

71.                 “Ordinary Course Professionals Order” has the meaning set forth in Article IV.D.

72.                 “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

73.                 “Petition Date” means December 3, 2020, the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

74.                 “Plan” means the joint plan of liquidation under chapter 11 of the Bankruptcy Code, incorporated within this Combined Disclosure Statement and Plan, as may be altered, amended, or modified from time to time in accordance with the terms hereof.

75.                 “Plan Administration Agreement” means the agreement between the Debtors and the Plan Administrator, in a form as consented to by the Committee (which consent shall not be unreasonably withheld, conditioned, or delayed), as the same may be amended from time to time in accordance with its terms, filed as part of the Plan Supplement and approved pursuant to the Confirmation Order.

76.                 “Plan Administrator” means the administrator appointed pursuant to Article XI.E of this Combined Disclosure Statement and Plan. The initial Plan Administrator shall be Anthony M. Saccullo.

77.                 “Plan Administrator Operating Expenses” means the overhead and other operational expenses of the Plan Administrator in connection with its administration of the Plan including, but not limited to, (a) reasonable compensation for the Plan Administrator, (b) reasonable and documented out-of-pocket costs and expenses incurred by the Plan Administrator in administering the Plan, (c) Statutory Fees incurred after the Effective Date, and (d) any reasonable and documented out-of-pocket fees and expenses payable to any agents, employees, attorneys, advisors, and other professionals retained by the Plan Administrator.

78.                 “Plan Supplement” means the compilation of documents (or forms thereof), schedules, and exhibits hereto to be filed with the Bankruptcy Court and any other documents, agreements, schedules, and exhibits, specified herein, provided that the Debtors may amend such Plan Supplement at any time prior to the Effective Date; provided further, however that the schedule of unexpired leases and/or executory contracts to be assumed that will be filed as part of the Plan Supplement shall not be amended after the Confirmation Date absent consent of the affected counterparty. The Plan Supplement shall include (a) a schedule of unexpired leases and/or executory contracts to be assumed hereunder, if any (including any cure amount with respect to such lease or contract); (b) the Plan Administration Agreement; (c) a description of any additional Estate Causes of Action not otherwise identified herein; and (d) any other documents, agreements, schedules, and exhibits, specified herein, to be filed with the Bankruptcy Court no later than seven days prior to the Voting Deadline, unless otherwise provided herein.

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79.                 “Pre-Change Losses” has the meaning set forth in Article IX.B.

80.                 “Pre-Closing Tax Refund” means any refund, overpayment, or rebate of taxes paid, payable, or that become payable, in connection with the Debtors or relating to the Debtors’ business in respect of a taxable period (or portion thereof) ending as of the close of business on the Closing Date, which, for clarity, includes any Pre-Closing Tax Refund relating to the 2019 and 2020 tax years.

81.                 “Prepetition Agents” means (a) Tiger, as administrative agent under the Prepetition Revolving Credit Agreement and (b) Tiger, as administrative agent under the Prepetition Term Loan Credit Agreement.

82.                 “Prepetition Credit Agreements” means the Prepetition Revolving Credit Agreement and the Prepetition Term Loan Credit Agreement.

83.                 “Prepetition Credit Facilities” means the credit facilities under the Prepetition Credit Agreements.

84.                 “Prepetition Revolving Credit Agreement” means that certain Revolving Credit Agreement dated as of May 25, 2018 (as amended by that certain First Amendment to Credit Agreement dated as of August 13, 2019 and as further amended from time to time), by and among the FSC and FCI, as borrower, FHC and F-LLC, as guarantors, the lenders party thereto, and Tiger, as administrative agent.

85.                 “Prepetition Secured Obligations” means any and all obligations owed to the Prepetition Secured Parties arising under or relating to the Prepetition Credit Agreements and the Prepetition Credit Facilities.

86.                 “Prepetition Secured Parties” means the (a) Prepetition Agents and (b) banks and other financial institutions party to the Prepetition Credit Agreements from time to time, in their capacities as lenders thereunder, including without limitation their successors and assigns.

87.                 “Prepetition Term Loan Credit Agreement” means that certain Term Loan Credit Agreement dated as of August 13, 2019 (as amended, restated, supplemented or otherwise modified from time to time), by and among the FHC and certain subsidiaries of FHC, as borrowers and guarantors, the lenders party thereto, and Tiger, as administrative agent.

88.                 “Priority Claim” means any Priority Non-Tax Claim or Priority Tax Claim.

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89.                 “Priority Non-Tax Claim” means any Claim against any Debtor that is entitled to priority in right of payment under section 507 of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

90.                 “Priority Tax Claim” means a Claim of a Governmental Unit against any Debtor that is entitled to priority under sections 502(i) or 507(a)(8) of the Bankruptcy Code.

91.                 “Pro Rata” means, for the Holder of an Allowed Claim in a particular Class, proportional to the ratio of the amount of such Allowed Claim to the aggregate amount of Allowed Claims in that Class or to the aggregate amount of relevant Claims, as indicated by the context.

92.                 “Professional” means any professional Person employed in the Chapter 11 Cases pursuant to section 327, 328, or 1103 of the Bankruptcy Code pursuant to a Final Order of the Bankruptcy Court and to be compensated for services rendered pursuant to sections 327, 328, 329, 330, 331, 503(b)(4), and/or 1103 of the Bankruptcy Code. The term “Professional” does not include any ordinary course professionals that were retained and compensated pursuant to the Ordinary Course Professionals Order.

93.                 “Professional Fee Reserve” means the amounts for fees and expenses funded in accordance with the DIP Financing Orders into a segregated account maintained by or on behalf of the Debtors in trust for the Professionals.

94.                 “Professional Fees” means the accrued, contingent, and/or unpaid compensation for services rendered (including hourly, transaction, and success fees), and reimbursement for expenses incurred, by Professionals, that: (a) are awardable and allowable pursuant to sections 327, 328, 329, 330, 331, 503(b)(4), and/or 1103 of the Bankruptcy Code or otherwise rendered allowable prior to the Effective Date; (b) have not been denied by the Bankruptcy Court by Final Order; (c) have not been previously paid (regardless of whether the fee application has been filed for such amount); and (d) remain outstanding after applying any retainer that has been provided to such Professional. To the extent that any amount of the foregoing compensation or reimbursement is denied or reduced by Final Order of the Bankruptcy Court or any other court of competent jurisdiction, such amount shall no longer constitute Professional Fees.

95.                 “Promissory Note” means the promissory note issued by the Acquisition Buyer under the Asset Purchase Agreement in the amount of $1,250,000.

96.                 “Proof of Claim” means any proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

97.                 “Related Parties” means, with respect to any Person or Entity, such Person’s or Entity’s current and former direct or indirect subsidiaries and affiliates and each of their respective current and former stockholders, members, limited partners, general partners, equity holders, directors, managers, officers, employees, agents, designees, attorneys, financial advisors, investment bankers, accountants, consultants, and other professionals or representatives.

98.                 “Released Parties” means the following Entities, each in their capacity as such, (a) the Debtors; (b) members of the Committee (and solely in their capacities as members of the Committee); (c) the DIP Parties; (d) the Prepetition Secured Parties; (e) the Wind-Down Officer; and (f) the Related Parties of each of the foregoing.

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99.                 “Sale” means the sale of substantially all of the Debtors’ Assets pursuant to the Asset Purchase Agreement.

100.             “Sale Order” means the Order (A) Approving the Purchase Agreement; (B) Authorizing the Sale of Substantially All of the Debtors’ Assets Free and Clear of All Liens, Claims, Encumbrances and Interests; (C) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, and (D) Granting Related Relief [D.I. 384], entered by the Court on January 22, 2021.

101.             “Schedules” means the schedules of assets and liabilities and the statements of financial affairs filed by each of the Debtors on December 31, 2020 [D.I. 225, 226, 227, 228, 229, 230, 231, 232], and any and all amendments and modifications thereto.

102.             “SEC” has the meaning set forth in the Introduction.

103.             “Secured Claim” means any Claim to the extent and only to the extent that is (a) secured by a Lien on property in which any of the Estates has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by Final Order of the Bankruptcy Court, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to the Plan or Final Order of the Bankruptcy Court as a Secured Claim.

104.             “Senior Claim” means an Administrative Claim, Priority Claim, Claim for Professional Fees, or Secured Claim.

105.             “Solicitation Order” means the Order (I) Conditionally Approving the Debtors’ First Amended Combined Disclosure Statement and Plan, (II) Establishing Solicitation, Voting, and Tabulation Procedures, (III) Scheduling a Combined Hearing, (IV) Approving the Form of Ballot and Solicitation Materials, (V) Establishing Notice and Objection Procedures for Confirmation of the Plan and Final Approval of the Combined Disclosure Statement and Plan, and (VI) Granting Related Relief [D.I. ●], conditionally approving this Combined Disclosure Statement and Plan for solicitation purposes only and authorizing the Debtors to solicit acceptances of the Plan.

106.             “Solicitation Package” has the meaning set forth in Article I.

107.             “Statutory Fees” has the meaning set forth in Article XVII.M.

108.             “Store Closing Motion” means the Debtors’ Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to Assume the Consulting Agreement, (II) Approving Procedures for Store Closing Sales, and (III) Granting Related Relief [D.I. 46], filed on December 4, 2020.

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109.             “Stretto” means Bankruptcy Management Solutions, Inc. d/b/a Stretto.

110.             “Tax Audit” has the meaning set forth in Article X.B.4.

111.             “Tax Code” means the Internal Revenue Code of 1986, as amended.

112.             “Term Loan” means the aggregate term loan of $10 million under the Prepetition Term Loan Credit Agreement.

113.             “TerraMar” means TerraMar Capital LLC.

114.             “Tiger” means Tiger Finance, LLC.

115.             “Tiger Capital” means Tiger Capital Group, LLC.

116.             “Unclaimed Distribution” means a Distribution that is not claimed by a Holder of an Allowed Claim on or prior to the Unclaimed Distribution Deadline.

117.             “Unclaimed Distribution Deadline” means 90 days from the date the Plan Administrator makes a Distribution of Cash or other property under the Plan to a Holder of an Allowed Claim.

118.             “Unimpaired” means, with respect to any Claim, such Claim that is not Impaired.

119.             “United States Trustee” means the Office of the United States Trustee for the District of Delaware.

120.             “Voting Agent” means Stretto.

121.             “Voting Deadline” has the meaning set forth in the Introduction.

122.             “Wind-Down Officer” has the meaning set forth in Article IV.J.

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B.                 Interpretation; Application of Definitions and Rules of Construction

For purposes of this Combined Disclosure Statement and Plan and unless otherwise specified herein: (a) each term, whether stated in the singular or the plural, shall include, in the appropriate context, both the singular and the plural; (b) each pronoun stated in the masculine, feminine, or neuter gender shall include, in the appropriate context, the masculine, feminine, and the neuter gender; (c) the words “herein,” “hereof,” and “hereto” refer to this Combined Disclosure Statement and Plan in its entirety rather than to a particular portion of this Combined Disclosure Statement and Plan; (d) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation;” (e) all references to articles or Articles are references to the Articles hereof; (f) all captions and headings are inserted for convenience of reference only and are not intended to be a part of, or to affect the interpretation of, this Combined Disclosure Statement and Plan; (g) any reference to an Entity as a Holder of a Claim or Equity Interest includes that Entity’s successors and assigns; (h) any reference to an existing document, schedule, or exhibit, whether or not filed, having been filed, or to be filed, shall mean that document, schedule or exhibit, as it may thereafter be amended, restated, modified, or supplemented; (i) any reference to an event occurring on a specified date, including on the Effective Date, shall mean that the event will occur on that date or as soon thereafter as reasonably practicable; (j) any reference to a contract, lease, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions except as specifically provided herein; (k) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time and as applicable to the Chapter 11 Cases; (l) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with this Combined Disclosure Statement and Plan, the rights and obligations arising pursuant to this Combined Disclosure Statement and Plan shall be governed by, and construed and enforced in accordance with, the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (m) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (n) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (o) any immaterial effectuating provisions may be interpreted by the Fran Liquidation Estates and/or the Plan Administrator after the Effective Date in such a manner that is consistent with the overall purpose and intent of this Combined Disclosure Statement and Plan all without further Bankruptcy Court order; (p) in computing any period of time prescribed or allowed by this Combined Disclosure Statement and Plan, the provisions of Bankruptcy Rule 9006(a) shall apply; and (q) all references in this Combined Disclosure Statement and Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE III
HISTORICAL INFORMATION

On the Petition Date, the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and, since that date, have operated as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

A.                General Background8

1.                  The Debtors’ Business as of the Petition Date

The Debtors operated a nationwide-chain of boutiques that offered customers a differentiated shopping experience with on-trend merchandise at attractive prices in an inviting boutique environment that provided customers with a “treasure hunt” experience. The Debtors’ merchandise assortment represented a diverse and balanced mix grouped into four main categories: (i) apparel (55% of sales); (ii) jewelry (24.6% of sales); (iii) accessories (11.8% of sales); and (iv) gifts (8.6% of sales), all of which were sold both in-store and through the Debtors’ e-commerce platform. The majority of the Debtors’ merchandise was unique to francesca’s. The Debtors’ buyers collaborated with vendors to place special orders and to modify presented styles based on current fashion trends and the buyers’ in-depth knowledge of customers’ preferences. Initially, the Debtors focused on selling fashion jewelry, accessories, and selected home décor. However, as their boutique base grew across the United States, the Debtors began to expand their merchandise offering in 2004 to include apparel, which became the Debtors’ largest source of sales.

8 Further information regarding the Debtors’ business, assets, capital structure, and the circumstances leading to the filing of these Chapter 11 Cases is set forth in detail in the First Day Declaration, which is incorporated by reference herein. Copies of the First Day Declaration and all other filings in the Chapter 11 Cases can be obtained (and viewed) free of charge on the Debtors’ case website at: http://cases.stretto.com/Francescas.

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As of the Petition Date, the Debtors operated 558 boutiques across 45 states and the District of Columbia. Boutiques could be found in a variety of locations, including malls (47% of boutiques), strip malls and off-mall locations (38% of boutiques), and closed and open-air outlets (15% of boutiques). The Debtors also maintained e-commerce operations via www.francescas.com and their iOS mobile app.

As of the Petition Date, the Debtors employed 4,540 employees (of which 223 were corporate employees and 4,317 were boutique employees). Boutique staffing typically consisted of a boutique manager, an assistant manager, and part-time associates. In addition, during the holiday shopping season, the Debtors typically hired around 800-900 seasonal part-time associates to work in the boutiques from November to January. None of the Debtors’ employees were represented by a labor union.

2.                  Corporate History and Organizational Structure

FHC was incorporated in Delaware in 2007 and is the ultimate parent entity of each of the Debtors. FHC is the sole shareholder of FSC (Texas) and FHC is the sole member of F-LLC (Delaware), which is the sole shareholder of FCI (Texas). On February 2, 2019, francesca’s.com, Inc. (Texas) was merged with FCI. All of the Debtors’ business operations were conducted through their subsidiaries. FSC handled the Debtors’ corporate level operations and was responsible for the purchase of all merchandise on behalf of the Debtors from their vendors and sold such merchandise to FCI, which operated all of the boutiques and the e-commerce platform.

In July 2011, francesca’s became a publicly-traded company. As of the Petition Date, FHC’s common stock was listed for trading on The Nasdaq Global Select Market under the trading symbol “FRAN.” On May 10, 2021, Nasdaq delisted FHC’s common stock.

3.                  Prepetition Indebtedness and Capital Structure

a.	Prepetition Credit Agreements

On May 25, 2018, FHC, as a guarantor, certain of its subsidiaries, as borrowers, and certain of its subsidiaries as guarantors, JPM, as administrative agent, and the lenders party thereto, entered into the Prepetition Revolving Credit Agreement, which provided for asset-based aggregate revolving commitments of $50 million (including up to $10 million for letters of credit) that was scheduled to mature on May 25, 2023. Pursuant to that certain Assignment and Assumption Agreement dated December 1, 2020, JPM assigned 100% of its interests in the loans and commitments under the Prepetition Revolving Credit Agreement to Tiger, who also replaced JPM as the administrative agent thereunder. As of the Petition Date, the Debtors had $3.5 million in borrowings outstanding under the Prepetition Revolving Credit Agreement, which were repaid in full pursuant to the terms of the DIP Financing Orders.

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On August 13, 2019, FHC, as a guarantor, certain of its subsidiaries, as borrowers, and certain of its subsidiaries as guarantors, Tiger, as administrative agent, and the lenders party thereto entered into the Prepetition Term Loan Credit Agreement, which provided for a $10 million term loan that was scheduled to mature on August 13, 2022. The Term Loan was subject to a combined borrowing base together with the asset based revolving credit facility under the Prepetition Revolving Credit Agreement. As of the Petition Date, the Debtors had $10 million of outstanding borrowings under the Prepetition Term Loan Credit Agreement, which were repaid in full pursuant to the terms of the DIP Financing Orders.

b.	Other Liabilities

As of the Petition Date, the Debtors had approximately $66.4 million on a consolidated basis in outstanding Claims owed to their various landlords, vendors, suppliers, and service providers, including Claims reflected in the Debtors’ current accounts payable or otherwise accrued and/or attributable to the period prior to the Petition Date. Additionally, the Debtors are party to various litigation matters, including a class action initiated by former employees of the Debtors. See Article IV.H.4. The Claims associated with such litigation matters are disputed, contingent, and/or unliquidated as of the Petition Date.

c.	FHC Common Stock

As of the Petition Date, FHC had 3,030,305 shares of common stock issued and outstanding, and there were approximately 145 holders of record of FHC’s common stock.

B.                 Events Leading to Commencement of the Chapter 11 Cases

1.                  Initial Turnaround Activities

Starting in 2019 and continuing through the COVID-19 pandemic, the Debtors implemented a number of performance improvement initiatives that were a combination of exciting new ideas and a return to the principles that led the Debtors to a positive EBITDA of $87 million at their operational peak in 2016 (as compared to the forecasted EBITDA losses of $62 million in 2020). These initiatives included (a) refocusing on the 18-35 demographic through product realignment and new e-commerce marketing programs; (b) using analytics to further tailor inventory buying to fast fashion principles and current customer demands; (c) implementing cost saving recommendations from professional advisors to rationalize costs at both the corporate and field levels; and (d) retaining real estate advisors to assist with landlord negotiations and the closing of a small number of stores that were underperforming relative to lease costs. In addition to these high-level business initiatives, the Debtors’ management team moved quickly to respond to the COVID-19 pandemic by quickly developing a face mask business to match existing dresses and tops, successfully testing new loungewear lines, and accelerating home accessory lines based on positive trials.

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2.                  Impact of the COVID-19 Pandemic

The Debtors’ chapter 11 filing was primarily the result of the adverse impacts of the COVID-19 pandemic on the Debtors’ revenue, results of operations, and cash flows coupled with the Debtors’ unsustainable rent obligations. The Debtors’ revenue was highly dependent on in-store sales, which in 2019 accounted for over 90% of the Debtors’ net sales (through the turnaround initiatives and e-commerce enhancements discussed above, the Debtors expected that online sales would account for over 15% of total sales in 2020). While the Debtors had a significant customer base, the impact of the COVID-19 pandemic and the measures aimed at reducing the virus’s spread caused the Debtors’ revenue to decline year-over-year. For the third quarter ended October 31, 2020, the Debtors’ net sales were approximately $79.3 million, a 17% drop from approximately $95.5 million for the same quarter in 2019.

The COVID-19 pandemic also resulted in an overall disruption in the Debtors’ operations and supply chain. Beginning in March 2020, and in accordance with federal, state, and local measures, the Debtors temporarily closed all of their boutiques from March 25, 2020 to April 30, 2020. In May 2020, the Debtors were able to re-open a small number of their boutiques in locations where local shutdown orders were lifted. As of the Petition Date, the Debtors were operating 558 boutiques some of which, however, operated at reduced hours and/or capacity. In addition, the Debtors’ e-commerce and distribution center and corporate office were operating at a reduced capacity. As a result of the boutique closures, reduced store capacity, and other COVID-19 measures, traffic volume at the Debtors’ boutiques had decreased by 47% year over year.

In response to the COVID-19 pandemic, the Debtors took aggressive and prudent measures to reduce expenses and defer payments of accounts payable and inventory purchases to preserve Cash on hand. Examples of these measures, include:

•	temporary base salary reductions for the Debtors’ senior leadership team;

•	suspension of payment of all accounts payable (other than those necessary to support the Debtors’ e-commerce business) while the majority of the Debtors’ boutiques were closed;

•	temporary furlough of substantially all corporate and boutique employees (for the duration of the boutique closures at their location and subject to reduced staffing for a phase-in period upon reopening);

•	deferring payment of rent for the Debtors’ boutiques, corporate headquarters, and distribution center, beginning in April 2020; and

•	suspension of substantially all capital expenditures, excluding investments in the Debtors’ e-commerce platform.

In addition, the Debtors worked closely with A&G Realty Partners to defer or obtain other relief from the rent payments due under certain of the Debtors’ boutique leases. As of December 1, 2020, the Debtors deferred approximately $36.7 million in lease rent, both on a unilateral basis in certain instances and on a consensual basis by agreement with certain landlords.

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The Debtors’ operational restructuring initiatives, however, were unable to keep pace with the impact of COVID-19 on sales and the Debtors’ ongoing rent obligations. Even with the Debtors’ cost-cutting measures, enhancements to their e-commerce platform, and broad customer base, market conditions made it impossible for the Debtors to obtain the capital needed to continue to maintain their business. And, in light of the ongoing measures related to the COVID-19 pandemic, increasing rent deferral obligations, and longer term borrowing needs, Tiger was unwilling to continue to provide funding to the Debtors without a sustainable solution.

3.                  Prepetition Marketing Process

In August 2020, the Debtors retained FTI to assist with the Debtors’ evaluation and pursuit of available strategic alternatives. The Debtors, with the assistance of FTI and the Debtors’ other advisors, evaluated various alternatives to improve the Debtors’ liquidity and financial position, including lease concessions and deferrals, further reductions of operating and capital expenditures, raising additional capital (including seeking a refinancing of the Debtors’ funded debt), and restructuring their debt and liabilities through a private restructuring or a restructuring under the protection of applicable bankruptcy laws. The Debtors’ expanded FTI’s role in September 2020 to include coordination of a robust marketing process for the sale of all or a portion of the Debtors’ business.

FTI’s efforts included (a) contacting approximately 139 potential acquirers to garner interest in the Debtors’ potential sale transaction, (b) negotiating to completion 37 non-disclosure agreements with potential acquirers, (c) distributing a process letter to all potential acquirers inviting them to submit initial, non-binding letters of intent, (d) compiling, managing, and revising an online data room where potential acquirers who submitted initial letters of intent could review financial information, contracts, leases, intellectual property, and other data pertaining to the Debtors, and (e) holding multiple conversations with potentially interested parties and negotiating terms with those interested in transacting.

Prior to the filing of the Chapter 11 Cases, the Debtors received letters of intent from three potential acquirers outlining the terms of a stalking horse bid for substantially all of the Debtors’ Assets as a going concern. On December 3, 2020, prior to the commencement of the Chapter 11 Cases, the Debtors’ board of directors authorized the Debtors to enter into a letter of intent dated December 3, 2020, between the Debtors and TerraMar, which outlined the terms on which TerraMar would acquire substantially all of the Debtors’ Assets.

ARTICLE IV
EVENTS DURING THE CHAPTER 11 CASES

A.            Overview of Chapter 11

Under chapter 11 of the Bankruptcy Code, a debtor is authorized to liquidate its assets for the benefit of its creditors and estates. In addition to permitting the liquidation of a debtor, another goal of chapter 11 is to promote the equality of treatment of similarly-situated creditors and equity interest holders with respect to the distribution of a debtor’s assets. In furtherance of these two goals, section 362 of the Bankruptcy Code generally provides for, upon the filing of a petition for relief under chapter 11, an automatic stay of substantially all acts and proceedings against a debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor’s chapter 11 case.

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The commencement of a case under chapter 11 creates an estate comprising all of the debtor’s legal and equitable interests as of the petition date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession.”

The consummation of a plan is the principal objective of a chapter 11 case. A chapter 11 plan sets forth the means for satisfying claims against and interests in the debtor. Confirmation of a plan by the bankruptcy court makes the plan binding, subject to the occurrence of an effective date, upon the debtor, any issuer of securities under the plan, any Person acquiring property under the plan, and any creditor or equity interest holder of a debtor.

The following is a brief description of certain material events that have occurred during these Chapter 11 Cases.

B.            First Day Motions and Orders

On the Petition Date, in addition to the voluntary petitions for relief filed by the Debtors under chapter 11 of the Bankruptcy Code, the Debtors also filed and received Court approval of a number of routine motions and applications seeking certain “first day” relief, including the following:

First Day Motions and Orders	Description of Relief Granted
Joint Administration Motion [D.I. 2, 80]	Authorization to procedurally consolidate and jointly administer the Chapter 11 Cases.
Stretto Retention Application [D.I. 8, 84]	Authorization to appoint and retain Stretto as the claims, noticing, and voting agent in the Chapter 11 Cases.
Cash Management Motion [D.I. 29, 89, 251]	Authorization to continue operating the Debtors’ cash management system, to waive certain bank account requirements, to honor and pay associated bank fees, to maintain existing business forms, and to continue performing intercompany transactions in the ordinary course of business. The Debtors also requested a 30-day extension to comply with the investment requirements of section 345(b) of the Bankruptcy Code.
Creditor Matrix Motion [D.I. 3, 81, 250]	Authorization to redact certain personal identification information of the Debtors’ customers and current and former employees in the Debtors’ creditor matrix and Schedules.
Critical Vendor Motion [D.I. 9, 85, 248]	Authorization to pay certain critical vendor claims in the ordinary course.
Customer Programs Motion [D.I. 11, 86, 241]	Authorization to continue the Debtors’ customer programs and to honor and pay certain prepetition obligations related to the customer programs.

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First Day Motions and Orders	Description of Relief Granted
Employee Wages Motion [D.I. 12, 87, 249]	Authorization to pay prepetition employee obligations to employees, to continue existing employee benefit programs for current employees in the ordinary course, and to pay prepetition independent contractor obligations.
NOL Motion [D.I. 13, 88, 253]	Authorization to establish procedures for transferring the Debtors’ stock or claiming a “worthless stock deduction.”
Shippers and Warehousemen Motion [D.I. 4, 82, 258]	Authorization to pay the claims of certain shippers, warehousemen, mechanics, and other lien claimants as they come due in the ordinary course.
Taxes Motion [D.I. 7, 83, 247]	Authorization to pay certain prepetition taxes, fees, and other similar obligations as they come due in the ordinary course.
Utilities Motion [D.I. 31, 90, 257]	Authorization to prohibit utility companies from altering, refusing, or discontinuing services and to establish procedures for determining adequate assurance of payment for future utility services.
DIP Motion [D.I. 32, 91, 262]	Authorization to obtain DIP financing (as further described below).
Bidding Procedures Motion [D.I. 45, 266, 297]	Approval of the proposed bidding procedures, the selection of the stalking horse and bid protections, the procedures for the assumption and assignment of executory contracts and unexpired leases, and a final hearing to approve the sale (as further described below).
Store Closing Motion [D.I. 46, 154, 259]	Approval of the consulting agreement and the procedures to close and wind down certain of the Debtors’ stores (as further described below).

C.            Postpetition Financing

On the Petition Date, the Debtors filed a motion seeking authorization to, among other things, obtain postpetition financing in an aggregate principal amount of up to $25 million, use cash collateral of the Prepetition Secured Parties, and grant security interests, Liens, and superpriority claims to the DIP Parties to secure the DIP Facility. On December 8, 2020, the Bankruptcy Court entered an order granting the relief requested in the motion on an interim basis [D.I. 91] and entered a Final Order granting the relief requested in the motion on January 4, 2021 [D.I. 262]. In accordance with the DIP Financing Orders, the proceeds of the DIP Facility were applied to repay the Prepetition Secured Obligations in full. On February 1, 2021, the Debtors repaid all obligations owed to the DIP Parties under or relating to the DIP Credit Agreement and the DIP Facility in full from the proceeds of the Sale [D.I. 418].

D.            Retention of Professionals

On January 4, 2021, the Bankruptcy Court entered orders authorizing the Debtors to retain and compensate: (a) O’Melveny & Myers LLP, as bankruptcy co-counsel [D.I. 245]; (b) Richards, Layton & Finger, P.A., as bankruptcy co-counsel [D.I. 254]; (c) FTI, as investment banker and financial advisor [D.I. 261]; (d) A&G Realty Partners, LLC, as real estate consultant and advisor [D.I. 244]; and (e) Stretto, as administrative agent [D.I. 246]. On April 28, 2021, the Bankruptcy Court entered an order authorizing the Debtors to retain and compensate KPMG LLP as their tax and accounting advisor in the Chapter 11 Cases [D.I. 660]. In addition, the Debtors received approval to retain and compensate certain ordinary course professionals as deemed necessary to assist the Debtors in carrying out their duties under the Bankruptcy Code [D.I. 252] (the “Ordinary Course Professionals Order”).

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E.                 Appointment of the Committee

On December 11, 2020, the United States Trustee appointed the Committee [D.I. 122]. The members of the Committee are as follows: (a) Shantex Group LLC; (b) Fantas-eyes; (c) Simon Property Group; (d) Esung New York, LLC; (e) Brookfield Properties Retail, Inc.; (f) Washington Prime Group, Inc.; and (f) Samantha Bailey. To assist the Committee in carrying out its duties, the Committee retained Cole Schotz P.C. as its counsel and Province, LLC as its financial advisor, which retentions were approved by the Bankruptcy Court on January 26, 2021 [D.I. 402, 403].

F.                 Store Closing Sales

On December 4, 2020, the Debtors filed the Store Closing Motion, seeking entry of an interim order and Final Order (a) authorizing the Debtors to assume the Consulting Agreement for Inventory Disposition Program dated December 3, 2020, by and between Tiger Capital and FHC; (b) authorizing and approving the store closing procedures pursuant to which the Debtors closed and wound down certain of the Debtors’ boutique locations through the conduct of promotional sales at such locations; (c) approving the dispute resolution procedures to resolve any disputes with Governmental Units regarding certain applicable nonbankruptcy laws that regulate liquidation and similar-themed sales; (d) authorizing abandonment of any furnishings, trade fixtures, and equipment not sold in the store closing sales; and (e) granting certain related relief. On December 16, 2020, the Bankruptcy Court entered an order granting the relief requested in the motion on an interim basis [D.I. 154] and entered a Final Order granting the relief requested in the motion on January 4, 2021 [D.I. 259].

G.                Rejection of Executory Contracts and Unexpired Leases

On December 21, 2020, the Debtors filed the Debtors’ Motion for Entry of an Order (I) Approving (A) Procedures for Rejecting Unexpired Leases of Nonresidential Real Property, (B) Abandonment of De Minimis Personal Property in Connection Therewith, and (II) Granting Related Relief [D.I. 174] (the “Lease Rejection Procedures Motion”), seeking entry of an order approving procedures for the rejection of unexpired leases of nonresidential real property and the abandonment of the Debtors’ personal property located at such leased premises. On January 4, 2021, the Court entered a Final Order granting the relief requested in the motion [D.I. 255]. Since the Petition Date, the Debtors filed three notices of rejection in accordance with the Lease Rejection Procedures Motion and filed three omnibus motions to reject executory contracts and unexpired leases, all as set forth in the below table.

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Rejection Motion / Rejection Notice	Date of Order Approving Rejection	Description
First Omnibus Rejection Motion [D.I. 10]	January 4, 2021 [D.I. 260]	Approving rejection of the leases for 137 of the Debtors’ boutiques that had closed prior to the Petition Date.
Second Omnibus Rejection Motion [D.I. 342]	February 11, 2021 [D.I. 461]	Approving rejection of the leases for four of the Debtors’ boutiques.
Rejection Notice [D.I. 404]	February 17, 2021 [D.I. 472]	Approving rejection of the leases for 95 of the Debtors’ boutiques as of January 29, 2021.
Third Omnibus Rejection Motion [D.I. 445]	February 16, 2021 [D.I. 468]	Approving rejection of certain executory contracts and unexpired personal property leases as of February 4, 2021. The Court also approved rejection of an unexpired nonresidential real property lease as of December 3, 2020.
Rejection Notice [D.I. 466]	March 8, 2021 [D.I. 536]	Approving rejection of the leases for six of the Debtors’ boutiques as of February 28, 2021.
Rejection Notice [D.I. 634]	May 11, 2021 [D.I. 702]	Approving rejection of a lease for one of the Debtors’ boutiques as of April 29, 2021.

H.                Claims Process and Bar Date

1.                  Section 341(a) Meeting of Creditors

On January 11, 2021, the United States Trustee presided over the section 341(a) meeting of creditors in the Chapter 11 Cases.

2.                  Schedules and Statements

On December 31, 2020, the Debtors filed their Schedules in compliance with section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and Local Rule 1007.1. The Schedules set forth, among other things, the Debtors’ assets and liabilities and executory contracts and unexpired leases.

3.                  Establishment of Bar Dates

On February 17, 2021, the Bankruptcy Court entered the Bar Date Order [D.I. 471], which established the following deadlines for filing Proofs of Claim and Administrative Expense Requests in the Chapter 11 Cases:

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(a)	General Bar Date. The deadline for any Person or Entity (excluding any Governmental Unit) to file a Proof of Claim asserting a prepetition Claim against the Debtors in the Chapter 11 Cases was March 25, 2021.
(b)	Governmental Unit Bar Date. The deadline for all Governmental Units to file a Proof of Claim asserting Claims against one or more of the Debtors is June 1, 2021.
(c)	Initial Administrative Claims Bar Date. The deadline for any Person or Entity to file an Administrative Expense Request asserting an Administrative Claim arising between the Petition Date and January 31, 2021, excluding (i) Claims for Professional Fees in the Chapter 11 Cases and (ii) Claims arising in the ordinary course of business after the Petition Date was March 25, 2021.
(d)	Amended Schedule Bar Date. If the Debtors amend or supplement their Schedules to (i) reduce the undisputed, noncontingent, and liquidated amount of a Claim; (ii) change the nature or characterization of a Claim; or (iii) add a new Claim to the Schedules, the affected claimant must file a Proof of Claim or amend any previously filed Proof of Claim in respect of the amended scheduled Claim so that it is actually received by Stretto on or before the later of (i) the General Bar Date or (ii) 30 days after the claimant is served with notice of the time to file a Claim in respect of an amendment or supplement to a scheduled Claim.
(e)	Rejection Bar Date. In the event a Debtor rejects any executory contracts or unexpired leases pursuant to section 365 of the Bankruptcy Code, Proofs of Claim asserted in connection with such rejection must be filed so that they are actually received by Stretto on or before the later of (i) the General Bar Date and (ii) 30 days after the service of notice of any order authorizing the rejection of such executory contract or unexpired lease.

The Debtors have provided notice of the above bar dates as required by the Bar Date Order. As of the filing of this Combined Disclosure Statement and Plan, 3,109 Proofs of Claim and 108 Administrative Expense Requests have been filed against the Debtors.

4.                  Cox and Prulello Class Action Claims

As of the Petition Date, the Debtors were party to certain litigations pending in non-bankruptcy forums, including the actions described below.

On January 27, 2017, Meghan Magee filed a class action complaint against FHC asserting claims for violations of federal and state wage and hours laws. After substitution of a named plaintiff, the case is now captioned Danielle Prulello, et al. v. Francesca’s Holdings Corp., et al. On November 6, 2018, the court conditionally certified the class. In June 2020, the court dismissed the claims of 151 plaintiffs pursuant to FHC’s motion to compel arbitration.

On June 14, 2019, Leah Cox and D’Shaunta Perry filed a class action complaint against FHC alleging that FHC misclassified certain employees as exempt and failed to pay them overtime compensation, in violation of the Fair Labor Standards Act. The case captioned Cox et al. v. Francesca’s Holdings Corp. et al. is asserted only on behalf of those employees that missed the opt-in deadline to participate in the Prulello case. On January 6, 2021, based on the Debtors’ bankruptcy filing, the court entered an order administratively terminating the Cox case without prejudice to the right of the parties to reopen the proceedings for good cause shown.

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I.                   Sale Transaction

Pursuant to the Bidding Procedures Motion, the Debtors sought and obtained approval of bidding procedures by which the Debtors commenced the solicitation and selection of the highest or otherwise best offer for the sale of substantially all of their Assets [D.I. 266]. The Bankruptcy Court set January 13, 2021 as the deadline for interested bidders to submit qualified bids for all or a portion of the Debtors’ Assets. In addition, the Bankruptcy Court authorized procedures for the designation of one or more stalking horse bidders and the provision of bid protections to a stalking horse bidder.

On January 11, 2021, the Bankruptcy Court entered an order designating the Buyer as the stalking horse bidder with a Cash purchase price of $17.36 million (subject to certain purchase price adjustments) for substantially all of the Debtors’ Assets [D.I. 297]. This bid served as a springboard for an active auction involving multiple bidders that took place over two full days from January 15, 2021 through January 17, 2021. The Debtors reconvened on January 19, 2021, to announce that (a) the Buyer was the successful bidder for substantially all of the Debtors’ Asserts for a Cash purchase price of $18.0 million, plus the Promissory Note for $1.25 million of additional consideration, the assumption of approximately $7.74 million in Assumed Liabilities (as defined in the Asset Purchase Agreement), and the assumption of all open customer orders and ordinary course purchase orders, and (b) MAS Acquisitions, LLC was the backup bidder [D.I. 372]. Pursuant to the terms of the Asset Purchase Agreement, all Avoidance Actions were purchased by the Buyer. Following the Auction, the Debtors and the Buyer executed the Asset Purchase Agreement, the Agency Agreement, and additional ancillary agreements.

Under the Asset Purchase Agreement certain of the Debtors’ Assets were designated as “Excluded Assets,” which include, among other things, (a) the Pre-Closing Tax Refunds, (b) all Cash (other than Store-Level Cash (as defined in the Asset Purchase Agreement)), (c) inventory and tangible assets located at the stores subject to store closing sales, and (d) any funds advanced under the DIP Facility. The Excluded Assets under the Asset Purchase Agreement along with any remaining proceeds from the Sale constitute Estate Assets and are subject to Distribution to Holders of Allowed Claims under the Plan.

On January 21, 2021, the Bankruptcy Court approved the Sale to the Buyer, and on January 22, 2021, the Bankruptcy Court entered the Sale Order [D.I. 384]. The Sale closed on January 30, 2021 [D.I. 418] (the “Closing Date”).

The proceeds from the Sale of the Debtors’ Assets and the Debtors’ Cash on hand have been used, in accordance with various Bankruptcy Court orders, to pay the costs of administration of the Chapter 11 Cases, including the payment of (a) all obligations owed to the DIP Parties under or relating to the DIP Credit Agreement and the DIP Facility; (b) certain ordinary course Administrative Claims; (c) stub rent Claims for rejected leases that were reserved and required to be paid under the DIP Financing Orders; and (d) cure Claims in connection with the assumption and assignment of unexpired leases to the Buyer.

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In accordance with Asset Purchase Agreement, the Debtors have filed notices of the assumption and assignment and, under certain circumstances, the Court entered omnibus orders approving the assumption and assignment of 199 unexpired leases and executory contracts to an affiliate of the Acquisition Buyer, Francesca’s Operations, Inc. [D.I. 470, 509, 518, 534, 543, 569, 583, 585, 599, 629, 630, 631, 639, 654, 661, 670, 672, 698, 710].

J.                  Appointment of the Wind-Down Officer

On February 2, 2021, the Debtors filed a motion seeking entry of an order authorizing the retention of Saccullo Business Consulting, LLC to provide Anthony M. Saccullo as the wind-down officer to the Debtors (the “Wind-Down Officer”) and additional personnel to support the Wind-Down Officer nunc pro tunc to February 1, 2021, to wind down the Debtors’ business affairs. On February 17, 2021, the Bankruptcy Court entered a Final Order granting the relief requested in the motion [D.I. 475].

K.                Pre-Closing Tax Refunds

As of February 1, 2021, the Debtors have recorded $10.7 million of current federal income tax receivables related to a NOL carryback refund claim arising under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) enacted in March 2020 that allows the carryback of NOLs to prior years. The Debtors filed their federal tax returns for fiscal year 2019 on November 13, 2020, and applied NOLs to fiscal year 2019 as allowed under the CARES Act to generate a Pre-Closing Tax Refund of approximately $2.5 million, which the Debtors expect to receive within the next six months. Additionally, the Debtors are preparing their 2020 tax returns and expect that NOLs generated for tax purposes for fiscal year 2020 will be carried back as allowed under the CARES Act to generate a Pre-Closing Tax Refund of approximately $30.7 million for the 2020 fiscal year. The Debtors anticipate that, following their receipt of the Pre-Closing Tax Refund for the 2019 fiscal year, they will have sufficient Cash to pay all Allowed Administrative Claims and Allowed Priority Claims in full in Cash. However, if the amount of Allowed Administrative Claims and/or Allowed Priority Claims exceed the Debtors’ current estimates, the Debtors may require the proceeds of the Pre-Closing Tax Refund for the 2020 fiscal year to satisfy such Claims. In the event the Debtors do not have sufficient Cash to pay all Allowed Administrative Claims and/or Allowed Priority Claims on the Effective Date, such Allowed Administrative Claims and/or Allowed Priority Claims will be paid as soon as reasonably practicable after the Debtors’ receipt of sufficient Pre-Closing Tax Refunds.

L.                 Corporate Name Change

In accordance with the terms of the Asset Purchase Agreement and the Sale Order, the Debtors agreed to change the corporate name of each of the Debtor entities to remove the words “francesca’s” or “Francesca’s” from the Debtors’ names. On May 11, 2021, the Debtors filed name change amendments with the Secretary of State of the State of Delaware to change the name of Francesca’s Holdings Corporation to FHC Holdings Corporation and Francesca’s LLC to FHC LLC. On May 12, 2021, the Debtors filed name change amendments with the Secretary of State of the State of Texas to change the name of Francesca’s Collections, Inc. to FHC Collections, Inc. and Francesca’s Services Corporation to FHC Services Corporation.

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On May 19, 2021, the Bankruptcy Court entered the Order Authorizing the Change of Corporate Names and Change of Case Caption [D.I. 719], authorizing the Debtors to change their corporate names and to change the case caption to reflect the Debtors’ name changes.

ARTICLE V
CONFIRMATION AND VOTING PROCEDURES

A.                Combined Hearing

On [●], 2021, the Court entered the Solicitation Order [D.I. ●], conditionally approving this Combined Disclosure Statement and Plan for solicitation purposes only and authorizing the Debtors to solicit acceptances of the Plan. The Combined Hearing has been scheduled for July 20, 2021 at 10:00 a.m. (EDT) to consider (a) final approval of this Combined Disclosure Statement and Plan as providing adequate information pursuant to section 1125 of the Bankruptcy Code and (b) confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code. The Combined Hearing may be adjourned from time to time by the Debtors without further notice, except for an announcement of the adjourned date made at the Combined Hearing or by filing a notice with the Bankruptcy Court.

B.                 Procedure for Objections

Any objection to final approval of this Combined Disclosure Statement and Plan as providing adequate information pursuant to section 1125 of the Bankruptcy Code and/or confirmation of the Plan must be made in writing and filed with the Bankruptcy Court and served on (a) the Debtors’ counsel, (i) Richards, Layton & Finger, P.A., One Rodney Square, 920 North King Street, Wilmington, DE 19801 (Attn: Mark D. Collins, Esq. (collins@rlf.com), Michael J. Merchant, Esq. (merchant@rlf.com), and Jason M. Madron, Esq. (madron@rlf.com)), and (ii) O’Melveny & Myers LLP, Times Square Tower, Seven Times Square, New York, NY 10036 (Attn: Maria J. DiConza, Esq. (mdiconza@omm.com) and Diana Perez, Esq. (dperez@omm.com)); (b) counsel to the Committee, Cole Schotz P.C. (i) 500 Delaware Avenue, Suite 1410, Wilmington, DE 19801 (Attn: Justin R. Alberto (jalberto@coleschotz.com)), (ii) 1325 Avenue of the Americas, 19th Floor, New York, NY 10019 (Attn: Seth Van Aalten (svanaalten@coleschotz.com) and Sarah A. Carnes (scarnes@coleschotz.com)); and (c) the Office of the United States Trustee for Region 3, 844 King Street, Suite 2207, Lockbox #35, Wilmington, DE 19801 (Attn: Linda J. Casey, Esq., (linda.casey@usdoj.gov)), in each case, by no later than July 6, 2021 at 4:00 p.m. (EDT). Unless an objection is timely filed and served, it may not be considered by the Bankruptcy Court at the Combined Hearing.

C.	Statutory Requirements for Approval of this Combined Disclosure Statement and Plan and Purpose of the Disclosures Herein

After a chapter 11 plan has been filed, a debtor is required under section 1125 of the Bankruptcy Code to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtors submit this Combined Disclosure Statement and Plan to Holders of Claims and Equity Interests to satisfy the requirements of section 1125 of the Bankruptcy Code. The disclosures herein set forth the specific information regarding the pre-bankruptcy history of the Debtors, the nature and progress of the Chapter 11 Cases, the liquidation of the Estate Assets, the effects of confirmation and consummation, certain risk factors, and the manner in which Distributions will be made under the Plan.

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D.                Requirements of Section 1129(a) of the Bankruptcy Code

At the Combined Hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied:

•	The Plan complies with the applicable provisions of the Bankruptcy Code;

•	The Debtors have complied with the applicable provisions of the Bankruptcy Code;

•	The Plan has been proposed in good faith and not by any means proscribed by law;

•	Any payment made or promised by the Debtors or by an Entity acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

•	The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy;

•	With respect to each Class of Claims or Equity Interests, each Holder of an Impaired Claim or Impaired Equity Interest either has accepted the Plan or will receive or retain under the Plan on account of such Holder’s Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount such Holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. See discussion of “Best Interests Test,” below;

•	Except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Claims and Priority Claims will be paid in full, in Cash, on or as soon as reasonably practical after the Effective Date and that Holders of Priority Tax Claims may receive on account of such Claims deferred Cash payments, over a period not exceeding five years after the Petition Date, of a value as of the Effective Date, equal to the Allowed amount of such Claims with interest from the Effective Date;

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•	At least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

•	Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor of the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See discussion of “Feasibility,” below; and

•	All Statutory Fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Combined Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date.

The Debtors believe that the Plan complies, or will comply, with all such requirements.

1.                  Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor (unless such liquidation or reorganization is proposed in the plan). By its terms, the Plan is a liquidation plan that provides for the winding-down of the Debtors’ affairs and the distribution of Estate Assets. Because the Plan proposes a liquidation of all of the Debtors’ Assets, for purposes of feasibility, the Debtors have analyzed the ability of the Plan Administrator to meet its obligations under the Plan. Based on the Debtors’ analysis, the Plan Administrator will have sufficient assets to accomplish its tasks under the Plan. Therefore, the Debtors believe that the liquidation of the Debtors’ Assets pursuant to the Plan satisfies the feasibility requirements of the Bankruptcy Code.

2.                  Best Interests Test and Liquidation Analysis

The Bankruptcy Code requires a court to determine that such plan is in the best interests of all holders of claims or equity interests that are impaired by that plan and that have not accepted the plan. The “best interests” test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a court to find either that all members of an impaired class of claims or equity interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code. To calculate the probable distribution to holders of each impaired class of claims and equity interests if the debtor was liquidated under chapter 7, a court must first determine the aggregate dollar amount that would be generated from a debtor’s assets if its chapter 11 cases were converted to chapter 7 cases under the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the debtors’ unencumbered assets and properties, after subtracting the amounts attributable to the costs, expenses, and administrative claims associated with a chapter 7 liquidation, must be compared with the value offered to such impaired classes under the plan. If the hypothetical liquidation distribution to holders of claims or equity interests in any impaired class is greater than the distributions to be received by such parties under the plan, then such plan is not in the best interests of the holders of claims or equity interests in such impaired class. See Liquidation Analysis attached as Exhibit A to this Combined Disclosure Statement and Plan.

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The Debtors are seeking confirmation of the Plan after consummation of the Sale. The Estate Assets remain in, and are expected to generate additional value upon disposition for, the Debtors’ Estates. As such, the Debtors anticipate that the confirmation of the Plan will provide a faster, and through the elimination of costs and expenses attendant in a chapter 7 case, a greater distribution to creditors under the Plan than through a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

Because the Plan is a liquidating plan, the “liquidation value” in the hypothetical chapter 7 liquidation analysis for purposes of the “best interests” test is substantially similar to the estimates of the results of the chapter 11 liquidation contemplated by the Plan. However, the Debtors believe that in a chapter 7 liquidation, there would be additional costs and expenses that the Estates would incur as a result of liquidating the Estates in chapter 7. Under the Plan, all Professionals have agreed to await Distribution for any Professional Fees in excess of the amounts held for such Professionals in the Professional Fee Reserve until the Plan Administrator determines that sufficient Estate Assets will be available to pay all Allowed Administrative Claims and Allowed Priority Tax Claims in full. In the event of a liquidation under chapter 7, chapter 11 professional fees would be paid pari passu with other chapter 11 administrative claims and the additional administrative expenses involved with the appointment of a trustee or trustees and attorneys, accountants, and other professionals to assist such trustees would cause a substantial diminution in the value of the Estates, thereby reducing the assets available for distribution to creditors. Additionally, the designation of the Wind-Down Officer as the initial Plan Administrator will minimize additional costs and expenses to the Estates because the Wind-Down Officer is familiar with the Estate Assets and will be able to liquidate such assets faster and more efficiently than a chapter 7 trustee.

After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including the increased costs, expenses, and delay of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee; and the substantial increases in claims that would be satisfied on a priority basis or on a parity with creditors in the Chapter 11 Cases, the Debtors determined that confirmation of the Plan will provide each creditor with a recovery that is not less than it would receive pursuant to a liquidation under chapter 7 of the Bankruptcy Code. Therefore, the Debtors believe that the Plan satisfies the requirements of the “best interests” test.

E.                 Requirements of Section 1129(b) of the Bankruptcy Code

As set forth below, Class 4 is deemed to reject the Plan. Accordingly, the Debtors will seek confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code (i.e., a non-consensual confirmation).

The Bankruptcy Code permits a bankruptcy court to confirm a chapter 11 plan over the dissent of any impaired class of claims or interests as long as the standards in section 1129(b) are met. This power to confirm a plan over dissenting classes — often referred to as “cramdown” — is an important part of the chapter 11 process. It assures that no single group (or multiple groups) of claims or interests can block a restructuring that otherwise meets the requirements of the Bankruptcy Code and is in the interests of the other constituents in the case.

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A bankruptcy court may confirm a chapter 11 plan over the rejection or deemed rejection by any impaired class of claims or interests if, among other requirements, the plan “does not discriminate unfairly” and is “fair and equitable” with respect to such class.

1.                  Unfair Discrimination

This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under a chapter 11 plan. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. This test only applies to Classes that reject or are deemed to reject the Plan. Because the Debtors are treating all similarly situated creditors the same, the Plan does not discriminate unfairly.

2.                  Fair and Equitable Test

A chapter 11 plan is only fair and equitable with respect to a dissenting class if no class senior to such dissenting class receives more than it is entitled to on account of such senior claims or interests. The “fair and equitable” test also imposes certain requirements that depend on the type of claims or interests in the dissenting class.

To be fair and equitable with respect to a dissenting class of impaired secured creditors, a chapter 11 plan must provide that each holder in such class either (a) retains its liens on the property subject to such liens (or if sold, on the proceeds thereof) to the extent of the allowed amount of its secured claim and receives deferred Cash payments having a value, as of consummation of the chapter 11 plan, of at least such allowed amount or (b) receives the “indubitable equivalent” of its secured claim.

To be fair and equitable with respect to a dissenting class of impaired unsecured creditors, a chapter 11 plan must provide that either (a) each holder in such class receives or retains property having a value, as of consummation of the chapter 11 plan, equal to the allowed amount of its unsecured claim or (b) the holders of claims and interests that are junior to the claims of the dissenting class will not receive or retain any property under the plan.

To be fair and equitable with respect to a dissenting class of impaired equity interest holders, a chapter 11 plan must provide that either (a) each holder in such class receives or retains property having a value, as of consummation of the chapter 11 plan, equal to the greater of (i) the allowed amount of any fixed liquidation preference or fixed redemption price of its equity interest and (ii) the value of its equity interest or (b) the holders of equity interests that are junior to the equity interests of the dissenting class will not receive or retain any property under the plan.

The Debtors are requesting that the Bankruptcy Court confirm the Plan notwithstanding the deemed rejection of the Plan by Class 4 (Equity Interests). Thus the “cramdown” requirements will need to be satisfied with respect to such Class. The Debtors believe that the Plan is structured in a way that does not “discriminate unfairly” and satisfies the “fair and equitable” requirement for “cramdown” under section 1129(b) of the Bankruptcy Code with respect to Class 4 because there are no Holders of Claims or Equity Interests junior to the Equity Interests in Class 4 that will receive Distributions or retain property under the Plan. The Debtors also may amend the Plan in accordance with Article XVII.B of this Combined Disclosure Statement and Plan and applicable provisions of the Bankruptcy Code to ensure compliance with the “cramdown” requirements.

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F.                 Classification of Claims and Equity Interests

Section 1122 of the Bankruptcy Code requires the Plan to place a Claim or Equity Interest in a particular Class only if such Claim or Equity Interest is substantially similar to the other Claims or Equity Interests in such Class. The Plan creates separate Classes to deal respectively with Claims and Equity Interests. The Debtors believe that the Plan’s classifications place substantially similar Claims or Equity Interests in the same Class and thus, meet the requirements of section 1122 of the Bankruptcy Code.

G.                Eligibility to Vote on the Plan

Pursuant to section 1126 of the Bankruptcy Code, only the Holders of Claims or Equity Interests in Classes Impaired by the Plan and receiving a payment or Distribution under the Plan may vote on the Plan. Pursuant to section 1124 of the Bankruptcy Code, a Class of Claims or Equity Interests may be Impaired if the Plan alters the legal, equitable, or contractual rights of the Holders of such Claims or Equity Interests treated in such Class.

Unless otherwise ordered by the Bankruptcy Court, only Holders of Allowed Claims in Class 3 (General Unsecured Claims) may vote on the Plan. In accordance with the tabulation procedures that were approved by the Solicitation Order, in order to vote on the Plan, you must hold an Allowed Claim in Class 3, or be the Holder of a Claim in Class 3 that has been temporarily Allowed for voting purposes only under Bankruptcy Rule 3018(a).

Class 1 (Priority Non-Tax Claims) and Class 2 (Secured Claims) are Unimpaired under the Plan. Holders of Claims in such Classes are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

Class 4 (Equity Interests) is Impaired and will not receive a Distribution under the Plan. Accordingly, Class 4 is deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Because Class 4 is deemed to reject the Plan, the Debtors will request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to such Class. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan or any document in the Plan Supplement, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code.

Finally, the Holders of Claims whose Claims are not classified under the Plan (i.e., Administrative Claims, Priority Tax Claims, Intercompany Claims, and Claims for Professional Fees) are not entitled to vote on the Plan.

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H.                Combined Hearing Notice

All Holders of Allowed Claims in Class 3 (General Unsecured Claims) will receive (a) notice of the Combined Hearing (the “Combined Hearing Notice”); (b) a copy of this Combined Disclosure Statement and Plan; (c) a copy of the Solicitation Order; and (d) a form of ballot with instructions on how to complete the ballot.

I.                   Procedure/Voting Deadlines

All Holders of Allowed Claims that are entitled to vote on the Plan will receive a ballot. You should review the ballot carefully. In order for your ballot to count, you must either (a) complete an electronic ballot at http://cases.stretto.com/francescas or (b) complete, date, sign, and properly mail, courier, or personally deliver a paper ballot to the Voting Agent at the following address: FHC Holdings Corporation, et al. c/o Stretto, 410 Exchange, Suite 100, Irvine, CA 92602. BALLOTS SENT BY FACSIMILE, EMAIL, OR OTHER ELECTRONIC METHOD OTHER THAN VIA THE VOTING AGENT’S ONLINE BALLOTING PLATFORM ARE NOT ALLOWED AND WILL NOT BE COUNTED.

The deadline to vote on the Plan is July 9, 2021. Ballots must be submitted electronically through the Voting Agent’s online balloting platform, or the Voting Agent must physically RECEIVE original ballots by mail or overnight delivery, on or before the Voting Deadline. Ballots received after the Voting Deadline may not be counted. ANY BALLOT THAT IS EXECUTED AND RETURNED BY THE VOTING DEADLINE, BUT THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN, OR INDICATES BOTH ACCEPTANCE AND REJECTION OF THE PLAN, WILL BE NOT BE COUNTED EITHER AS A VOTE TO ACCEPT OR A VOTE TO REJECT THE PLAN.

Subject to the tabulation procedures approved by the Solicitation Order, (a) you may not change your vote once a ballot is submitted electronically or the Voting Agent receives your original paper ballot and (b) any ballot that is timely and properly submitted electronically or received physically will be counted and will be deemed to be cast as an acceptance, rejection, or abstention, as the case may be, of the Plan.

J.                  Acceptance of the Plan

As a creditor, your acceptance of the Plan is important. In order for the Plan to be accepted by an Impaired Class of Claims, a majority in number (i.e., more than half) and at least two-thirds in dollar amount of the Claims voting (of each Impaired Class of Claims) must vote to accept the Plan. At least one Impaired Class of creditors, excluding the votes of insiders, must actually vote to accept the Plan. The Debtors urge that you vote to accept the Plan. YOU ARE URGED TO COMPLETE, DATE, SIGN, AND PROMPTLY SUBMIT YOUR BALLOT. PLEASE BE SURE TO COMPLETE THE BALLOT PROPERLY AND LEGIBLY IDENTIFY THE EXACT AMOUNT OF YOUR CLAIM AND THE NAME OF THE CREDITOR.

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K.                Elimination of Vacant Classes

Any Class of Claims or Equity Interests that does not contain, as of the date of commencement of the Combined Hearing, a Holder of an Allowed Claim or Equity Interest, or a Holder of a Claim temporarily Allowed under Bankruptcy Rule 3018, shall be deemed deleted from the Plan for all purposes, including for purposes of determining acceptance of the Plan by such Class under section 1129(a)(8) of the Bankruptcy Code.

L.                 Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and the respective Distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.

ARTICLE VI
TREATMENT OF UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Equity Interests set forth in Article VII.

A.                Administrative Claims

1.                  Treatment of Administrative Claims

Except to the extent previously satisfied during the Chapter 11 Cases or that a Holder of an Allowed Administrative Claim agrees to a different treatment, each Holder of an Allowed Administrative Claim shall receive either payment equal to the Allowed amount of such Administrative Claim, in Cash, on or as soon as reasonably practicable after the latest of (a) the Effective Date; (b) if such Claim is not an Allowed Administrative Claim as of the Effective Date, the first Business Day after the date that is 30 calendar days after the date such Claim becomes an Allowed Administrative Claim; or (c) such other date as agreed to by the Holder of such Claim and the Debtors or the Plan Administrator, as applicable. Notwithstanding the foregoing, in the event the Debtors do not have sufficient Cash to pay all Allowed Administrative Claims on the Effective Date, such Allowed Administrative Claims will be paid as soon as reasonably practicable after the Debtors’ receipt of sufficient Pre-Closing Tax Refunds.

The failure of a Holder of an Administrative Claim to object to the treatment of such Claim by the Confirmation Objection Deadline shall be deemed to be such Holder’s consent to receive treatment for such Claim that is different from that set forth in section 1129(a)(9) of the Bankruptcy Code.

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2.                  Final Administrative Claims Bar Date

Administrative Expense Requests asserting Administrative Claims arising from February 1, 2021 through and including the Effective Date, excluding (a) Claims for Professional Fees in the Chapter 11 Cases and (b) claims arising in the ordinary course of business, must be filed no later than 30 days after the notice of the Effective Date is filed with the Bankruptcy Court or such later date as may be established by order of the Bankruptcy Court (the “Final Administrative Claims Bar Date”). Unless otherwise ordered by the Court, Holders of Administrative Claims who are required to file an Administrative Expense Request and who do not file such request by the FINAL Administrative Claims Bar Date, may not receive or be entitled to receive any payment or distribution of property from the Debtors or their successors or assigns with respect to such Administrative Claim in the Chapter 11 Cases. Nothing in this Combined Disclosure Statement and Plan shall extend or be deemed to extend the deadline of March 25, 2021, previously fixed by the Bar Date Order to file Administrative Expense Requests on account of Administrative Claims arising between the Petition Date and January 31, 2021.

B.                 Professional Fees

1.                  Final Fee Applications

All final requests for compensation or reimbursement of Professionals retained in these Chapter 11 Cases for services performed and expenses incurred prior to the Effective Date shall be filed and served on: (a) the Plan Administrator, c/o Saccullo Business Consulting, LLC, 27 Crimson King Drive, Bear, DE 19701 (Attn: Anthony M. Saccullo (ams@sacculloconsulting.com)); (b) the Debtors’ counsel, (i) Richards, Layton & Finger, P.A., One Rodney Square, 920 North King Street, Wilmington, DE 19801 (Attn: Mark D. Collins, Esq. (collins@rlf.com), Michael J. Merchant, Esq. (merchant@rlf.com), and Jason M. Madron, Esq. (madron@rlf.com)), and (ii) O’Melveny & Myers LLP, Times Square Tower, Seven Times Square, New York, NY 10036 (Attn: Maria J. DiConza, Esq. (mdiconza@omm.com) and Diana Perez, Esq. (dperez@omm.com)); (c) counsel to the Committee, Cole Schotz P.C. (i) 500 Delaware Avenue, Suite 1410, Wilmington, DE 19801 (Attn: Justin R. Alberto (jalberto@coleschotz.com)) and (ii) 1325 Avenue of the Americas, 19th Floor, New York, NY 10019 (Attn: Seth Van Aalten (svanaalten@coleschotz.com) and Sarah A. Carnes (scarnes@coleschotz.com)); (d) the Office of the United States Trustee for Region 3, 844 King Street, Suite 2207, Lockbox #35, Wilmington, DE 19801 (Attn: Linda J. Casey, Esq., (linda.casey@usdoj.gov)); and (e) such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Bankruptcy Court, by no later than 60 days after the Effective Date, unless otherwise agreed by the Debtors or the Plan Administrator, as applicable. Objections to any Professional Fees must be filed with the Bankruptcy Court and served on the Plan Administrator and the applicable Professional no later than 80 days after the Effective Date, unless otherwise ordered by the Court. After notice and opportunity for a hearing in accordance with the procedures established by the Bankruptcy Code and any prior orders of the Bankruptcy Court in the Chapter 11 Cases, the Allowed amounts of such Professional Fees shall be determined by the Bankruptcy Court and, once approved by the Bankruptcy Court, shall be promptly paid in Cash; provided that no Professional shall receive payment of any Allowed Professional Fees in excess of the amount reserved for such Professional in the Professional Fee Reserve unless and until the Plan Administrator determines that sufficient Estate Assets will be available to pay all Allowed Administrative Claims and Allowed Priority Tax Claims in full. For the avoidance of doubt, the Plan Administrator may make interim Distributions for any outstanding Allowed Professionals Fees Pro Rata to the extent the Plan Administrator determines that sufficient Estate Assets will be available to pay all Allowed Administrative Claims and Allowed Priority Tax Claims in full.

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For the avoidance of doubt, the immediately preceding paragraph shall not affect any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order. Such professionals may continue to receive such compensation or reimbursement of expenses for services rendered before the Effective Date, without further order of the Bankruptcy Court, pursuant to the Ordinary Course Professional Order.

2.                  Post-Effective Date Fees and Expenses

Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and, subject to the Plan Administration Agreement, the Plan Administrator may employ and pay any professional for services rendered or expenses incurred after the Effective Date in the ordinary course of business without any further notice to, or action, order, or approval of, the Court.

C.                Priority Tax Claims

Except to the extent previously satisfied during the Chapter 11 Cases or that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment, each Holder of an Allowed Priority Tax Claim shall receive, as determined by the Debtors, either (a) on, or as soon thereafter as is reasonably practicable, the Effective Date or, if such Allowed Priority Tax Claim is not Allowed as of the Effective Date, the first Business Day after the date that is 30 calendar days after the date on which such Priority Tax Claim becomes an Allowed Claim, Cash in an amount equal to such Allowed Claim, or (b) deferred Cash payments following the Effective Date, over a period ending not later than five years after the Effective Date, in an aggregate amount equal to the Allowed amount of such Priority Tax Claim plus interest at a rate determined in accordance with section 511 of the Bankruptcy Code. Notwithstanding the foregoing, in the event the Debtors do not have sufficient Cash to pay all Allowed Priority Tax Claims on the Effective Date, such Allowed Priority Tax Claims will be paid as soon as reasonably practicable after the Debtors’ receipt of sufficient Pre-Closing Tax Refunds.

The failure of a Holder of a Priority Tax Claim to object to the treatment of such Claim by the Confirmation Objection Deadline shall be deemed to be such Holder’s consent to receive treatment for such Claim that is different from that set forth in section 1129(a)(9) of the Bankruptcy Code.

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D.                Intercompany Claims

Upon the occurrence of the Effective Date, each Debtor and its successors and assigns hereby waive and release each other and all of their respective successors from any and all Intercompany Claims and Causes of Action among and between any or all of the Debtors, which waiver and release shall be effective as a bar to all actions, Causes of Actions, suits, Claims, Liens, or demands of any kind with respect to any Intercompany Claim or Causes of Action among or between any or all of the Debtors.

ARTICLE VII
CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS;
ESTIMATED RECOVERIES

Claims and Equity Interests, except for Administrative Claims, Priority Tax Claims, Intercompany Claims, and Claims for Professional Fees are classified in the Classes set forth in this Article VII. A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Equity Interest qualifies within the description of such other Classes. A Claim or Equity Interest also is classified in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim or Allowed Equity Interest, as applicable, in that Class. To the extent a specified Class ultimately does not include any Allowed Claims or Allowed Equity Interests, as applicable, then such Class shall be deemed not to exist. To the extent that a particular Claim does not qualify within the description of any Class and the Plan otherwise fails to classify such Claim or specify its treatment, then such Claim shall be deemed to be part of Class 3 (General Unsecured Claims); provided, however, that all rights of the Holder(s) of such Claim(s), including the right to object to such classification, and the Debtors’ rights and defenses thereto, are reserved.

The Plan is premised upon the procedural consolidation of the Debtors for plan purposes only. Pursuant to section 1122 of the Bankruptcy Code, the classification of Claims and Equity Interests is as follows:

Class	Type	Status Under Plan	Voting Status
1	Priority Non-Tax Claims	Unimpaired	Deemed to Accept
2	Secured Claims	Unimpaired	Deemed to Accept
3	General Unsecured Claims	Impaired	Entitled to Vote
4	Equity Interests	Impaired	Deemed to Reject

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ARTICLE VIII
TREATMENT OF CLAIMS AND EQUITY INTERESTS

A.                Treatment of Claims and Equity Interests

1.                  Class 1 – Priority Non-Tax Claims. Except to the extent previously satisfied during the Chapter 11 Cases or that a Holder of an Allowed Priority Non-Tax Claim agrees to less favorable treatment on account of such Claim, each such Holder shall receive Cash in the amount equal to 100% of the Allowed amount of such Priority Non-Tax Claim, on or as soon as reasonably practicable after the latest of (a) the Effective Date; (b) if such Claim is not an Allowed Priority Non-Tax Claim as of the Effective Date, the first Business Day after the date that is 30 calendar days after the date such Claim becomes an Allowed Priority Non-Tax Claim; (c) the date such Claim becomes due and payable in the ordinary course of business; or (d) such other date as agreed to by the Holder of such Claim and the Debtors or the Plan Administrator, as applicable. Notwithstanding the foregoing, in the event the Debtors do not have sufficient Cash to pay all Allowed Priority Non-Tax Claims on the Effective Date, such Allowed Priority Non-Tax Claims will be paid as soon as reasonably practicable after the Debtors’ receipt of sufficient Pre-Closing Tax Refunds. Holders of Priority Non-Tax Claims are Unimpaired and, therefore, are not entitled to vote to accept or reject the Plan.

The failure of a Holder of a Priority Non-Tax Claim to object to the treatment of such Claim by the Confirmation Objection Deadline shall be deemed to be such Holder’s consent to receive treatment for such Claim that is different from that set forth in section 1129(a)(9) of the Bankruptcy Code.

2.                  Class 2 – Secured Claims.

Except to the extent previously satisfied during the Chapter 11 Cases (including through assumption and/or payment of such Claim in connection with the consummation of the Sale), each Holder of an Allowed Secured Claim shall (a) receive payment equal to the Allowed amount of such Claim, together with postpetition interest to the extent required to render such Claim Unimpaired, in Cash, on the Effective Date or as soon as reasonably practicable thereafter, unless otherwise agreed to by the Holder of such Secured Claim and the Debtors or the Plan Administrator, as applicable; (b) be satisfied by the surrender of the Collateral securing such Claim; (c) be satisfied by the assumption and assignment to the Buyer of the underlying agreement between the Holder and the applicable Debtor(s), including the retention of the Holder’s Liens on the Collateral securing such Claim; or (d) be otherwise rendered Unimpaired. Holders of Secured Claims are Unimpaired by the Plan and, therefore, are not entitled to vote to accept or reject the Plan.

3.                  Class 3 – General Unsecured Claims. Except to the extent previously satisfied during the Chapter 11 Cases (including through the assumption and/or payment of such Claim in accordance with their respective terms in connection with the consummation of the Sale or a subsequent sale transaction), each Holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of the GUC Plan Consideration. Holders of Allowed General Unsecured Claims shall not receive any Distributions unless and until all Allowed Senior Claims have been paid in full. For the avoidance of doubt, Holders of Allowed General Unsecured Claims shall not receive any Distributions in excess of the Allowed amount of their Claim. Holders of General Unsecured Claims are Impaired by the Plan and entitled to vote to accept or reject the Plan.

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4.                  Class 4 – Equity Interests. On the Effective Date, all existing Equity Interests in the Debtors shall be cancelled and released without any Distribution or retention of any property on account of such Equity Interests; provided, however, that as of the Effective Date, the Plan Administrator shall be deemed to own one share of stock in FHC provided, further, that the Plan Administrator shall not be entitled to receive any Distribution on account of such retained Equity Interest. Holders of Equity Interests are Impaired by, and deemed to have rejected, the Plan and, therefore, are not entitled to vote.

B.                 Modification of Treatment of Claims and Equity Interests

The Debtors or the Plan Administrator, as applicable, reserve the right to modify the treatment of any Allowed Claim in any manner adverse only to the Holder of such Claim at any time after the Effective Date upon the consent of the Holder of the Claim whose Allowed Claim, as the case may be, is being adversely affected.

C.                Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect (a) the Debtors’ or the Plan Administrator’s rights and defenses in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupment against, any such Unimpaired Claims or (b) the rights and defenses of any Holder of Unimpaired Claims in respect of its Unimpaired Claims. Without limiting the generality of the foregoing, the Debtors reserve the right to cure any past default or any failure to satisfy any condition that resulted in the material modification of their liabilities related to such Unimpaired Claim, whether occurring prior to or after the Petition Date and to reinstate the obligations related to any Unimpaired Claim as they existed prior to default, acceleration, or the occurrence of, or failure to satisfy, any condition that resulted in the material modification of their liabilities related to such Unimpaired Claim.

ARTICLE IX
CERTAIN FEDERAL INCOME TAX CONSEQUENCES

A.                Brief Overview and Disclosure

The following is a general discussion based upon present law of certain U.S. federal income tax considerations relevant to the implementation of the Plan to Holders of Claims entitled to vote on the Plan. This discussion is based on the current provisions of title 26 of the United States Code, applicable Treasury Regulations, judicial authority, and current administrative rulings and pronouncements of the Internal Revenue Service (the “IRS”). There can be no assurance that the IRS will not take a contrary view, no ruling from the IRS has been or will be sought nor will any counsel provide a legal opinion as to any of the expected tax consequences set forth below. This discussion does not address the federal income tax consequences to Holders of Claims or Equity Interests who are Unimpaired, or Holders who are not entitled to vote because they are deemed to accept or reject the Plan or Holders subject to special treatment under U.S. federal income tax laws, such as brokers or dealers in securities or currencies, certain securities traders, tax-exempt entities, financial institutions, insurance companies, foreign persons, partnerships and other pass-through entities, Holders that have a “functional currency” other than the United States dollar, Holders that hold Claims as a position in a “straddle” or as part of a “synthetic currency,” “hedging,” “conversion,” or other integrated transaction, or Holders that have acquired Claims in connection with the performance of services. In addition, this discussion does not address U.S. federal taxes other than income taxes.

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Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to the Holders of Claims or the Debtors. It cannot be predicted at this time whether any tax legislation will be enacted or, if enacted, whether any tax law changes contained therein would affect the tax consequences described herein.

This summary is not a comprehensive description of all of the U.S. federal tax consequences that may be relevant with respect to the Plan. We urge you to consult your own tax advisor regarding your particular circumstances and the U.S. federal tax consequences to you with respect to the Plan, as well as any tax consequences arising under the laws of any state, local, or foreign tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. The following summary assumes that the Claims are held by Holders as “capital assets” within the meaning of section 1221 of the Tax Code and that all Claims denominated as indebtedness are properly treated as debt for U.S. federal income tax purposes.

The tax treatment of Holders of Claims and the character, amount, and timing of income, gain, or loss recognized as a consequence of the Plan and the Distributions provided for under the Plan may vary, depending upon, among other things: (a) whether the Claim (or portion thereof) constitutes a Claim for principal or interest; (b) the type of consideration received by the Holder in exchange for the Claim and whether the Holder receives Distributions hereunder in more than one taxable year; (c) whether the Holder is a citizen or resident of the United States for tax purposes, is otherwise subject to U.S. federal income tax on a net basis, or falls into any special class of taxpayers, such as those that are excluded from this discussion as noted above; (d) the manner in which the Holder acquired the Claim; (e) the length of time that the Claim has been held; (f) whether the Claim was acquired at a discount; (g) whether the Holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or prior years; (h) whether the Holder has previously included in income accrued but unpaid interest with respect to the Claim; (i) the method of tax accounting of the Holder; (j) whether the Claim is an installment obligation for U.S. federal income tax purposes; and (k) whether the “market discount” rules are applicable to the Holder. Therefore, each Holder should consult a tax advisor for information that may be relevant to its particular situation and circumstances, and the particular tax consequences to such Holder of the transactions contemplated by the Plan.

The following discussion is intended only as a summary of certain U.S. federal tax consequences of the Plan and is not a substitute for careful tax planning with a tax professional. The following discussion is for informational purposes only and is not tax advice. The tax consequences are in many cases uncertain and may vary depending on a Holder’s particular circumstances. Accordingly, each Holder is strongly urged to consult a tax advisor regarding the U.S. federal, state, local, and applicable non-U.S. income and other tax consequences of the Plan.

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B.                 U.S. Federal Income Tax Consequences to the Debtors

In general, absent an exception, a debtor will realize and recognize cancellation of debt (“COD”) income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD incurred is generally the amount by which the indebtedness discharged exceeds the value of any consideration given in exchange therefor. Certain statutory or judicial exceptions may apply to limit the amount of COD incurred for U.S. federal income tax purposes. Under section 108 of the Tax Code, subject to limited exceptions, COD income of a debtor generally is excluded from gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. As a consequence of such exclusion, a debtor generally must reduce its tax attributes by the amount of COD income that it excluded from gross income. In general, tax attributes of the debtor are reduced in the following order: (a) net operating losses (“NOLs”); (b) general business credit carryovers; (c) alternative minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets, which includes the stock of subsidiaries; (f) passive activity loss and credit carryovers; and (g) foreign tax credit carryovers. In applying this attribute reduction rule to the tax basis in assets, the tax law limits the reduction in tax basis to the amount by which the tax basis exceeds the debtor’s liabilities after the effective date of the plan (often referred to as the “liability floor”). If advantageous, the debtor can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes. If the amount of excluded COD income exceeds available tax attributes, the excess generally is not subject to U.S. federal income tax and has no other U.S. federal income tax impact. Where the debtor joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the debtor and other members of the group must also be reduced. Any reduction in tax attributes in respect of COD generally does not occur until after the determination of the debtor’s net income or loss for the taxable year in which the COD is incurred.

Under the Plan, Holders of certain Allowed Claims are expected to receive less than full payment on their Claims. As a result, the Debtors’ liability to Holders of such Claims in excess of the amount satisfied by Distributions under the Plan will be canceled, and therefore will result in COD income to the Debtors. Certain COD income triggered under the Plan will not be recognized as income under section 108 of the Tax Code and the Debtors must reduce their tax attributes by the amount of such excluded income. As a result, the Debtors’ tax attributes are expected to be substantially reduced or potentially eliminated; provided, however, such reduction in tax attributes will not occur until the end of the Debtors’ taxable year.

Under the Tax Code, any NOL carryforwards, disallowed interest expense carryforwards, and certain other tax attributes of a corporation (collectively, “Pre-Change Losses”) may be subject to an annual limitation if the corporation undergoes an “ownership change” within the meaning of section 382 of the Tax Code. These limitations apply in addition to, and not in lieu of, the attribute reduction that may result from the COD arising in connection with the Plan. Under section 382 of the Tax Code, if a corporation (or consolidated group) undergoes an “ownership change” and the corporation does not qualify for (or elects out of) the special bankruptcy exception in section 382(l)(5) of the Tax Code, the amount of its Pre-Change Losses that may be utilized to offset future taxable income generally are subject to an annual limitation.

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The Debtors estimate that they had approximately $87.7 million of NOLs as of February 1, 2021 and have generated additional losses prior to the confirmation of the Plan. The cancellation of the Equity Interests in the Debtors could result in an ownership change, which would have the effect of limiting the NOLs available to offset income from the disposition of assets. For tax years beginning on or after January 1, 2021, corporate taxpayers may offset up to 80% of their taxable income with NOL carryforwards. Based on the Debtors’ anticipated remaining transactions and existing IRS guidelines, the Debtors do not expect to recognize material taxable income in any such tax years or to become subject to any adverse limitations against their use of NOL carryforwards.

Following the Effective Date, the Debtors may recognize corporate entity-level income or gain in connection with administering the Plan, winding down the Debtors, and disposing of any Estate Assets. Although any such amounts are expected to be de minimis, such amounts may be taxable to the Debtors and, if applicable would reduce the amount of Cash available to distribute to Holders of Allowed Claims. Such gain or income may be offset, in whole or in part, by expenses of the Debtors and other tax attributes available to offset gain, including any current losses or NOLs. However, the availability of the Debtors’ tax attributes is expected to be limited as a result of the reductions described above as well as certain other limitations under the Tax Code that may result from the Plan and accordingly, the Debtors may be subject to tax. On final wind down, the Debtors are not expected to recognize and be taxable on any COD income, due to either the bankruptcy exception referenced above or a similar exception when the debtor is insolvent, which is expected to apply following the completion of the liquidation of the Debtors.

C.	Certain U.S. Federal Income Tax Treatment With Respect to U.S. Holders of Allowed Claims

As used in discussion herein, the term “U.S. Holder” means a beneficial owner of an Allowed Claim that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation, or other Entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. Persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. Person.

If a partnership or other Entity taxable as a partnership for U.S. federal income tax purposes holds an Allowed Claim, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding any such instruments are urged to consult their own tax advisors.

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A U.S. Holder of an Allowed Claim will generally recognize gain or loss equal to the difference between the U.S. Holder’s adjusted basis in its Allowed Claim and the amount realized by the U.S. Holder in respect of its Allowed Claim. Over time and on a cumulative basis, the amount realized generally will equal the aggregate amount of the Cash (and the fair market value of property, if any) distributed to the U.S. Holder by the Plan Administrator, less the amount, if any, attributable to accrued but unpaid interest. However, in the event that a U.S. Holder of an Allowed Claim receives Distributions over more than one tax year, the timing of such U.S. Holder’s recognition of such gain or loss is not free from doubt. For instance, there may be circumstances in which a U.S. Holder of an Allowed Claim (a) may recognize gain only after Distributions have been made to the U.S. Holder in excess of such U.S. Holder’s basis in its Allowed Claim or (b) or allocate a portion of Distributions in a given year between a return of basis and gain or loss. Alternatively, a U.S. Holder of an Allowed Claim may be required to recognize gain or loss on the Effective Date even if there is not complete certainty as to the full amount of Distributions that will be received by such U.S. Holder pursuant to the Plan. In this case, such U.S. Holder could then be required to adjust the amount of gain or loss ultimately realized when the full amount of the Distribution has been made and the full calculation of total gain or loss can be completed. These rules are complex and U.S. Holders of Allowed Claims are advised to consult with their own tax advisors as to the timing rules described above in connection with the Plan and the tax consequences to them under such rules.

D.	Certain U.S. Federal Income Tax Treatment With Respect to Non-U.S. Holders of Allowed Claims

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of an Allowed Claim that is not a U.S. Holder, other than any partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) the tax treatment of which will depend on the status of the partners and activities of the partnership. The following discussion includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Holders. This discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to Non-U.S. Holders are complex. Each Non-U.S. Holder is urged to consult its own tax advisor regarding the U.S. federal, state, local, non-U.S., and non-income tax consequences of the consummation of the Plan to such Non-U.S. Holder.

1.	Gain Recognition

Any gain realized by a Non-U.S. Holder in respect of its Allowed Claim (the excess of the Non-U.S. Holder’s adjusted tax basis in its Allowed Claim and the amount realized by such Non-U.S. Holder) generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the Effective Date occurs and certain other conditions are met or (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during such taxable year. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized if such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States in the same manner as a U.S. Holder (except that the Medicare tax would generally not apply) instead of being subject to withholding. In order to claim an exemption from withholding, such Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates). In addition, if such Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% (or a lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

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2.	FATCA

Under legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding at a rate of 30% on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S. source payments of fixed or determinable, annual or periodical income, and, subject to the paragraph immediately below, also include gross proceeds from the sale of any property of a type that can produce U.S. source interest or dividends. FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding.

FATCA withholding rules were previously scheduled to take effect on January 1, 2019, which would have applied to payments of gross proceeds from the sale or other disposition of property of a type that can produce U.S. source interest or dividends. However, such withholding has effectively been suspended under proposed Treasury Regulations that may be relied on until final regulations become effective. Nonetheless, there can be no assurance that a similar rule will not go into effect in the future prior to the Debtors’ final Distribution to Non-US Holders. Each Non-U.S. Holder should consult its own tax advisor regarding the possible impact of FATCA withholding rules on such Non-U.S. Holder.

E.                 Withholding on Distributions and Information Reporting

All Distributions to U.S. Holders of Allowed Claims under the Plan are subject to any applicable tax withholding, including employment tax withholding (if applicable). In addition, under U.S. federal income tax law, interest, dividends, and other reportable payments may be subject to “backup withholding” at the then applicable withholding rate (currently 24%) if a U.S. Holder (a) fails to furnish its social security number or other taxpayer identification number, (b) furnishes an incorrect taxpayer identification number, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the tax identification number provided is its correct number and that it is not subject to backup withholding.

Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions. Holders of Allowed Claims are urged to consult their tax advisors regarding the Treasury Regulations governing backup withholding and whether the transactions contemplated by the Plan would be subject to these Treasury Regulations.

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Treasury Regulations may also require participation of certain transactions to be disclosed by a U.S. Holder on its U.S. federal income tax return, including, among other types of transactions, transactions that result in the U.S. Holder claiming a loss in excess of specified thresholds. U.S. Holders subject to the Plan are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these rules. Non-U.S. Holders are urged to consult their tax advisors regarding potential withholdings on Distributions by the Debtors.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

ARTICLE X
CERTAIN RISK FACTORS TO BE CONSIDERED

The implementation of the Plan is subject to a number of material risks, including those summarized below. Holders of Claims should read and consider carefully the risk factors below, as well as the other information set forth in this Combined Disclosure Statement and Plan, the documents delivered together with this Combined Disclosure Statement and Plan, and the documents referred to or incorporated by reference in this Combined Disclosure Statement and Plan, before voting to accept or reject the Plan. These factors should not be regarded as constituting the only risks present in connection with the Plan and its implementation.

A.                Risk Factors that May Affect the Debtors’ Ability to Consummate the Plan

1.                  The Debtors May Not Be Able to Secure Confirmation of the Plan

As is described in greater detail in Article V above, section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan. While, as set forth above, the Debtors believe that this Combined Disclosure Statement and Plan complies with or will comply with all such requirements, there can be no guarantee that the Bankruptcy Court will agree and confirm the Plan as proposed. Moreover, there can be no assurance that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate the re-solicitation of votes.

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2.                  Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur and may occur quickly after the Confirmation Date, there can be no assurance as to such timing, or as to whether the Effective Date will, in fact, occur. The occurrence of the Effective Date is conditioned on the satisfaction (or waiver) of the conditions precedent specified in the Plan, and there can be no assurance that such conditions will be satisfied or waived. In the event such conditions precedent have not been satisfied or waived within 45 days of the Confirmation Date, then upon motion by any party in interest, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such motion, the Confirmation Order shall not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived by the Debtors before any order granting such relief becomes a Final Order. If the Confirmation Order is vacated pursuant to this section, the Plan shall be deemed null and void in all respects and nothing contained herein shall (a) constitute a waiver or release of any claims by or against the Debtors, or (b) prejudice in any manner the rights of the Debtors.

3.                  Parties May Object to the Classification of Claims and Equity Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. As is described in greater detail in Article V.F above, the Debtors believe that the classification of Claims and Equity Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. Nevertheless, there can be no assurance the Bankruptcy Court will reach the same conclusion.

B.                 Risk Factors that May Affect Distributions Under the Plan

The estimates of Allowed Claims and recoveries for Holders of Allowed Claims set forth in this Combined Disclosure Statement and Plan are based on various assumptions. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary significantly from the estimated Claims contained in this Combined Disclosure Statement and Plan. Moreover, the Debtors cannot determine with any certainty at this time the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the recoveries to Holders of Allowed Claims under the Plan.

1.                  COVID-19 Disruptions

The continued spread of COVID-19 could have an impact on the Plan Administrator’s ability to wind down the Estates and liquidate the Estate Assets. Mandatory quarantines and the shutdown of certain courts may delay the Plan Administrator’s ability to pursue any Estate Causes of Action and complete the liquidation and Distributions under the Plan.

2.                  Delay In Liquidating Estate Causes of Action

Distributions to Holders of Allowed Claims under the Plan are partly dependent on the Plan Administrator’s ability to litigate to judgment and/or settle the Estate Causes of Action. The Debtors cannot predict the ultimate outcome regarding the liquidation and/or settlement of the Estate Causes of Action. Even if the Estate Causes of Action are ultimately liquidated and/or settled, the Debtors cannot predict the time necessary to accomplish that result. Any delay in liquidating and/or the Plan Administrator’s inability to liquidate the Estate Causes of Action may negatively impact Distributions to Holders of Allowed Claims under the Plan.

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3.                  Plan Administrator Operating Expenses May Exceed Estimates

In connection with confirmation of the Plan, the Plan Administrator has provided the Debtors and the Committee with an estimate of anticipated Plan Administrator Operating Expenses. In the event the wind-down of the Estates takes longer than anticipated, or requires the Plan Administrator to take actions that are not presently anticipated, the Plan Administrator Operating Expenses may exceed current estimates. In such event, the Plan Administrator may need to utilize additional Estate Assets to satisfy the Plan Administrator Operating Expenses, which may negatively impact Distributions to Holders of Allowed Claims under the Plan.

4.                  Pre-Closing Tax Refunds May Not Be Accurate or May Be Delayed; Tax Audit

As of February 1, 2021, the Debtors have recorded $10.7 million of current federal income tax receivables related to a NOL carryback refund claim arising under the CARES Act that allows the carryback of NOLs to prior years. The Debtors expect that any NOLs generated for tax purposes for fiscal year 2020 will be carried back to prior years as allowed under the CARES Act and will generate Pre-Closing Tax Refunds for the 2019 and 2020 fiscal years. The Debtors have fully submitted their request for the Pre-Closing Tax Refund for fiscal year 2019 and expect to receive payment of such refund from the IRS within the next six months. The Debtors are in the process of finalizing their request for the Pre-Closing Tax Refund for fiscal year 2020, and will file such request as soon as reasonably practicable.

The Debtors anticipate that, following their receipt of the Pre-Closing Tax Refund for the 2019 fiscal year, they will have sufficient Cash to pay all Allowed Administrative Claims and Allowed Priority Claims in full in Cash. However, the amount of the Pre-Closing Tax Refunds the Debtors ultimately receive prior to and following the Effective Date may be delayed or lower than anticipated. Additionally, Allowed Administrative Claims and Allowed Priority Claims may be higher than anticipated. Accordingly, there is a risk that the Debtors will not be able to pay in full in Cash all Allowed Administrative Claims and Allowed Priority Claims on the Effective Date.

The Debtors’ federal income tax returns for the taxable periods between January 2014 and January 2019 are currently subject to an audit by the IRS (the “Tax Audit”). It is possible that the IRS could refund the Debtors an amount less than the Pre-Closing Tax Refunds for the 2019 and 2020 fiscal years requested by the Debtors or that such refund payments from the IRS will be delayed. If the Tax Audit results in additional taxes due or a reduction in the amount of any Pre-Closing Tax Refund for the 2019 or 2020 fiscal years, or if any refund is inaccurate or delayed, there could be a material adverse effect upon Distributions under the Plan.

5.                  No Duty to Update Disclosures

The Debtors have no duty to update the information contained in this Combined Disclosure Statement and Plan as of the date hereof, unless otherwise specified herein, or unless the Debtors are required to do so under an order of the Bankruptcy Court. Delivery of this Combined Disclosure Statement and Plan after the date hereof does not imply that the information contained herein has remained unchanged.

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ARTICLE XI
MEANS FOR IMPLEMENTATION OF THE PLAN

A.                Procedural Consolidation of Debtors for Plan Purposes Only

Because the Estate Assets are not segregated by Debtor, the Plan provides for the procedural consolidation of the Debtors for plan purposes only and shall serve as a motion by the Debtors for entry of an order of the Bankruptcy Court granting such relief. The Debtors are part of a consolidated tax group and, therefore, the Pre-Closing Tax Refunds, which are the primary sources of Cash for Distribution will be received by the Debtors on a consolidated basis. Additionally, the Sale Proceeds, another significant source of Cash for Distribution were received by the Debtors on a consolidated basis.

The Debtors propose procedural consolidation to avoid the inefficiency of proposing, voting on, and making Distributions in respect of entity-specific claims. Accordingly, on the Effective Date, all of the Debtors and their Estates shall, for purposes of the Plan only, be treated as though they were merged and (a) all Assets and liabilities of the Debtors shall, for purposes of the Plan only, be treated as though they were merged, (b) all guarantees of the Debtors of payment, performance, or collection of obligations of any other Debtor shall be eliminated and canceled, (c) all joint or duplicate obligations of two or more Debtors, and all multiple Claims against such Entities on account of such joint or duplicate obligations, shall be considered a single claim against the Debtors (including for purposes of Distributions and reserves) without the need for further action by the Debtors or the Plan Administrator, and (d) any Claim filed in the Chapter 11 Cases shall be deemed filed against the consolidated Debtors and a single obligation of the consolidated Debtors on and after the Effective Date. Unless otherwise set forth herein, such consolidation shall not (other than for voting, treatment, and distribution purposes under the Plan) affect (i) the legal and corporate structures of the Debtors or (ii) the substantive rights of any creditor. If any party in interest challenges the proposed procedural consolidation, the Debtors reserve the right to establish at the Combined Hearing the ability to confirm the Plan on an entity-by-entity basis or that the Debtors should be substantively consolidated for all purposes.

B.                 Sources of Cash for Plan Distributions

The Debtors shall fund Distributions under the Plan with: (a) Cash on hand, (b) the Promissory Note, and (c) all other proceeds, if any, generated from the liquidation of the Estate Assets, including, without limitation, any Pre-Closing Tax Refunds. The Debtors expect that any NOLs generated for tax purposes for fiscal year 2020 will be carried back to prior years as allowed under the CARES Act and will generate a Pre-Closing Tax Refund of approximately $2.5 million for the 2019 fiscal year and $30.7 million for the 2020 fiscal year. The Debtors anticipate that, following their receipt of the Pre-Closing Tax Refunds for the 2019 and 2020 fiscal years, they will have sufficient Cash to pay all Allowed Administrative Claims and Allowed Priority Claims in full in Cash and make an estimated distribution of 0% to 30.2% on account of Allowed General Unsecured Claims.

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C.	Deemed Consent of Holders of Administrative Claims and Priority Claims Regarding Timing of Payment of Allowed Claims

As set forth above, the primary sources of Cash for Distributions to Holders of Allowed Administrative Claims and Allowed Priority Claims under the Plan are the remaining Cash proceeds from the Sale and the Cash proceeds from the Pre-Closing Tax Refunds. The Debtors estimate that as of the Effective Date they will have approximately $8.1 million in Cash on hand, which includes the remaining proceeds of the Sale but does not include the proceeds of any Pre-Closing Tax Refunds. Although the Debtors believe that there will be sufficient Cash on the Effective Date to pay all Allowed Administrative Claims and Allowed Priority Claims in full in Cash, the Debtors may need to delay payments to Holders of Allowed Administrative Claims and Allowed Priority Claims in the event there is not sufficient Cash to pay such Claims in full. In that case, the Debtors will pay such Claims in full in Cash from the proceeds of the Pre-Closing Tax Refunds. As discussed above in Article X.B.4, the Debtors have fully submitted their request for the Pre-Closing Tax Refund for fiscal year 2019 and expect to receive payment of such refund from the IRS within the next six months. However, the pending Tax Audit may delay receipt of such payment. If the Pre-Closing Tax Refund for fiscal year 2019 is not received before the Effective Date, the Debtors will pay Allowed Administrative Claims and Allowed Priority Claims in full in Cash as soon as reasonably practicable after the Debtors’ receipt of sufficient Pre-Closing Tax Refunds.

There is a risk that the Debtors will not be able to pay in full in Cash all Allowed Administrative Claims and Allowed Priority Claims on the Effective Date and, therefore, the Holders of Administrative Claims and Allowed Priority Claims may receive treatment that is different from the treatment such Holders are entitled to under the Bankruptcy Code. The failure of a Holder of an Administrative Claim or a Priority Claim to object to the treatment of such Claim by the Confirmation Objection Deadline shall be deemed to be such Holder’s consent to receive treatment for such Claim that is different from that set forth in section 1129(a)(9) of the Bankruptcy Code.

D.                Continued Corporate Existence; Vesting of Assets

On and after the Effective Date, subject to the requirements of the Plan, the Fran Liquidation Estates will continue to exist as separate companies and shall retain all of their powers under applicable non-bankruptcy law, and without prejudice to any right to amend their respective constituent documents, dissolve, merge, or convert into another form of business entity, or to alter or terminate their existence. The Equity Interests of the Debtors shall be deemed to be held through the Plan Administrator under applicable non-bankruptcy law and the Plan Administrator shall be authorized to exercise all of the rights and powers of a sole shareholder or member as provided by the Plan.

Except as otherwise provided in the Plan, on and after the Effective Date, all Estate Assets and property of the Debtors and their Estates, including any interests in subsidiaries and affiliates will vest in the Fran Liquidation Estates free and clear of all Claims, Liens, charges, other encumbrances, and interests; provided, however, that the Plan Administrator may abandon or otherwise not accept any Estate Assets that the Plan Administrator believes, in good faith, to have no value to, or will be unduly burdensome to, the Fran Liquidation Estates. Any Estate Assets that the Plan Administrator so abandons or otherwise does not accept shall not be property of the Fran Liquidation Estates. Neither the occurrence of the Effective Date, nor the effectiveness of the Plan, nor any provision of applicable non-bankruptcy law shall cause a dissolution of any of the Debtors that are limited liability companies, which shall be continued as limited liability companies following the Effective Date subject to the terms of the Plan.

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E.                 Appointment of the Plan Administrator

On the Effective Date, the Debtors’ Wind-Down Officer, Anthony M. Saccullo, shall be appointed as the initial Plan Administrator and thereafter serve in accordance with the Plan. The Plan Administrator shall begin acting for the Fran Liquidation Estates in a fiduciary capacity implementing such liquidation and wind-down as contemplated under the Plan, subject to the provisions hereof. The Plan Administrator shall serve in such capacity through the earlier of the date the Debtors are dissolved in accordance with the Plan and the date such Plan Administrator resigns, is terminated, or otherwise unable to serve; provided, however, that any successor Plan Administrator appointed pursuant to the Plan shall serve in such capacity after the effective date of such Person’s appointment as Plan Administrator.

The qualifications and proposed compensation of and other disclosures regarding the Plan Administrator shall be set forth as part of the Plan Supplement; such compensation may be paid from the Estate Assets on hand without further notice or order of the Bankruptcy Court. The Plan Administrator shall deposit and hold all Estate Assets in trust for the benefit of Holders of Allowed Claims (including Professionals) receiving Distributions under, and in accordance with the terms of, the Plan.

1.                  Rights and Powers of the Plan Administrator

On the Effective Date, the Plan Administrator shall begin acting for the Fran Liquidation Estates in a fiduciary capacity implementing such liquidation and wind-down as contemplated under the Plan, subject to the provisions hereof. The Plan Administrator shall, in addition to any powers and authority specifically set forth in other provisions of the Plan, and upon the occurrence of the Effective Date, be empowered to:

(i)	collect and liquidate the Estate Assets under the jurisdiction of the Bankruptcy Court;

(ii)	assert and enforce all legal or equitable remedies and defenses belonging to the Debtors or their Estates, including setoff, recoupment, and any rights under section 502(d) of the Bankruptcy Code;

(iii)	act on behalf of the Debtors in all adversary proceedings and contested matters then pending or that can be commenced in the Bankruptcy Court and in all actions and proceedings pending or commenced elsewhere, and to settle, retain, enforce, dispute, or adjust any Claim and otherwise pursue actions involving Estate Assets that could arise or be asserted at any time under the Bankruptcy Code, unless otherwise, waived, relinquished, or transferred in the Plan;

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(iv)	take such actions the Plan Administrator deems appropriate in its reasonable business judgment against any Person with respect to a Claim or Estate Cause of Action and commencing any process or proceeding in the Bankruptcy Court or in any court of competent jurisdiction in accordance with applicable laws;

(v)	make Distributions to Holders of all Allowed Claims, including Allowed Claims for Professional Fees, in accordance with the Plan;

(vi)	employ, without further order of the Bankruptcy Court, professionals or other Persons, including, without limitation, any professionals or other Persons retained by the Debtors or the Committee in these Chapter 11 Cases, to assist it in carrying out its duties hereunder and compensate and reimburse the expenses of those professionals and other Persons, on the terms to be agreed to by the Plan Administrator and such professionals and other Persons, without further order of the Bankruptcy Court;

(vii)	pursue recoveries for the Holders of General Unsecured Claims;

(viii)	oversee compliance with the Debtors’ accounting, finance, and reporting obligations and the filing of final tax returns, refund requests, audits, and other corporate dissolution documents, if required;

(ix)	prepare financial statements and post-confirmation quarterly reports, until such time as the Bankruptcy Court enters an order (a) dismissing the Chapter 11 Cases, (b) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (c) approving a final decree closing the Chapter 11 Cases;

(x)	effect all actions and execute all agreements, instruments, and other documents, and take all actions, necessary to consummate the Plan and wind down the Debtors’ businesses;

(xi)	pay all other expenses for winding down the affairs of the Debtors, and in the event of a dispute that cannot be resolved, resolving such dispute in the Bankruptcy Court, subject to the terms of the Plan;

(xii)	establish and manage reserves for the payment of any Claims (including Claims Allowed after the Effective Date and Disputed Claims) and the Plan Administrator Operating Expenses;

(xiii)	implement and/or enforce all provisions of the Plan;

(xiv)	perform all other duties required by the Bankruptcy Code, including performing the duties of an administrator as specified in section 521(a)(7) of the Bankruptcy Code and defined under section 3 of ERISA; and

(xv)	exercise such other powers as may be vested in the Plan Administrator by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Plan Administrator to be necessary and proper to implement the provisions hereof.

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The Plan Administrator may take any and all actions that it deems reasonably necessary or appropriate to defend against any Claim, including, without limitation, the right to: (a) exercise any and all judgment and discretion with respect to the manner in which to defend against or settle any Claim, including, without limitation, the retention of professionals, experts, and consultants; and (b) enter into a settlement agreement or agreements without Bankruptcy Court approval. Upon the later of the Effective Date and the appointment of the Plan Administrator, the Debtors will have no other officers, directors, or managers.

The Plan Administrator may be removed by the Bankruptcy Court upon application for good cause shown. In the event of the resignation, removal, death, or incapacity of the Plan Administrator, the Bankruptcy Court shall, upon motion or sua sponte, appoint another Person to become Plan Administrator. Any successor Plan Administrator, without any further act, shall become fully vested with all of the rights, powers, duties, and obligations of its predecessor.

No recourse will ever be had, directly or indirectly, against the Plan Administrator or its members, officers, directors, employees, professionals, representatives, agents, successors, or assigns, by legal or equitable proceedings or by virtue of any statute or otherwise, or any deed of trust, mortgage, pledge or note, nor upon any promise, contract, instrument, undertaking, obligation, covenant, or agreement whatsoever executed by the Plan Administrator under the Plan or by reason of the creation of any indebtedness by the Plan Administrator under the Plan. All such liabilities under the Plan will be enforceable only against, and will be satisfied only out of, the Estate Assets. The Plan Administrator and its agents shall not be deemed to be the agents for any Holder of a Claim in connection with Distributions made under the Plan. The Debtors and the Fran Liquidating Estates shall indemnify and hold harmless the Plan Administrator and its officers, directors, employees, professionals, representatives, agents, successors, or assigns from and against any and all claims, actions, damages, liabilities, judgments, costs, and expenses (including, but not limited to, attorneys’ fees and costs) arising out of or due to any actions or omissions, or consequences of such actions or omissions with respect to or related to the performance of the duties of the Plan Administrator or the implementation or administration of the Plan; provided, however, that this section will not apply to any gross negligence or willful misconduct by the Plan Administrator or its officers, directors, employees, professionals, representatives, agents, successors, or assigns.

2.                  Costs and Expenses of the Plan Administrator

All Plan Administrator Operating Expenses shall be the responsibility of and paid by the Plan Administrator from Estate Assets without further notice to Holders of Claims or approval of the Bankruptcy Court. In the event there is a remaining balance in any reserve established for the payment of Plan Administrator Operating Expenses following the payment in full of all such expenses, any such amounts shall be transferred to the Fran Liquidation Estates for the benefit of Holders of Allowed Claims and distributed in accordance with Article XII.

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F.                 Corporate Action

On the Effective Date, all matters under the Plan involving or requiring action of the directors, members, managers, or officers of the Debtors, including, but not limited to, actions requiring a vote or other approval of the board of directors or any of the members or officers of the Debtors or the execution of any documentation incident to or in furtherance of the Plan, shall be deemed to have been authorized by the Confirmation Order and to have occurred and be in effect from and after the Effective Date, without any further action by the Bankruptcy Court or the directors, members, managers, or officers of the Debtors.

Without limiting the generality of the foregoing, on the Effective Date and automatically and without further action, (a) any existing director, manager, or officer of the Debtors will be deemed to have resigned on the Effective Date without any further corporate action, (b) the Plan Administrator shall be deemed the sole manager, officer, and representative of the Fran Liquidation Estates to exercise the rights, power, and authority of the Fran Liquidation Estates under applicable provisions of the Plan and bankruptcy and non-bankruptcy law, and (c) all matters provided under the Plan shall be deemed to be authorized and approved without further approval from the Bankruptcy Court. The Confirmation Order shall modify the Debtors’ constituent documents such that the provisions of the Plan can be effectuated. The Plan shall be administered by the Plan Administrator, and all actions taken thereunder in the name of the Fran Liquidation Estates shall be taken through the Plan Administrator. All corporate governance activities of the Fran Liquidation Estates shall be exercised by the Plan Administrator in its discretion, subject to the terms of the Plan.

G.                Winding Down of Affairs

On and after the Effective Date, subject to the requirements of the Plan, the Fran Liquidation Estates shall be permitted to conduct their business (to the extent permitted by the Plan), reconcile Claims, use and dispose of Estate Assets, prosecute litigation, make required tax filings, terminate and wind down the Debtors’ legacy retirement plan, and otherwise take any and all actions as may be appropriate to implement the Plan and wind down their business without supervision by the Bankruptcy Court and free of any restrictions under the Bankruptcy Code or the Bankruptcy Rules. The Fran Liquidation Estates shall be authorized, without limitation, to use and dispose of the Estate Assets, to investigate and pursue any Estate Causes of Action, as the representative of the Debtors’ Estates pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, to acquire and dispose of other property, and to otherwise administer their affairs. On and after the Effective Date, the Plan Administrator may, in the name of the Fran Liquidation Estates, take such actions without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than any restrictions expressly imposed by the Plan or the Confirmation Order or as otherwise set forth in the Plan Administration Agreement.

H.                Closing of the Chapter 11 Cases

As soon as practicable after the Plan Administrator exhausts substantially all of the Estate Assets by making the final Distributions under the Plan, the Plan Administrator shall, at the expense of the Fran Liquidation Estates, (a) provide for the retention and storage of the Debtors’ and Fran Liquidation Estates’ books and records that shall have been delivered to or created by the Plan Administrator until such time as all such books and records are no longer required to be retained under applicable law and file a certificate informing the Bankruptcy Court of the location at which such books and records are being stored, (b) file a motion for entry of a final decree closing the Chapter 11 Cases that have not been already closed in accordance with the Bankruptcy Code and the Bankruptcy Rules and stating that the assets of the Fran Liquidation Estates have been exhausted and final Distributions have been made under the Plan, (c) file the necessary paperwork in the respective jurisdictions to effectuate the dissolution of the Fran Liquidation Estates in accordance with the laws of such jurisdiction, and (d) resign as the sole officer, director, and manager, as applicable, of the Fran Liquidation Estates. Upon the Bankruptcy Court’s entry of a Final Order granting the motion described in clause (b) of the preceding sentence, the Fran Liquidation Estates shall be deemed dissolved for all purposes without the necessity for any other or further actions to be taken by or on behalf of the Fran Liquidation Estates or payments to be made in connection therewith, and the remaining Chapter 11 Cases shall be closed on the date that the Bankruptcy Court has entered such Final Order.

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Notwithstanding the immediately preceding paragraph, if the Plan Administrator deems it appropriate, the Plan Administrator may seek authority from the Bankruptcy Court to close any of the Chapter 11 Cases and dissolve or merge any of the Fran Liquidation Estates prior to all final Distributions having been made under the Plan.

I.                   Dissolution of the Debtors

Upon the Distribution of all Estate Assets, the Fran Liquidation Estates shall be dissolved for all purposes by the Plan Administrator without the necessity for any other or further actions to be taken by or on behalf of any Fran Liquidation Estates or payments to be made in connection therewith; provided, however, that, without the need of any further approval, the Plan Administrator in its discretion may execute and file documents and take all other actions as he or she deems appropriate relating to the dissolution of the Fran Liquidation Estates under applicable law, and in such event, all applicable regulatory or governmental agencies shall take all steps necessary to allow and effect the prompt dissolution of the Fran Liquidation Estates as provided herein, without the payment of any fee, tax, or charge and without need for the filing of any certificates.

J.                  Cancellation of Loans, Securities and Agreements

Except as otherwise provided in the Plan, on the Effective Date: (a) the DIP Credit Agreement, the Prepetition Credit Agreements, any Equity Interests in the Debtors, any intercompany notes, and any other certificate, equity security, share, note, purchase right, option, or warrant, shall be deemed cancelled and surrendered as to the Debtors without any need for further action or approval of the Bankruptcy Court or any Holder thereof or any other Person or Entity, and the Debtors shall not have any continuing obligations thereunder or in any way related thereto; and (b) the obligations of the Debtors pursuant, relating, or pertaining to the DIP Credit Agreement and the Prepetition Credit Agreements shall be deemed satisfied in full and released without any need for further action or approval of the Bankruptcy Court or any Holder thereof or any other Person or Entity; provided, however, that notwithstanding the occurrence of the Confirmation Date or the Effective Date, any such agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of allowing Holders to receive Distributions under the Plan.

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Nothing in the Plan or the Confirmation Order or the entry of the Confirmation Order or the occurrence of the Effective Date is intended to or shall impair or prejudice any rights of or Claims held by Acquisition Buyer (including, without limitation, any Administrative Claims) on account of rights or claims arising under the Asset Purchase Agreement (including, without limitation, the Agency Agreement and the Ancillary Agreements (each as defined in the Asset Purchase Agreement) entered into in connection therewith) or the Sale Order, including, without limitation, the Buyer Superpriority Claim and the Buyer Liens (each as defined in the Sale Order), and the Fran Liquidation Estates shall be the successors to the Debtors with respect to such rights and claims; provided, however, that all such rights and claims shall be limited in accordance with the Asset Purchase Agreement and the Sale Order.

K.                Effectuating Documents; Further Transactions

On and after the Effective Date, the Plan Administrator is authorized to, and may issue, execute, deliver, file, or record, such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, without the need for any approvals, authorization, or consents, except for those expressly required pursuant to the Plan.

L.                 Section 1146 Exemption

To the maximum extent permitted pursuant to section 1146 of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, sales and use taxes, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents and any third party shall forgo the collection of any such tax, recordation fee, or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or assessment.

M.               Preservation of Estate Causes of Action

Unless any Estate Causes of Action against an Entity are expressly waived, relinquished, transferred, exculpated, released, compromised, or settled in the Plan or the Confirmation Order, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and the Plan Administrator shall retain and may (but are not required to) enforce all rights to commence and pursue any and all Estate Causes of Action, whether arising before or after the Petition Date, and the Debtors’ rights to commence, prosecute, or settle such Estate Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. No Entity may rely on the absence of a specific reference in this Combined Disclosure Statement and Plan, the Plan Supplement, or the Confirmation Order to any Estate Cause of Action against them as any indication that the Debtors or the Plan Administrator will not pursue any and all available Estate Causes of Action against them. The Debtors and the Plan Administrator expressly reserve all rights to prosecute any and all Estate Causes of Action against any Entity, except as otherwise expressly provided herein. Unless any Estate Causes of Action against an Entity are expressly waived, relinquished, transferred, exculpated, released, compromised, or settled in the Plan, the Confirmation Order, or the Asset Purchase Agreement, the Debtors and the Plan Administrator expressly reserve all Estate Causes of Action, for later adjudication and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Estate Causes of Action upon, after, or as a consequence of the confirmation of the Plan. For the avoidance of doubt, nothing in this Combined Disclosure Statement and Plan shall require the Debtors or the Plan Administrator to commence or pursue litigation concerning any Estate Cause of Action.

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In accordance with section 1123(b)(3) of the Bankruptcy Code, any Estate Causes of Action preserved pursuant to this Article XI.M that any of the Debtors may hold against any Entity shall be transferred to the Fran Liquidation Estates upon the occurrence of the Effective Date. Except as otherwise provided in the Plan, the Plan Administrator, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Estate Causes of Action. The Plan Administrator shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Estate Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court, except for as otherwise expressly set forth in the Plan.

ARTICLE XII
PROVISIONS GOVERNING DISTRIBUTIONS

A.                Plan Distributions

The Plan Administrator shall make all Distributions under the Plan to the appropriate Holders of Allowed Claims in accordance with the terms of the Plan. Unless otherwise expressly agreed, in writing, all Cash payments to be made pursuant to the Plan shall be made by check drawn on a domestic bank or by an electronic wire transfer.

B.                 Distribution Record Date

The Debtors shall have no obligation to recognize any transfer of Claims occurring after the close of business on the Distribution Record Date. PLEASE NOTE THAT IF YOU ACQUIRE A CLAIM FOLLOWING THE DISTRIBUTION RECORD DATE, YOU WILL NOT RECEIVE A DISTRIBUTION ON ACCOUNT OF SUCH CLAIM. IN ADDITION, IF YOU SELL OR TRANSFER YOUR CLAIM BEFORE THE DISTRIBUTION RECORD DATE, YOU WILL NOT RECEIVE A DISTRIBUTION ON ACCOUNT OF SUCH CLAIM.

C.                Objections to Claims; Estimation of Claims

Except insofar as a Claim is Allowed under the Plan, the Plan Administrator, and any other party in interest in the Chapter 11 Cases to the extent permitted under section 502(a) of the Bankruptcy Code, shall be entitled to object to Claims. Any objections to Claims shall be filed and served on or before (a) the 180th day following the later of (i) the Effective Date and (ii) the date that a Proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a Holder of such Claim, or (b) such later date as may be fixed by the Bankruptcy Court upon the request of the Plan Administrator (the “Claims Objection Deadline”); provided, however, the Claims Objection Deadline may be extended by the Bankruptcy Court from time to time upon motion and notice by the Plan Administrator. Nothing herein shall require the Debtors or the Plan Administrator to object to any Claim.

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The Plan Administrator may, at any time, request that the Bankruptcy Court estimate any Claim not expressly Allowed by the terms of the Plan and otherwise subject to estimation under section 502(c) of the Bankruptcy Code and for which the Debtors may be liable under the Plan, including any Claim for taxes, to the extent permitted by section 502(c) of the Bankruptcy Code, regardless of whether any party in interest previously objected to such Claim, and the Bankruptcy Court will retain jurisdiction to estimate any Claim pursuant to section 502(c) of the Bankruptcy Code at any time prior to the time that such Claim becomes an Allowed Claim. If the Bankruptcy Court estimates any contingent or unliquidated Claim, the estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. The foregoing objection, estimation, and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated by the Bankruptcy Court and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

D.                No Distribution Pending Allowance

Notwithstanding any other provision of the Plan, no payment or Distribution of Cash or other property shall be made with respect to any portion of a Disputed Claim unless and until all objections to such Claim are resolved by Final Order or as otherwise permitted by the Plan.

E.                 Timing of Distributions

Within the later of (a) seven Business Days after such Claim becomes an Allowed Claim and (b) 30 days after the expiration of the Claims Objection Deadline, the Plan Administrator shall distribute, to the extent available, all distributable Cash or other property, including any interest, dividends, or proceeds thereof, to which a Holder of an Allowed Claim is then entitled in accordance with the Plan; provided that, to the extent any Estate Assets have not yet been collected or liquidated by the Plan Administrator, such Estate Assets shall be distributed to Holders of Allowed Claims as soon as reasonably practicable following the collection and liquidation thereof.

F.                 Delivery of Distributions

Except as provided herein, Distributions to Holders of Allowed Claims shall be made: (a) at the addresses set forth on the respective Proofs of Claim filed by such Holders; (b) at the addresses set forth in any written notices of address changes delivered to the Plan Administrator after the date of any related Proof of Claim; or (c) at the address reflected in the Schedules if no Proof of Claim is filed and the Plan Administrator has not received a written notice of a change of address; provided, however, that Distributions will only be made to a Holder of an Allowed Claim who has provided the necessary tax documentation as requested by the Plan Administrator in accordance with Article XII.O herein.

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If the Distribution to the Holder of an Allowed Claim is returned to the Plan Administrator as undeliverable, no further Distribution shall be made to such Holder unless and until the Plan Administrator is notified in writing of such Holder’s then current address. Undeliverable Distributions shall remain in the possession of the Plan Administrator until the earlier of (a) such time as a Distribution becomes deliverable or (b) such undeliverable Distribution becomes an Unclaimed Distribution.

The Plan Administrator shall make reasonable efforts to update or correct contact information for recipients of undeliverable Distributions; provided, however, nothing contained in this Combined Disclosure Statement and Plan shall require the Plan Administrator to locate any Holder of an Allowed Claim.

G.                Unclaimed Distributions

Any Cash or other property to be distributed under the Plan shall revert to the Plan Administrator, the Debtors, or the Fran Liquidation Estates, as applicable, if it is not claimed by the Entity on or before the Unclaimed Distribution Deadline. If such Cash or other property is not claimed on or before the Unclaimed Distribution Deadline, the Distribution made to such Entity shall be deemed to be reduced to zero. Any Distribution to be made to a Holder of an Allowed Claim who does not provide the necessary tax documentation as requested by the Plan Administrator in accordance with Article XII.O herein on or before the Unclaimed Distribution Deadline shall revert to the Debtors or the Fran Liquidation Estates, as applicable, and may then be reallocated and distributed or utilized in accordance with the terms of the Plan.

H.                De Minimis Distributions

The Plan Administrator shall not distribute Cash to the Holder of an Allowed Claim in an Impaired Class if the amount of Cash to be distributed on account of such Claim is less than $50.00 in the aggregate. Any Holder of an Allowed Claim on account of which the amount of Cash to be distributed is less than $50.00 in the aggregate will be forever barred from asserting its Claim for such Distribution against the Plan Administrator or its property. Any Cash not distributed pursuant to Article XII of the Plan will be the property of the Fran Liquidation Estates.

I.                   Foreign Currency Exchange Rate

Except as specifically provided for in the Plan or an order of the Bankruptcy Court, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the then applicable noon spot rate for such non-U.S. currency as of the Petition Date for all purposes under the Plan, including voting, allowance, and distribution.

J.                  Setoffs and Recoupment

The Debtors and/or the Plan Administrator are authorized to set off against or recoup from any Claims (to the extent not released pursuant to the Plan) of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Plan Administrator of any such claim they may have against the Holder of such Claim.

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K.                Postpetition Interest

Unless otherwise specifically provided for in the Plan, Confirmation Order, or other Bankruptcy Court order or otherwise required by applicable law, postpetition interest shall not accrue or be paid on any Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any such Claim.

L.                 Allocation of Distributions Between Principal and Interest

For Distributions in respect of Allowed Claims, to the extent that any such Allowed Claim entitled to a Distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such Distribution shall be allocated to the principal amount (as determined for federal income tax purposes) of the Claim first, and then to accrued but unpaid interest.

M.               Distributions Free and Clear

Except as may be otherwise provided in the Plan, all Distributions thereunder shall be free and clear of any Liens, Claims, encumbrances, and other interests.

N.                Claims Paid or Payable by Third Parties

1.                  Claims Paid by Third Parties

The Debtors or the Plan Administrator, as applicable, following the expiration of the applicable objection deadline of an unopposed notice of satisfaction of claims filed and served on the affected Holder of such Claims pursuant to Local Rule 3007-1(e)(iii)(J)(2), shall reduce in full a Claim, and such Claim shall be Disallowed without an objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment (before or after the Effective Date) on account of such Claim from a party that is not a Debtor. To the extent a Holder of a Claim receives a Distribution on account of such Claim under the Plan and receives payment from a party that is not a Debtor or the Plan Administrator on account of such Claim, such Holder shall, within ten days of receipt thereof, repay or return the Distribution to the applicable Debtor or Plan Administrator, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such Distribution under the Plan. The failure of such Holder to timely repay or return such Distribution shall result in the Holder owing the Plan Administrator annualized interest at the federal judgment rate, as in effect as of the Petition Date, on such amount owed for each Business Day after the ten-day grace period specified above until the amount is repaid.

2.                  Claims Payable by Third Parties

To the extent that one or more of the Debtors’ insurers agree to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without an objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court; provided, however, if such Holder is required to repay all or any portion of a Claim (either by contract or by order of a court of competent jurisdiction) to a Debtor insurer, and such Holder in fact repays all or a portion of the Claim to such insurer, the repaid amount of such Claim shall remain subject to the applicable treatment set forth in the Plan and the respective rights and defenses of the Debtors or the Plan Administrator, as applicable, and the Holder of such Claim.

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3.                  Applicability of Insurance Policies

Except as otherwise expressly set forth in the Plan, nothing herein shall constitute or be deemed a waiver of any cause of action that the Debtors or the Plan Administrator and any Holders of Claims, may hold against any other Entity under any insurance policies.

O.                Compliance with Tax Requirements

In connection with the Plan and all Distributions hereunder, to the extent applicable, the Plan Administrator shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements, as more fully set forth in Article XVII.H herein. Notwithstanding any provision in the Plan to the contrary, the Plan Administrator shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including withholding Distributions pending receipt of information necessary to facilitate such Distributions or establishing any other mechanisms they believe are reasonable and appropriate; provided, however, that the Plan Administrator will not be required to hold such Distributions indefinitely, and in accordance with Article XII.G, may deem such Distributions to be treated as “unclaimed” absent receipt of the necessary tax documentation.

The Plan Administrator reserves the right to allocate all Distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens, and encumbrances, provided that the Debtors and the Plan Administrator, as applicable, shall request appropriate documentation from the applicable distributees and allow such distributees a reasonable amount of time to respond. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan, provided that if the recipient provides the required information or otherwise satisfies the Plan Administrator that withholding is not required within 90 days after the request is made, such withheld amount shall then be distributed to the recipient.

In the case of a non-Cash Distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax.

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ARTICLE XIII
EXCULPATION, RELEASES, AND INJUNCTIONS

A.                Exculpation. On the Effective Date, the Exculpated Parties shall not have or incur, and are hereby released from, any claim, Claim, obligation, causes of action, Causes of Action, or liability to one another or to any Holder of a Claim or Equity Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act taken or omission originating or occurring on or after the Petition Date through and including the Effective Date in connection with, relating to or arising out of (a) the Chapter 11 Cases, (b) formulation, negotiation, and filing of this Combined Disclosure Statement and Plan, (c) the filing of the Chapter 11 Cases, (d) the pursuit of confirmation of the Plan, (e) the consummation and implementation of the Plan, (f) the administration of the Plan or the property to be distributed under the Plan, (g) the marketing, negotiation, approval, and consummation of the Sale and the definitive documents evidencing the Sale, or (h) any other postpetition act taken or omission originating or occurring in connection with or in contemplation of the restructuring, sale, or liquidation of the Debtors, except for their fraud, willful misconduct, or gross negligence as determined by a Final Order. Notwithstanding the foregoing, the releases set forth in the immediately preceding sentence shall exclude (i) obligations arising under confidentiality agreements entered during the Chapter 11 Cases and (ii) the Debtors’ indemnification obligations or other contractual obligations to officers and directors. For the avoidance of doubt, nothing herein shall affect any rights concerning the payment of Professional Fees. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting the Exculpated Parties from liability. The Confirmation Order shall serve as a permanent injunction against any Entity seeking to enforce any claim or causes of action against the Exculpated Parties that has been exculpated pursuant to this Article XIII.A.

B.                 Releases. On the Effective Date, the Released Parties shall not have or incur, and are hereby, to the fullest extent permitted under applicable law, forever released from any claims, Claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, causes of action, Causes of Action, and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or hereafter arising, in law, equity, or otherwise to any other Released Party, for any claims, Claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, causes of action, Causes of Action, and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or hereafter arising, in law, equity, or otherwise that are or may be related, in whole or in part, to the Debtors, the Chapter 11 Cases, the Sale, or the Estates, except for their fraud, willful misconduct, or gross negligence as determined by a Final Order. Notwithstanding the foregoing, the releases set forth in the immediately preceding sentence shall exclude (i) obligations arising under confidentiality agreements entered during the Chapter 11 Cases and (ii) the Debtors’ indemnification obligations or other contractual obligations to officers and directors. For the avoidance of doubt, nothing herein shall affect any rights concerning the payment of Professional Fees.

The releases set forth in the preceding paragraph shall, under applicable non-bankruptcy law, restrict the ability of any Person or Entity (including, without limitation, the Holders of Claims or Equity Interests) from asserting a claim or cause of action derivatively through a Released Party and does not affect a direct claim by the Holder of a Claim or Equity Interest that is not derivative of a Released Party’s rights.

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C.                Injunction. Except as otherwise expressly provided in the Plan, and except in connection with the enforcement of the Plan or any documents provided for or contemplated in this Combined Disclosure Statement and Plan, all Persons or Entities who have held, hold or may hold Claims against or Equity Interests in the Debtors or the Estates that (i) have been released pursuant to Article XIII.B of this Plan or (ii) are subject to exculpation pursuant to Article XIII.A of this Plan, are permanently enjoined from and after the Effective Date from: (a) commencing or continuing in any manner, directly or indirectly, any action or other proceeding of any kind against the Debtors, the Estates, or their successors and assignees, or any of their Assets and property, with respect to any such Claim or Equity Interest; (b) the enforcement, attachment, collection, or recovery by any manner or means, directly or indirectly, of any judgment, award, decree, or order against the Debtors, the Estates, or their successors and assignees, or any of their Assets and property, with respect to any such Claim or Equity Interest; (c) creating, perfecting or enforcing, directly or indirectly, any Lien or encumbrance of any kind against the Debtors, the Estates, or their successors and assignees, or any of their Assets and property, with respect to any such Claim or Equity Interest; (d) asserting, directly or indirectly, any setoff, or recoupment of any kind against any obligation due to the Debtors, the Estates, or their successors and assignees, or any of their Assets and, with respect to any such Claim or Equity Interest, unless approved by the Bankruptcy Court; and (e) any act, in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan with respect to such Claim or Equity Interest. Without limiting the foregoing, the automatic stay provided under section 362(a) of the Bankruptcy Code shall remain in effect until the Chapter 11 Cases are closed. Nothing contained in this Article XIII.C shall prohibit the Holder of a filed Proof of Claim from litigating its right to seek to have such Claim declared an Allowed Claim and paid in accordance with the distribution provisions of the Plan, or enjoin or prohibit the interpretation or enforcement by the Holder of such Claim or Equity Interest of any of the obligations of the Debtors or the Plan Administrator under the Plan.

D.                Injunction Against Interference with the Plan. Upon entry of the Confirmation Order, all Holders of Claims and Equity Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect affiliates shall be enjoined from taking any actions of any kind against the Plan Administrator, the Fran Liquidation Estates, or any of the Estate Assets that interfere with the implementation or consummation of the Plan.

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ARTICLE XIV
EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.                Rejection of Executory Contracts and Unexpired Leases

On the Confirmation Date, but subject to the occurrence of the Effective Date, all executory contracts and unexpired leases of the Debtors entered into prior to the Petition Date (subject to the provisions of this Article XIV.A) that (a) have not previously been assumed or rejected, (b) have not been assumed and assigned in connection with the Sale, or (c) are not listed for assumption by the Debtors as of the Effective Date in the Plan Supplement, shall be deemed rejected by the Debtors pursuant to the provisions of section 365 of the Bankruptcy Code. The schedule of unexpired leases and/or executory contracts to be assumed that will be filed as part of the Plan Supplement shall not be amended after the Confirmation Date absent consent of the affected counterparty. Entry of the Confirmation Order by the Bankruptcy Court shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease rejections described above, as of the Confirmation Date.

Notwithstanding anything to the contrary in this Combined Disclosure Statement and Plan, the Solicitation Order, or the Confirmation Order, nothing shall modify the rights, if any, of any Holder of a Claim or any current or former party to an executory contract or lease, to assert any right of setoff or recoupment that such party may have under applicable bankruptcy or non-bankruptcy law, including, but not limited to, (a) the ability, if any, of such parties to set off or recoup a security deposit held pursuant to the terms of their lease(s) with the Debtors, or any successors to the Debtors, under the Plan including, but not limited to, the Fran Liquidation Estates and Plan Administrator; (b) assertion of rights of setoff or recoupment, if any, in connection with claims reconciliation; or (c) assertion of setoff or recoupment as a defense, if any, to any claim or action by the Debtors or any successors of the Debtors, including, but not limited to, the Fran Liquidation Estates and Plan Administrator; provided, however, that none of the above parties may assert such rights of setoff or recoupment without further order of the Bankruptcy Court.

B.	Deadline for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan

If the rejection by the Debtors of an executory contract or unexpired lease pursuant to the Plan gives rise to a Claim, a Proof of Claim must be filed with the Voting Agent at the following address: FHC Holdings Corporation, et al. Claims Processing c/o Stretto, 410 Exchange, Suite 100, Irvine, CA 92602, by no later than 30 days after service of the notice of the Effective Date. Any Proofs of Claim not filed and served within such time period shall not receive or be entitled to receive any payment or Distribution of property from the Debtors or their successors or assigns with respect to such Claim in the Chapter 11 Cases. For the avoidance of doubt, any counterparty to a rejected executory contract or unexpired lease (a) shall be entitled to include any amounts owed by the Debtors under such rejected contract or lease in its rejection damages Proof of Claim, including any pre and postpetition arrearages, and (b) was not required to file a separate Proof of Claim for amounts owed by the Debtors under such rejected executory contract or unexpired lease by the General Bar Date.

C.                Non-Occurrence of Effective Date

In the event that the Effective Date does not occur prior to such time as the applicable Chapter 11 Cases are closed, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

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D.                Indemnification Obligations; Insurance Policies

In exchange for the purchase of tail insurance, any obligations of any Debtor pursuant to its certificate of incorporation and bylaws, or organizational documents, as applicable, or any other agreements entered into by such Debtor at any time prior to the Effective Date, to indemnify current and/or former directors, officers, agents, and/or employees with respect to all present and future actions, suits, and proceedings against such Debtor or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of such Debtor, irrespective of whether such indemnification is owed in connection with an event occurring before or after the Petition Date shall not be discharged or Impaired by confirmation of the Plan. Such obligations shall be deemed and treated as executory contract to be assumed by the Debtors under the Plan and shall continue as obligations of the Fran Liquidation Estates solely to the extent of the Debtors’ insurance coverage provided thereunder.

Except to the extent an affected party may otherwise agree, nothing in the Plan, the Confirmation Order, or the Plan Administration Agreement, shall in any way operate to, or have the effect of, impairing, altering, supplementing, changing, expanding, decreasing, or modifying the rights and obligations of the Debtors (and their Estates), third party beneficiaries or named insureds, and the Debtors’ insurers (and third-party claims administrators) under any of the Debtors’ insurance policies (including any D&O Insurance) or modifies the coverage or benefits provided thereunder or the terms and conditions thereof or diminishes or impairs the enforceability of the insurance policies. For all issues relating to insurance coverage, the provisions, terms, conditions, and limitations of the Debtors’ insurance policies shall control. For the avoidance of doubt, nothing herein (a) constitutes a rejection of any insurance policy (including the D&O Insurance) or (b) relieves any party from any injunction or stay created or preserved under the Plan.

E.                 Reservation of Rights

Nothing contained in this Combined Disclosure Statement and Plan shall constitute an admission by the Debtors that any executory contract or unexpired lease is, in fact, an executory contract or unexpired lease or that the Debtors have any liability thereunder.

ARTICLE XV
CONDITIONS PRECEDENT TO AND OCCURRENCE OF CONFIRMATION AND THE EFFECTIVE DATE

A.                Conditions Precedent to Confirmation and Effective Date

The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived:

(i)	The Confirmation Order shall have become a Final Order in full force and effect and shall not subject to any stay of effectiveness.

(ii)	The Confirmation Date shall have occurred and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

(iii)	The Plan Administrator shall be duly appointed, qualified, and acting in that capacity.

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(iv)	All Statutory Fees incurred for periods arising prior to the Effective Date shall be paid by the Debtors or placed in a reserve for such purpose.

(v)	All documents to be executed, delivered, assumed, or performed upon or in connection with consummation of the Plan shall have been executed, delivered, assumed, or performed, as the case may be, and any conditions contained therein shall have been satisfied or waived in accordance therewith, including all documents included in the Plan Supplement.

(vi)	All other actions, documents, certificates, and agreements necessary to implement the Plan shall have been effected or executed and delivered, as the case may be, to the appropriate parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable law.

(vii)	There shall not be in effect any (a) order, opinion, ruling, or other decision entered by any court or other Governmental Unit or (b) U.S. or other applicable law staying, restraining, enjoining, prohibiting, or otherwise making illegal the implementation of any of the transactions contemplated by the Plan.

B.                 Establishing the Effective Date

The calendar date to serve as the Effective Date shall be a Business Day of, on or promptly following the satisfaction or waiver of all conditions to the Effective Date, which date will be selected by the Debtors. On or within five Business Days of the Effective Date, the Debtors shall file and serve a notice of occurrence of the Effective Date. Such notice shall contain, among other things, the Final Administrative Claims Bar Date, the deadline by which Professionals must file and serve any requests for payment of Professional Fees, and the deadline to file a Proof of Claim relating to damages from the rejection of any executory contract or unexpired lease pursuant to the terms of the Plan.

C.                Effect of Failure of Conditions

If each condition to the Effective Date has not been satisfied or duly waived 45 days after the Confirmation Date, then upon motion by any party in interest, made before the time that each of the conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such motion, the Confirmation Order shall not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived by the Debtors before any order granting such relief becomes a Final Order. If the Confirmation Order is vacated pursuant to this section, the Plan shall be deemed null and void in all respects and nothing contained herein shall (a) constitute a waiver or release of any claims by or against the Debtors, or (b) prejudice in any manner the rights of the Debtors.

D.                Waiver of Conditions to Confirmation and Effective Date

Each of the conditions to the Effective Date may be waived, in whole or in part, by the Debtors, without notice or an order of the Bankruptcy Court.

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ARTICLE XVI
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, following the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

(i)	allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Equity Interest, including (a) the resolution of any Administrative Expense Request and (b) the resolution of any objections to the secured or unsecured status, priority, amount, or allowance of Claims or Equity Interests;

(ii)	decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals pursuant to the Bankruptcy Code or the Plan;

(iii)	resolve any matters related to (a) the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are party or with respect to which the Debtors may be liable, and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims for rejection damages or cure amounts pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any executory contract or unexpired lease that is assumed or assumed and assigned; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

(iv)	ensure that Distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

(v)	adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

(vi)	enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

(vii)	enter and enforce any order and related agreements for the sale or transfer of property and obligations thereunder pursuant to, inter alia, sections 363, 1123, or 1146(a) of the Bankruptcy Code, including the Asset Purchase Agreement;

(viii)	decide and resolve all matters related to the Sale and Asset Purchase Agreement, including any dispute in connection with amounts or other obligations owed to (or covenants incurred for the benefit of) the Estates, or involving any other Assets;

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(ix)	resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

(x)	issue injunctions, enter, and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation or enforcement of the Plan and ensure compliance with the Plan;

(xi)	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article XIII of the Plan, and enter such orders as may be necessary or appropriate to implement or enforce such releases, injunctions, and other provisions;

(xii)	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of Distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article XII of the Plan;

(xiii)	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(xiv)	determine any other matters that may arise in connection with, or relate to, this Combined Disclosure Statement and Plan, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement, or document created in connection with this Combined Disclosure Statement and Plan;

(xv)	enter an order or final decree concluding or closing the Chapter 11 Cases;

(xvi)	adjudicate any and all disputes arising from or relating to Distributions under the Plan;

(xvii)	consider any modifications to the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

(xviii)	determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

(xix)	hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

(xx)	hear and determine matters concerning state, local, and federal taxes and fees in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(xxi)	hear and determine all disputes that arise out of the transfer of the Estate Assets to the Fran Liquidation Estates on the Effective Date;

(xxii)	enforce all orders previously entered by the Bankruptcy Court; and

(xxiii)	hear any other matter as to which the Bankruptcy Court has jurisdiction;

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provided, however, that the Bankruptcy Court shall not retain exclusive jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court and any disputes concerning documents contained in the Plan Supplement that contain such clauses shall be governed in accordance with the provisions of such documents.

ARTICLE XVII
MISCELLANEOUS PROVISIONS

A.                Books and Records

On the Effective Date, the Debtors’ books and records shall be transferred to the Plan Administrator. Except as provided in the Asset Purchase Agreement, the Plan Administrator shall be free, in its discretion to abandon, destroy, or otherwise dispose of the books and records in compliance with applicable non-bankruptcy law, or any other order of the Bankruptcy Court, at any time on and after the Effective Date, without the need for any other or further order.

B.                 Amendment or Modification of the Plan

Alterations, amendments, or modifications of the Plan may be proposed in writing by the Debtors, at any time before the Confirmation Date, provided that the Plan, as altered, amended, or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

Additionally, after the Confirmation Date, the Debtors may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, remedy any defect or omission, or reconcile any inconsistency in the Plan or the Confirmation Order, in such manner as may be necessary to carry out the purpose and intent of the Plan consistent with the terms set forth herein.

C.                Severability

In the event the Bankruptcy Court determines, before the Confirmation Date, that any provision in the Plan is invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without consent of the Debtors; and (c) nonseverable and mutually dependent.

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D.                Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file a subsequent plan. If the Debtors revoke or withdraw the Plan before the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any claims by or against the Debtors or Plan Administrator or to prejudice in any manner the rights of either of the Debtors or Plan Administrator in any further proceedings involving the Debtors.

E.                 Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon the Debtors, and any and all Holders of Claims or Equity Interests (irrespective of whether such Claims or Equity Interests are deemed to have accepted the Plan), all Persons and Entities that are party, or subject, to the settlements, compromises, releases, and injunctions described in the Plan, each Person and Entity acquiring property under the Plan, and any and all of the Debtors’ counterparties to executory contracts and leases with the Debtors, and the respective heirs, executors, administrators, successors or assigns, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians, if any, with respect to the foregoing.

F.                 Notices

All notices, requests, and demands to or upon the Plan Administrator or the Debtors, as applicable, to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors, to:

FHC Holdings Corporation

c/o Saccullo Business Consulting, LLC

27 Crimson King Drive

Bear, DE 19701

Attn:    Anthony M. Saccullo (ams@sacculloconsulting.com)

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with copies to:

O’Melveny & Myers LLP

Times Square Tower

Seven Times Square

New York, NY 10036

Attn:	Maria J. DiConza, Esq. (mdiconza@omm.com)
Diana Perez, Esq. (dperez@omm.com)

and

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, DE 19801

Attn:	Mark D. Collins, Esq. (collins@rlf.com)
Michael J. Merchant, Esq. (merchant@rlf.com)
Jason M. Madron, Esq. (madron@rlf.com)

If to the Plan Administrator, to:

Saccullo Business Consulting, LLC

27 Crimson King Drive

Bear, DE 19701

Attn:    Anthony M. Saccullo (ams@sacculloconsulting.com)

G.                Governing Law

Except to the extent the Bankruptcy Code, Bankruptcy Rules, or other federal law is applicable, or to the extent an exhibit to this Combined Disclosure Statement and Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

H.                Withholding and Reporting Requirements

In connection with the consummation of the Plan, the Debtors and Plan Administrator shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and all Distributions hereunder shall be subject to any such withholding and reporting requirements. Notwithstanding the above, each Holder of an Allowed Claim that is to receive a Distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such Holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such Distribution. The Debtors and the Plan Administrator have the right, but not the obligation, to not make a Distribution until such Holder has made arrangements satisfactory to the Debtors, the Plan Administrator, or any disbursing party for payment of any such tax obligations. The Debtors or Plan Administrator may require, as a condition to receipt of a Distribution, that the Holder of an Allowed Claim complete and return a Form W-8, W-9, or a similar tax form, as applicable to each such Holder. If the Debtors or Plan Administrator make such a request and the Holder fails to comply before the date that is 90 days after the request is made, such Holder shall be deemed to have forfeited rights to all Distributions and the amount of such forfeited Distributions shall irrevocably revert to the Debtors and any Claim in respect of such Distribution shall be Disallowed and forever barred from assertion against the Debtors or their respective property.

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I.                   Headings

Headings are used in this Combined Disclosure Statement and Plan for convenience and reference only, and shall not constitute a part of this Combined Disclosure Statement and Plan for any other purpose.

J.                  Entire Agreement

Except as otherwise indicated, the Plan (including the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

K.                Exhibits/Schedules

All exhibits and schedules to this Combined Disclosure Statement and Plan, including the Plan Supplement, are incorporated into and are a part of this Combined Disclosure Statement and Plan as if set forth in full herein. After the exhibits and documents are filed, copies of such exhibits and documents shall be available free of charge on the Debtors’ case website at: http://cases.stretto.com/Francescas. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the Plan shall control.

L.                 Filing of Additional Documents

On or before substantial consummation of the Plan, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

M.               Filing of Monthly and Quarterly Reports and Payment of Statutory Fees

The filing of the final monthly operating report (for the month in which the Effective Date occurs) and all subsequent quarterly Fran Liquidation Estates reports shall be the responsibility of the Plan Administrator. All monthly operating reports covering pre-Effective Date periods shall be prepared and filed by the Debtors. All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code (“Statutory Fees”) prior to the Effective Date shall be paid by the Debtors on the Effective Date. Statutory Fees relating to any period of time after the occurrence of the Effective Date shall be paid by the Plan Administrator when due and payable. Notwithstanding the procedural consolidation of the Debtors called for in the Plan, each and every one of the Debtors shall remain obligated to pay quarterly fees to the United States Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

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N.                No Admissions

Notwithstanding anything herein to the contrary, nothing contained in this Combined Disclosure Statement and Plan shall be deemed as an admission by any Entity with respect to any matter set forth herein.

O.                Successors and Assigns

The rights, benefits and obligations of any Person or Entity named or referred to in this Combined Disclosure Statement and Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each such Person or Entity.

P.                 SEC Reservation of Rights

Notwithstanding any language to the contrary contained in the Combined Disclosure Statement and Plan and/or the Confirmation Order, no provision of this Combined Disclosure Statement and Plan or the Confirmation Order shall (a) preclude the SEC from enforcing its police or regulatory powers; or, (b) enjoin, limit, impair, or delay the SEC from commencing or continuing any claims, causes of action, proceedings, or investigations against any nondebtor person or nondebtor entity in any forum.

Q.                Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of this Combined Disclosure Statement and Plan, any statement or provision contained herein, or the taking of any action by any Debtor with respect to this Combined Disclosure Statement and Plan shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Equity Interest before the Effective Date.

R.                Implementation

The Debtors shall take all steps, and execute all documents, including appropriate releases, necessary to effectuate the provisions contained in the Plan.

S.                  Inconsistency

In the event of any inconsistency among the Plan and any other instrument or document created or executed pursuant to the Plan, the provisions of the Plan shall govern.

T.                 Dissolution of the Committee

Upon the occurrence of the Effective Date, the Committee shall dissolve automatically, whereupon its members, professionals, and agents shall be released from any duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code (except with respect to (a) obligations arising under confidentiality agreements, which shall remain in full force and effect, (b) applications for allowance and payment of Professional Fees, and (c) any pending motions or other actions seeking enforcement or implementation of the provisions of the Plan).

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U.                Bankruptcy Rule 2002 Notice Parties

In the notice of the Effective Date, the Debtors shall notify all Persons and Entities that, in order to continue to receive documents after the Effective Date pursuant to Bankruptcy Rule 2002 and Local Rule 2002-1(b), such Person or Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002 and Local Rule 2002-1(b). After the Effective Date, the Debtors and the Plan Administrator, as applicable, are authorized to limit the list of Persons and Entities receiving documents pursuant to Bankruptcy Rule 2002 and Local Rule 2002-1(b) to those Entities who have filed a renewed request after the Effective Date to receive documents pursuant to Bankruptcy Rule 2002 and Local Rule 2002-1(b).

V.                Termination of the Plan Administrator

After the Chapter 11 Cases are closed and the Plan Administrator has completed all of the tasks necessary in order to fully and completely wind down, dissolve, and/or terminate the Debtors and to otherwise comply with its obligations under the terms of the Plan, the Plan Administrator shall have fully completed its duties under the Plan and thereby shall be fully released and discharged of its duties and obligations to carry out the terms of the Plan.

W.              Compromise of Controversies

Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, Distribution, and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan and in these Chapter 11 Cases. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan and the Chapter 11 Cases, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Estates, and all Holders of Claims and Equity Interests against the Debtors.

X.                Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Wind-Down Officer, the Plan Administrator, the Fran Liquidation Estates, and the Debtors and their respective affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys shall have no liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes the Plan.

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Dated: May 25, 2021	Respectfully submitted,
Wilmington, Delaware
FHC Holdings Corporation, on its own behalf and on behalf of its affiliated debtors and debtors in possession

	By:	/s/ Anthony M. Saccullo
Anthony M. Saccullo

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EXHIBIT A

Liquidation Analysis

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Liquidation Analysis1

Disclaimer

The “best interests” test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a court to find either that all members of an impaired class of claims or equity interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code. To calculate the probable distribution to holders of each impaired class of claims and equity interests if the debtor was liquidated under chapter 7, a court must first determine the aggregate dollar amount that would be generated from a debtor’s assets if its chapter 11 cases were converted to chapter 7 cases under the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the debtor’s unencumbered assets and properties, after subtracting the amounts attributable to the costs, expenses, and administrative claims associated with a chapter 7 liquidation, must be compared with the value offered to such impaired classes under the plan. If the hypothetical liquidation distribution to holders of claims or equity interests in any impaired class is greater than the distributions to be received by such parties under the plan, then such plan is not in the best interests of the holders of claims or equity interests in such impaired class.

The Plan satisfies section 1129(a)(7) of the Bankruptcy Code because the “liquidation value” in the hypothetical chapter 7 liquidation analysis for purposes of the “best interests” test provides for significantly lower distributions to creditors than the estimated distributions to creditors under the chapter 11 liquidation contemplated by the Plan. After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including the increased costs, expenses, and delay of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee; and the substantial increases in Claims that would be satisfied on a priority basis or on a parity with creditors in the Chapter 11 Cases, the Debtors determined that confirmation of the Plan will provide each creditor with a recovery that is not less than it would receive pursuant to a liquidation under chapter 7 of the Bankruptcy Code.

The liquidation analysis and the conclusions set forth herein represent the Debtors’ best judgment regarding the results of such liquidation. The liquidation analysis was prepared for the sole purpose of assisting the Bankruptcy Court and Holders of Impaired Claims in evaluating the Plan and the recoveries provided for thereunder and should not be used for any other purpose. Nothing contained in the liquidation analysis is intended as or constitutes a concession or admission for any purpose other than the presentation of a hypothetical chapter 7 liquidation analysis for purposes of meeting the requirements of section 1129(a)(7) of the Bankruptcy Code.

By nature, the information contained herein relies upon projections and assumptions: all reasonable efforts have been made to provide reasonable estimates; however, the accuracy and reliability of any forward-looking information is dependent upon a myriad of factors that are outside of the control of the Debtors, their Estates, and their retained Professionals. Neither the Debtors nor the Estates’ retained Professionals guarantee the accuracy of the information set forth herein.

1 Capitalized terms used, but not defined, herein shall have the same meanings ascribed to them in the Combined Disclosure Statement and Plan.

The liquidation analysis is shown on a consolidated basis and reflects the estimated Cash proceeds, net of liquidation-related costs, that would be available for distribution to creditors if the Debtors liquidated under chapter 7 of the Bankruptcy Code commencing on July 17, 2021.

Also reflected is an analysis of estimated Cash proceeds available under the Debtors’ Plan for purposes of comparison. A number of estimates and assumptions underlie the analysis that, while considered reasonable, are inherently subject to significant uncertainties and contingencies beyond the control of the Debtors and their advisors. THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO LIQUIDATE UNDER CHAPTER 7.

Conversion to Chapter 7 and Appointment of a Chapter 7 Trustee

The liquidation analysis assumes that the Debtors’ liquidation would commence under the direction of a chapter 7 trustee. All of the Debtors’ remaining assets would be liquidated and the Cash proceeds, net of liquidation-related costs, would then be distributed to creditors in accordance with the priorities established under the Bankruptcy Code. During this time it is assumed that the chapter 7 trustee would hire professionals to effectuate an estate liquidation. There would be additional costs and expenses that the Estates would incur as a result of liquidating the Estates in chapter 7.

In the Chapter 11 Cases, the Debtors’ assets consist primarily of Cash currently on hand, the Promissory Note issued by the Acquisition Buyer, and the Pre-Closing Tax Refunds that the Debtors have either already sought, or will seek prior to the confirmation of the Plan. The Pre-Closing Tax Refunds are subject to audit rights by the IRS, and one of the Debtors’ returns—for the fiscal year ending January 30, 2019—is already being audited by the IRS. The Debtors have made every effort to ensure the propriety of the requested tax refunds, and will thoroughly and properly defend the requested refunds; however, the process of seeking these refunds is anticipated to take considerable time and require the active involvement of numerous of the Estates’ Professionals. These returns are also based on information that was prepared by the Debtors’ legacy employees, with the participation of numerous of the Estates’ Professionals. The liquidation analysis, therefore, assumes that a chapter 7 trustee—who would not possess legacy knowledge or information regarding these returns—may not realize the same value for these tax attributes as would be realized in a liquidation that is conducted under the guidance of the Plan Administrator. Further, the liquidation analysis assumes that the Debtors’ Estates will not be required, under any circumstances, to refund to the IRS any tax refunds already received to date. These assumptions are reflected in the liquidation analysis.

Under the Plan, all Professionals have agreed to await Distribution for any Professional Fees in excess of the amounts held for such Professionals in the Professional Fee Reserve until the Plan Administrator determines that sufficient Estate Assets will be available to pay all Allowed Administrative Claims and Allowed Priority Tax Claims in full. The below liquidation analysis, therefore, only anticipates minimal payments to Professionals during the pre-Effective Date period. One such fee that is included, however, is a payment to KPMG who has been retained to prepare the tax returns required by the Debtors, and to handle any audits related to those returns. The liquidation analysis contemplates no more than $250,000 in total pre-Effective Date payments to KPMG for these services. This concession is a material and significant aspect of the Plan that may confer a benefit to all creditors if the Plan is confirmed.

2

In the event of a liquidation under chapter 7, chapter 11 professional fees would be paid pari passu with other chapter 11 administrative claims. Moreover, the additional administrative expenses involved with the appointment of a trustee or trustees and attorneys, accountants, and other professionals to assist such trustees would be senior in priority to the chapter 11 Professional Fees and other Administrative Claims, and would thus cause a substantial diminution in the value of the Estates, thereby reducing the assets available for distribution to creditors. Additionally, the designation of the Wind-Down Officer as the initial Plan Administrator will minimize additional costs and expenses to the Estates because the Wind-Down Officer is familiar with the Estate Assets and will be able to liquidate such assets faster and more efficiently than a chapter 7 trustee.

On January 22, 2021, the Court entered the Order (A) Approving the Purchase Agreement; (B) Authorizing the Sale of Substantially All of the Debtors’ Assets Free and Clear of All Liens, Claims, Encumbrances and Interests; (C) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, and (D) Granting Related Relief [D.I. 384], which approved the sale of substantially all of the Debtors’ Assets. Under the Asset Purchase Agreement certain of the Debtors’ Assets were designated as “Excluded Assets,” which included, among other things, (a) the Pre-Closing Tax Refunds, (b) all Cash (other than Store-Level Cash (as defined in the Asset Purchase Agreement)), (c) inventory and tangible assets located at the stores subject to store closing sales, and (d) any funds advanced under the DIP Facility. In addition, the Acquisition Buyer issued the Promissory Note in the amount of $1,250,000 to be used to fund Distributions under the Plan. The Sale closed on January 30, 2021. The remaining Sale Proceeds, the proceeds from the Pre-Closing Tax Refunds, and the Promissory Note will be the primary sources of Cash for Distribution to creditors.

In attempting to estimate the potential value for all creditor constituencies in the Chapter 11 Cases, the liquidation analysis utilizes a “Low,” “Mid,” and “High” range of assumptions to illustrate the differing recoveries for all creditors that may arise given the outcome of future events. In these scenarios, “Low” provides the lowest possible recovery to creditors, and conversely, “High” provides the highest possible outcome to all creditor constituencies: it is truly the best possible scenario that is currently contemplated for creditors. The utilization of these three scenarios is not intended to be mutually exclusive: the ultimate outcome of the administration of the Chapter 11 Cases, and of future events, may occur somewhere within the range set forth in the liquidation analysis, even though the specific assumptions of any scenario prove inaccurate.

The liquidation analysis must account for the probability of payment of the Promissory Note. Although the Debtors are currently unaware of any factors that would cast doubt on the collectability of the Promissory Note, the “Low” scenario in the liquidation analysis assumes that the Promissory Note is wholly uncollectable, and conversely, the “High” scenario assumes full collection of the Promissory Note. The “Mid” assumes a simple 50/50 split, where only half of the Promissory Note proceeds are collected.

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With regard to the tax refunds due—or soon to be due—to the Debtors, the liquidation analysis assumes the collection of 100% of the fiscal years 2019 and 2020 tax returns only under the “High” scenario under the confirmed Plan. As referenced above, confirmation of the Plan would permit continuity of the Plan Administrator—currently the Wind-Down Officer—and numerous Professionals who are currently involved in the tax preparation and audit response services. The Debtors reasonably anticipate that this continuity of services will impart material value on the Estates, both in cost savings (since Professionals will not need to transition) and in the ultimate proceeds received by the Estates. These assumptions are set forth in the liquidation analysis.

Claims Estimates

The liquidation analysis contains an estimate of the value of Claims that ultimately would become Allowed Claims based on the Debtors’ books and records. The Debtors have not evaluated, nor has the Bankruptcy Court determined, the amount of each such Claim. Accordingly, the final amount of Allowed Claims may differ from the Claim amounts presented in the liquidation analysis. The liquidation analysis utilizes two different sources of information regarding the value of Claims: (i) the Debtors’ books and records; and (ii) the Claims register maintained by Stretto in the Chapter 11 Cases. As is customary, the amounts set forth for each priority of Claims varies greatly between these two sources; for example, the Claims register contains higher Claim amounts for each Class of Claims than is set forth on the Debtors’ books and records. The Debtors do not believe that any variance between the estimates contained herein and the final Allowed Claims would have a material effect on the liquidation analysis for purposes of section 1129(a)(7) of the Bankruptcy Code.

In an effort to demonstrate the range of possible outcomes for the Estates, the liquidation analysis, in large part, bases the “Low” estimate on the Claims that have been asserted on the Claims register in the Chapter 11 Cases. While the Debtors have not fully reconciled the Claims register, the Estates’ Professionals have prepared a cursory review of the Claims register to: (a) attempt to remove obvious duplicative Claims; and (b) attempt to ensure the proper classification of Priority Claims and Administrative Claims set forth on the Claims register. As a result of this review, the Estates’ Professionals have removed (on a net basis) apparent duplicative Claims. In addition, the Estates’ Professionals have adjusted for improperly filed Claims within each of the following Classes of Claims: (i) other Administrative Claims (excluding section 503(b)(9) Claims and Claims for stub rent) by approximately $1.5 million; (ii) Priority Non-Tax Claims by approximately $67,000; (iii) Secured Claims by approximately $270,000; and (iv) General Unsecured Claims (excluding class action claims) by approximately $27 million. While the Estates’ Professionals made every effort to ensure the accuracy of the analysis performed, the actual values of the Claims asserted in each Class may exceed the value set forth in the “Low” estimate. Importantly, the Claims register currently includes Claims asserted in multiple Classes for certain class action litigations pending against the Debtors. The total amount asserted for these litigations is impossible to ascertain, due to the large number of Claims filed in unliquidated amounts. Based on the asserted amounts of the Claims set forth on the register, the claimants believe the value of this litigation to exceed $250 million. The Debtors dispute any liability with respect to these litigations, and will file objections to such Claims in the Chapter 11 Cases. The amounts set forth in the General Unsecured Claims include a nominal estimated Claim amount for the class action plaintiffs, notwithstanding the Debtors’ belief that these Claims may not be entitled to any recovery in the Chapter 11 Cases. Any significant recovery by the class action plaintiffs will materially impact Distributions to Holders of General Unsecured Claims and could impact Distributions to Holders of Administrative Claims and Priority Claims under the Plan.

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The “High” estimates for the value of claims in each Class is based upon information received by the Debtors based upon the pre-closing books and records. These amounts have been updated to reflect the Claims that landlords may assert based upon leases that have already been rejected in the Chapter 11 Cases. With regard to Claims asserted by landlords, the Estates still face significant uncertainty regarding the amounts that will need to be paid to landlords in connection with the Sale transaction described above. At present, the deadline by which the Buyer must designate the Debtors’ remaining leases for assumption or rejection has not yet occurred. Therefore, the Debtors and the Buyer have not yet finalized which leases will be rejected, as opposed to those leases that will be assumed by the Debtors and assigned to the Buyer. The number of leases for which no action has been taken as of the date of preparing the liquidation analysis is significant. This variable impacts the liquidation analysis in two material ways: (i) the amount of Cash available for distribution on the Effective Date may increase or decrease depending upon the number of assumed leases; and (ii) the General Unsecured Claims pool may increase if a significant number of leases are rejected. Regarding the later, the liquidation analysis does not assume any amounts for rejection damage Claims related to leases that have not been rejected as of the date of this analysis. The rejection of a significant portion of leases—which is a viable possibility given the number of leases still awaiting action—may significantly increase the pool of General Unsecured Claims in the Chapter 11 Cases. To the contrary, in the event that a significant number of leases are assumed, and those assumptions are accompanied by a waiver by the landlord of some, or all, of the amounts required to “cure” defaults under those leases, the pool of General Unsecured Claims may decrease.

With regard to Administrative Claims, the Debtors and the Estates’ Professionals have made every effort to work with the legacy employees of the Debtors who remain working for the Buyer to estimate the pool of unpaid Administrative Claims; however, the deadline to submit Administrative Claims arising after the Closing Date will not lapse until after the Effective Date. Until the expiration of the Final Administrative Claims Bar Date for post-closing Administrative Claims, the Debtors cannot fully determine the impact of submitted Administrative Claims on the possible Distributions to junior creditors. The estimates set forth in the “Low” scenario account for the Administrative Claims submitted on the Claims register as of the filing of the liquidation analysis, reduced as described herein. The Debtors anticipate that this number may increase based on post-closing Administrative Claims that are submitted after the Effective Date.

With regard to Secured Claims, the Debtors and the Estates’ Professionals have made every effort to evaluate the books and records maintained by the Debtors’ former employees to determine if any Secured Claims exist that have not already been filed on the Claims register; however, this Class of Claims may include certain ad valorum tax claims that are secured by action of state law, without the need to file any document that evidences or perfects such security interest. The deadline for Governmental Units—including taxing authorities—to submit Proofs of Claim has not yet lapsed. In addition, certain taxing authorities (or Holders of Secured Claims) may attempt to argue that these Secured Claims, including taxes, are due and payable without regard to whether a Proof of Claim was filed. Secured Claims may also accumulate interest and fees for which the claimant may seek payment. The Debtors have made all reasonable efforts to review the information provided in the Debtors’ legacy books and records; however, this information may prove to be incomplete or inaccurate as it was not maintained by any of the remaining officers, directors, or professionals of the Debtors. Any additional Secured Claims will directly reduce, on a dollar-for-dollar basis, the proceeds available for Distribution to junior classes of creditors, including Administrative Claims and Priority Claims.

5

With regard to Priority Tax Claims, as noted above, the deadline for Governmental Units to submit Proofs of Claim has not yet lapsed in the Chapter 11 Cases. While every reasonable effort has been made to assess the value of all Priority Tax Claims, Governmental Units, including taxing authorities, may submit Proofs of Claim that exceed the currently anticipated values that are set forth in the liquidation analysis. In addition, taxing authorities with rights to audit may seek to audit the Debtors’ prior tax returns, which could expose the Estates to unanticipated additional tax exposure. At present, the Debtors are aware of audits in Alabama, Illinois, Louisiana, New Jersey, and Texas, though other taxing jurisdictions may also assert (or have already asserted) a right of audit.

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Notes to the Liquidation Analysis

1.	Estimate represents forecasted amount as of the Effective Date for Cash and book value as of April 3, 2021 for assets collected post-Effective Date.
2.	Cash at Effective Date is $2.6 million higher in Plan scenarios due to deferral of Professional Fees. All scenarios assume 100% recovery of Cash at Effective Date.
3.	Estimate represents accrued and unpaid amount as of the Effective Date for United States Trustee fees, Professional Fees, and deferred Professional Fees. Estimate represents amount to be incurred after Effective Date for post-Effective Date United States Trustee fees, post-Effective Date wind-down expenses, chapter 7 Trustee wind-down expenses, and chapter 7 trustee fees. Estimate represents filed and scheduled amounts for section 503(b)(9) Claims, other filed Administrative Claims, Priority Tax Claims, Priority Non-Tax Claims, Secured Claims, and General Unsecured Claims.
4.	Plan scenarios assume all Professional Fees above carve-out amounts are deferred until all other Administrative Claims and Priority Tax Claims are paid in full.
5.	If Cash at Effective Date does not cover all Administrative Claims paid at Effective Date, any proceeds from assets collected post-Effective Date will be used to pay these unpaid Administrative Claims prior to payment of other Claims.
6.	Professional Fees are paid before Priority Tax Claims in the chapter 7 liquidation scenarios.

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Exhibit B

Notice of Effective Date

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x
In re:		Chapter 11

FHC HOLDINGS CORPORATION, et al.,[1]		Case No. 20-13076 (BLS)

Debtors.		Jointly Administered

Re: D.I. [●]
x

NOTICE OF (I) confirmation of DEBTORS’ FIRST AMENDED COMBINED DISCLOSURE STATEMENT AND CHAPTER 11 PLAN OF LIQUIDATION and

(II) OCCURRENCE OF THE EFFECTIVE DATE

PLEASE TAKE NOTICE that on [●], 2021, the Honorable Brendan L. Shannon, United States Bankruptcy Judge for the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), entered the Findings of Fact, Conclusions of Law, and Order Confirming the Debtors’ First Amended Combined Disclosure Statement and Chapter 11 Plan of Liquidation [D.I. [●]] (the “Confirmation Order”) in the Chapter 11 Cases. Pursuant to the Confirmation Order, the Bankruptcy Court confirmed the Debtors’ First Amended Combined Disclosure Statement and Chapter 11 Plan of Liquidation (as modified by the Confirmation Order, the “Plan”),2 which was attached as Exhibit A to the Confirmation Order.

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on [●], 2021. Each of the conditions precedent to the Effective Date enumerated in Article XV.A of the Plan have been satisfied or waived in accordance with the Plan and the Confirmation Order.

PLEASE TAKE FURTHER NOTICE that pursuant to the Confirmation Order, the release, injunction, and exculpation provisions in Article XIII of the Plan (as modified by the Confirmation Order) are now in full force and effect.

PLEASE TAKE FURTHER NOTICE that Professionals requesting compensation pursuant to sections 330, 331, 363, or 503(b) of the Bankruptcy Code for services rendered in connection with the Chapter 11 Cases prior to the Effective Date must file with the Bankruptcy Court, and serve on all parties that requested notice in the Chapter 11 Cases, an application for the allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases on or before [●], 2021.

1 The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are FHC Holdings Corporation (f/k/a Francesca’s Holdings Corporation) (4704), FHC LLC (f/k/a Francesca’s LLC) (2500), FHC Collections, Inc. (f/k/a Francesca’s Collections, Inc.) (4665), and FHC Services Corporation (f/k/a Francesca’s Services Corporation) (5988). The address of the legacy Debtors’ corporate headquarters is 8760 Clay Road, Houston, TX 77080. The address for correspondence related to the Debtors is c/o Saccullo Business Consulting, LLC, 27 Crimson King Drive, Bear, DE 19701.

2 Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Confirmation Order or Plan, as applicable.

PLEASE TAKE FURTHER NOTICE that all executory contracts and unexpired leases of the Debtors entered into prior to the Petition Date that (a) have not previously been assumed or rejected, (b) have not been assumed and assigned under the Sale, or (c) are not listed for assumption by the Debtors as of the Effective Date in the Plan Supplement, have been rejected pursuant to the Plan. If your contract or lease is rejected, you may have a Claim resulting from that rejection. The deadline to file a Proof of Claim for damages, if any, relating to the rejection of an executory contract or unexpired lease is [●], 2021. Any counterparty to a rejected executory contract or unexpired lease shall be entitled to include any amounts owed by the Debtors under such rejected contract or lease in its rejection damages Proof of Claim, including any pre and postpetition arrearages. Any Claim arising from the rejection of an executory contract or unexpired lease for which a Proof of Claim is not filed by the deadline stated in this paragraph shall be forever barred from assertion against any of the Debtors, their Estates, the Plan Administrator, and the Debtors’ Assets, unless otherwise ordered by the Bankruptcy Court. Any Allowed Claim arising from the rejection of executory contracts or unexpired leases for which a Proof of Claim has been timely filed shall be classified and treated in Class 3 (General Unsecured Claims).

PLEASE TAKE FURTHER NOTICE that all Administrative Expense Requests asserting Administrative Claims arising from February 1, 2021 through and including the Effective Date, excluding (a) Claims for Professional Fees in the Chapter 11 Cases and (b) claims arising in the ordinary course of business, must be filed no later than [●], 2021 (the “Final Administrative Claims Bar Date”). Unless otherwise ordered by the Bankruptcy Court, Holders of Administrative Claims who are required to file an Administrative Expense Request and who do not file such request by the Final Administrative Claims Bar Date, may not receive or be entitled to receive any payment or distribution of property from the Debtors or their successors or assigns with respect to such Administrative Claim in the Chapter 11 Cases. Notwithstanding the foregoing, no governmental unit shall be required to file a request for payment of any Administrative Claim of a type described in sections 503(b)(1)(B) or 503(b)(1)(C) of the Bankruptcy Code as a condition to such Claim being Allowed.

PLEASE TAKE FURTHER NOTICE that, upon the occurrence of the Effective Date, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon the Debtors, and any and all Holders of Claims or Equity Interests (irrespective of whether such Claims or Equity Interests are deemed to have accepted the Plan), all Persons and Entities that are party, or subject, to the settlements, compromises, releases, and injunctions described in the Plan, each Person and Entity acquiring property under the Plan, and any and all of the Debtors’ counterparties to executory contracts and leases with the Debtors, and the respective heirs, executors, administrators, successors or assigns, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians, if any, with respect to the foregoing.

2

PLEASE TAKE FURTHER NOTICE that the Confirmation Order and the Plan are available for inspection. You may review copies of the Confirmation Order and the Plan by (a) accessing the website of the Debtors’ claims, noticing, and voting agent, Bankruptcy Management Solutions, Inc. d/b/a Stretto (“Stretto”), at https://cases.stretto.com/Francescas, where such documents will be posted and can be reviewed free of charge or (b) contacting Stretto by telephone at (855) 256-1545 or by email at TeamFrancescas@stretto.com and requesting copies of such documents, which will then be mailed to you free of charge. You also may obtain copies of any pleadings filed in the Chapter 11 Cases via the Bankruptcy Court’s website at http://www.deb.uscourts.gov/. Note that a PACER (https://ecf.deb.uscourts.gov/) password and login are needed to access documents on the Bankruptcy Court’s website.

PLEASE TAKE FURTHER NOTICE that the Plan and the Confirmation Order contain other provisions that may affect your rights. You are encouraged to review the Plan and the Confirmation Order in their entirety.

[Remainder of Page Intentionally Left Blank]

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Dated:	[●], 2021
Wilmington, Delaware

RICHARDS, LAYTON & FINGER, P.A.
Mark D. Collins (No. 2981)
Michael J. Merchant (No. 3854)
Jason M. Madron (No. 4431)
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701

- and -

O’MELVENY & MYERS LLP
Maria J. DiConza (admitted pro hac vice)
Joseph Zujkowski (admitted pro hac vice)
Diana M. Perez (admitted pro hac vice)
Times Square Tower
Seven Times Square
New York, New York 10036
Telephone: (212) 326-2000
Facsimile: (212) 326-2061

Attorneys for the Debtors
and Debtors in Possessio

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